As filed with the Securities and Exchange Commission on February 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

under

The Securities Act of 1933

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5960	76-0307819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

475 10th Avenue, 4th floor

New York, NY 10018

(347) 727-2474

Fax: (347) 727-2481

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert D’Loren
Chief Executive Officer

475 10th Avenue, 4th floor

New York, NY 10018

(347) 727-2474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman	Ellen S. Bancroft
Brad L. Shiffman	J.R. Kang
Blank Rome LLP	Morgan, Lewis & Bockius LLP
405 Lexington Avenue	600 Anton Blvd., Suite 1800
New York, NY 10174	Costa Mesa, CA 92626
(212) 885-5000	(949) 399-7000
Fax: (212) 885-5001	Fax: (949) 399-7001

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common stock, $0.001 par value per share	$11,500,000	$1,336.30

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriter has the right to purchase from the Registrant to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2015

PROSPECTUS

Shares of Common Stock

We are offering          shares of our common stock. Currently our common stock is quoted for trading on the OTCQX tier of the OTC Markets and on the Over-the-Counter Bulletin Board under the symbol “XELB.” The closing sales price of our common stock on the OTCQX on February 6, 2015 was $6.50 per share. We anticipate that the public offering price of our common stock will be between $      and $        per share.

We will apply for the common stock to be listed on the NASDAQ Global Market under the symbol “XELB.”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and, accordingly are subject to reduced public company reporting requirements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” beginning on page 49 for additional information regarding compensation payable by us to the underwriter.

The underwriter has the option to purchase up to an additional          shares of common stock at the public offering price, less the underwriting discount, for up to 45 days from the date of this prospectus.

The underwriter expects to deliver the shares to purchasers in this offering on or about          , 2015.

Wunderlich

The date of this prospectus is          , 2015.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or shares of our common stock are sold.

i

prospectus summary

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing shares of our common stock. Therefore, before investing in our securities, you should read this prospectus in its entirety, including the risk factors and the consolidated financial statements and related footnotes appearing elsewhere in this prospectus. Unless otherwise indicated or the context requires otherwise, references to “we,” “us,” “our,” “Xcel” or the “Company” generally refer to Xcel Brands, Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We are a brand management and development company engaged in the design, licensing, marketing and retail sales of branded apparel, footwear, accessories and home goods, and the acquisition of additional high profile consumer lifestyle brands. Presently, our brand portfolio consists of the Isaac Mizrahi and Judith Ripka brands, as well as two recently acquired brands, H by Halston and H Halston. We also manage and design the Liz Claiborne New York brand, which is sold exclusively through QVC, a leading direct-response television and ecommerce retailer. Our platform includes in-house designers and marketing executives who work with our licensees to help design, promote and elevate each brand within their respective distribution channels. We market and promote our brands by employing a highly-differentiated omni-channel sales strategy, which includes promotion through direct-response television, internet, and traditional brick-and-mortar retail distribution channels, delivering a unique brand experience that fosters increased consumer engagement.

Our proprietary platform is strategically positioned to monetize the convergence of shopping, entertainment and social media. By leveraging video, social media and other content across all platforms, we seek to drive customer engagement and generate retail sales across our brands. Our strong relationships with leading retailers and direct-response television companies, such as QVC and The Shopping Channel, enable us to reach consumers in over 300 million homes worldwide.

We believe our business model provides significant competitive advantages as compared to traditional wholesale apparel companies that design, manufacture and distribute products. We remain focused on our core competencies of licensing, design, marketing, brand development and oversight, while outsourcing manufacturing and distribution to best-in-class licensing partners. We believe our platform is highly scalable due to our business model’s low overhead and working capital requirements, coupled with minimum guaranteed income levels through our multi-year licensing contracts. Additionally, we believe we can quickly integrate additional brands into our platform in order to leverage our design and marketing capabilities and retail and licensee relationships.

1

Our Brand Portfolio

Currently, our brand portfolio includes the Isaac Mizrahi brands, the Judith Ripka brands, the H Halston and H by Halston brands and certain rights to the Liz Claiborne New York brand, or LCNY.

Isaac Mizrahi. Isaac Mizrahi is an iconic American brand that stands for timeless, cosmopolitan style. Isaac Mizrahi, the designer, launched his eponymous label in 1987 to critical acclaim, including four Council of Fashion Designers of America (CFDA) awards. Since then, this brand has become known around the world for its colorful and stylish designs. As a true lifestyle brand, under Xcel’s ownership it has expanded into over 150 different product categories including sportswear, footwear, handbags, watches, eyewear, fragrance, tech accessories, intimates, bridal gowns and accessories, pet products, home and other merchandise. Under our omni-channel retail sales strategy, the brand is available across various distribution channels to reach customers wherever they shop: better department stores, direct-response television, including QVC and The Shopping Channel, our e-commerce site at www.isaacmizrahi.com, and national specialty retailers such as Michaels and Best Buy. The brand is also sold in various global locations including Canada, Mexico, the United Kingdom, the Philippines and the Middle East. When we refer to the Mizrahi brands, we include Isaac Mizrahi New York, IsaacMizrahiLIVE, Isaac Mizrahi Jeans, Isaac Mizrahi CRAFT and Isaac Mizrahi. We acquired the Mizrahi brands in September 2011.

Judith Ripka. Judith Ripka is a luxury jewelry brand founded by Judith Ripka in 1977. This brand has become known worldwide for its distinctive designs featuring intricate metalwork, vibrant colors and distinctive feel. The Judith Ripka LTD fine jewelry collection consists of pieces in 18 karat gold and sterling silver with precious colored jewels and diamonds, and is available in fine jewelry stores and luxury retailers and through our e-commerce site at www.judithripka.com, with a line of luxury watches expected to be introduced in 2015. Ms. Ripka also launched an innovative collection of fine jewelry on QVC under the Judith Ripka brand in 1996, where she offers customers fine jewelry, watches and accessories at more accessible price points, including precious and semi-precious stones and multi-faceted diamonique stones made exclusively for the brand. We expanded the Ripka brand to The Shopping Channel in Canada in 2014, with additional global expansion planned. The Ripka brands are distributed in various countries including the United States, Canada, the United Kingdom, Russia, the Ukraine and elsewhere in Europe and the Middle East. When we refer to the Ripka brands, we include Judith Ripka LTD, Judith Ripka, and all related brands and collections. We acquired the Ripka brands in April 2014.

H Halston. The H Halston brands are sub-brands of the Halston fashion brands, which include Halston and Halston Heritage. The Halston brand was founded by Roy Halston Frowick in the 1960s, and quickly became one of the most important American fashion brands in the world, becoming synonymous with glamour, sophistication and femininity. Halston’s groundbreaking designs and visionary style still influence designers around the world today. When we refer to the H Halston brands, we include H Halston and H by Halston. We intend to launch the H by Halston brand on QVC in September 2015. The H by Halston brand will be available exclusively through direct-response television channels. We plan to launch the H Halston brand through a lifestyle collection in 2016. We acquired the H Halston brands in December 2014.

Liz Claiborne New York. Liz Claiborne New York is the accessible luxury brand for Liz Claiborne. Liz Claiborne was founded by Anne Elisabeth “Liz” Claiborne in 1976 to address the void she saw in the market to provide stylish clothes for working women. Sold exclusively on QVC, the Liz Claiborne New York line includes women’s apparel, footwear, outerwear and accessories, and is currently distributed in the United States and the United Kingdom. The Liz Claiborne New York brand, or the LCNY brand, reflects the heritage, style and versatile fashion for which the Liz Claiborne brand has become known. We acquired the business and certain rights to the LCNY brand in September 2011.

QVC Strategic Partnership

QVC is an important strategic partner in our design, marketing and licensing business, and is our largest licensee for each of our Mizrahi, Ripka, H Halston and LCNY brands. QVC’s business model is to promote and sell products through its direct-response television programs and related internet and mobile platforms. We leverage both our brand celebrity hosts as well as alternate brand hosts to promote products under our brands on QVC. According to QVC, QVC increased its global revenues to over $8.6 billion in 2013 through a combination of domestic growth and international expansion into five countries outside of the United States, including the United Kingdom, Germany, Japan, Italy and China, with France as a sixth international country planned for 2015. Additionally, according QVC, QVC’s customer engagement and reach increased to more than 300 million homes worldwide in 2013, which helped them grow into the number two mobile multi-category retailer in Internet Retailer Mobile 500. Also according to QVC, QVC was tied for second in the ForeSee Experience Index and QVC/Liberty Interactive was ranked fifth in the 2013 Internet Retailer eCommerce Top 500. Additionally, our agreements with QVC allow our brand celebrity hosts and spokespersons to promote our non-QVC product lines and strategic partnerships under the Mizrahi, Ripka, and H Halston brands through QVC’s programs, subject to certain parameters including the payment of a portion of our non-QVC revenues to QVC. We believe that this provides us with a unique advantage to continue to leverage QVC’s media platform, reach and attractive customer base to cross-promote products in and drive traffic to our other channels of distribution.

2

Growth Strategy

Our vision is to monetize the intersection of shopping, entertainment and social media. To fulfill this vision, we plan to continue to grow the reach of our brand portfolio by leveraging our own internal design and marketing expertise and our relationships with key licensees and retailers, and to market our brands through our innovative omni-channel retail sales strategy. Our omni-channel strategy includes distribution through direct-response television, the internet and traditional brick-and-mortar retail channels. By leveraging the reach and media presence of our direct-response television partners, such as QVC, and by developing rich online video and social media content under our brands, we drive increased customer engagement and generate sales across our channels of distribution. Key elements of our strategy include:

•	Expand Wholesale License Relationships. Since acquiring the Mizrahi brands in September 2011, we have entered into over 50 wholesale license agreements for various product categories. We intend to enter into additional wholesale license agreements for new product categories for our existing brands, and any other brands we may acquire.

•	Expand Brand and Retail Partnerships. We have entered into promotional collaborations and/or marketing agreements with large global companies such as General Motors, Johnson & Johnson and Kleenex and have developed exclusive programs through certain wholesale licensees for specialty retailers such as Best Buy and Michaels. We plan to continue to develop strategic relationships under our brands that can leverage our media reach through direct-response television and social media to drive traffic and sales for our brand and retail partners and enhance the visibility of our brands.

•	Expand Internationally. In September 2013, we commenced marketing the Mizrahi brands through direct-response television in Canada on The Shopping Channel. In April 2014, upon our acquisition of the Ripka brands, we launched the Ripka brands on The Shopping Channel in Canada. In May 2014, we brought the Mizrahi and LCNY brands to the United Kingdom through QVC. We plan to continue to expand our brands internationally through QVC and to license to certain international licensing partners the right to distribute products under our brands through department stores and other retailers in such international markets.

•	Deliver Quality Product Offerings. We employ a design team to provide design and other services to our licensees to ensure that our products adhere to stringent quality standards and design specifications that we have developed. We intend to continue to invest in our design and marketing capabilities in order to differentiate our services to our licensees and our brands in the marketplace.

•	Acquire or Partner with Strategic Brands. We plan to continue to pursue the acquisition of additional brands or the rights to brands which we believe are synergistic and complementary to our overall strategy. Our brand acquisition strategy is focused on dynamic brands that we believe:

•	are synergistic to our existing portfolio of brands;
•	are leverageable onto our proprietary product development and brand management platform;
•	exhibit meaningful organic growth potential; and
•	will be accretive to our earnings.

Industry Overview

Licensors are typically brand owners who invest and manage their intellectual property, but leave much of the expense and operational heavy lifting, such as sourcing and distribution, to third party licensees. Licensors maintain control over their brand image while extracting a percentage royalty from licensees in exchange for the use of the trademark in strategically segmented categories and channels. This strategy minimizes operational risk while generating healthy margins and free cash flow relative to traditional wholesale apparel companies.

Brand management and licensing is a large and fast-growing global industry that in 2013 generated over $115 billion in retail sales and $5.6 billion in royalty revenue in the U.S. and Canada alone, according to the 2014 Annual Licensing Industry Survey by the International Licensing Industry Merchandisers’ Association, or LIMA. The industry’s growth was largely the result of both an increased overall consumer economy along with the efforts of a licensing community that continues to find new ways to strategically leverage the equity of brands, characters, imagery and other intellectual property. While character licensing is the oldest and largest segment of the industry, LIMA indicated that some of the highest growth has come from fashion, celebrity and corporate branding, with notable increases in the apparel, footwear, accessories and health and beauty markets.

Company History and Corporate Information

The Company was incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. On September 29, 2011, Xcel Brands, Inc., a privately-held Delaware corporation (which we refer to as Old Xcel), Netfabric Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and certain stockholders of the Company entered into an agreement of merger and plan of reorganization pursuant to which Netfabric Acquisition Corp. was merged with and into Old Xcel, with Old Xcel surviving as a wholly-owned subsidiary of the Company. On September 29, 2011, we changed our name to Xcel Brands, Inc.

Our principal office is located at 475 Tenth Avenue, New York, NY 10018. Our telephone number is (347) 727-2474. Our corporate website is www.xcelbrands.com. Additionally, we maintain websites for our respective brands at www.isaacmizrahi.com and www.judithripka.com. The information contained on or accessible through our websites is not part of this prospectus. The “Isaac Mizrahi New York®,” “Isaac Mizrahi®,” “IsaacMizrahiLIVE®,” “Isaac Mizrahi JeansTM,” “Isaac Mizrahi CRAFTTM,” “Judith Ripka LTDTM,” “Judith Ripka CollectionTM,” “Judith Ripka LegacyTM,” “Judith Ripka®,” and “Judith Ripka SterlingTM,” brands and all related logos and other trademarks or service marks of the Company appearing in this prospectus are the property of the Company. The “H by Halston®,” and “H HalstonTM” brands were acquired by the Company December 22, 2014, however certain U.S. applications for registration that are based upon intent-to-use currently remain in the name of The H Company IP, LLC, from whom we purchased the marks, until such time as the marks are put into use and assigned to us. All other brand names or trademarks appearing in this prospectus, including “Liz Claiborne New York®,” “Halston®” and “Halston Heritage®,” are the property of their respective owners.

The Offering

Common stock offered by us	shares , excluding the shares issuable upon exercise of the underwriter’s over-allotment option

Common stock outstanding after this offering	shares, or shares if the underwriter’s over-allotment option is exercised in full

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Proposed NASDAQ Global Market symbol OTC Markets symbol	XELB

The number of shares of common stock outstanding after this offering is based on 14,011,896 shares outstanding as of December 31, 2014. The number of shares of common stock outstanding after this offering assumes no exercise of the underwriter’s over-allotment option to purchase up to       shares of common stock and does not include: (i) an aggregate of 404,000 shares of common stock issuable upon exercise of outstanding options; (ii) 3,693,258 additional shares of common stock that are reserved for future grants under our 2011 Equity Incentive Plan; (iii) 2,219,543 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 18,167 shares of common stock issued after December 31, 2014.

3

Summary Financial Data

The following tables set forth a summary of our historical financial data as of, and for the periods ended on the dates indicated. We have derived the statement of operations data for the years ended December 31, 2013 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim financial information has been prepared on the same basis as our audited financial statements and, in our opinion, reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position as of September 30, 2014 and operating results for the periods ended September 30, 2014 and 2013. You should read this data together with our financial statements and related notes appearing elsewhere in this prospectus and the sections in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results are not necessarily indicative of the results to be expected for any future periods and the results from the nine months ended September 30, 2014 should not be considered indicative of results expected for the full fiscal year ended December 31, 2014 or any future period. The unaudited summary financial data for the nine months ended September 30, 2014 include our acquisition of the Ripka brands, which was completed on April 3, 2014, but exclude our acquisition of the H Halston brands, which was completed on December 22, 2014. The historical financial data for periods ended prior to April 3, 2014, including the summary financial data for the years ended December 31, 2013 and 2012, do not include any operating results or data related to the Ripka brands or H Halston brands.

Statement of Operations Data:

(in thousands, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
Total revenue	$15,363	$10,313	$13,368	$12,703
Cost of goods sold	354	74	93	—
Gross profit	15,009	10,239	13,275	12,703
Net income (loss)	(480)	1,936	1,532	4,284
Net income (loss) per share:
Basic	$(0.04)	$0.22	$0.17	$0.62
Diluted	$(0.04)	$0.20	$0.16	$0.57

Adjusted EBITDA (unaudited)(1)	$4,560	$3,304	$3,938	$4,501

(1)	Adjusted EBITDA is a supplemental non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States of America. We define Adjusted EBITDA as net income before interest expense and other financing costs (including gain (loss) on extinguishment of debt), income taxes, other state and local franchise taxes, depreciation and amortization, non-cash compensation expense and other non-cash income (expenses) (including gain on the reduction of contingent obligations). Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to our results of operations, and we believe it provides supplemental information to assist investors in evaluating our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Summary of Operating Results” for a reconciliation of our GAAP net income to Adjusted EBITDA for the periods presented.

Balance Sheet Data:

(in thousands)

	As of September 30, 2014
	Actual	As Adjusted(2)
	(unaudited)
Current assets	$11,805
Total assets	$95,987
Long-term debt, less current portion(1)	$38,652
Deferred tax liabilities	$7,678
Other long-term liabilities	$120
Total liabilities	$54,541
Total stockholders’ equity	$41,446

(1)	Consists of $9.6 million of contingent obligations related to certain earn-out obligations, which are payable in common stock, except that up to $2.8 million of earn-out obligations are payable, at our option, in common stock or in cash, subject to the consent of our senior lender.

(2)	Gives effect to the issuance and sale of shares of common stock in this offering at an assumed public offering price per share of $ , the midpoint of the estimated offering price range on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) each of cash and cash equivalents, working capital, total assets, additional paid-in capital and total stockholders’ equity by $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

4

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995 that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “seeks,” “should,” “would,” “guidance,” “confident” or “will” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding our anticipated revenue, expenses, profitability, strategic plans and capital needs. These statements are based on information available to us on the date hereof and our current expectations, estimates and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including, without limitation, the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our Company and the price of our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of December 31, 2014, we had cash and cash equivalents of approximately $8.5 million. Although we believe that our existing cash and our anticipated cash flow from operations will be sufficient to sustain our operations at our current expense levels for at least 12 months following the consummation of this offering, we may require significant additional cash to expand our operations or acquire additional brands. Our inability to finance our growth, either internally through our operations or externally, may limit our growth potential and our ability to execute our business strategy successfully. If we issue securities to raise capital to finance operations and/or pay down or restructure our debt, our existing stockholders may experience dilution. In addition, the new securities may have rights senior to those of our common stock.

We have a limited operating history as we have only recently acquired the Ripka brands and the H Halston brands and have only been operating the Mizrahi brands since September 2011.

We acquired the Ripka assets and began licensing the Ripka brands in April 2014, and acquired the H Halston brands in December 2014, and do not expect sales under any license agreements under the H Halston brands until the Fall of 2015. Since we only recently acquired the Ripka brands and H Halston brands, we have limited experience operating and managing the Ripka brands and H Halston brands. Integrating the Ripka brands and H Halston brands and/or any future brands that we may acquire into our existing operations and operating and managing the Ripka brands and H Halston brands and/or any future brands that we may acquire will require the expenditure of a significant amount of our time and resources and could negatively impact our results of operations. Acquisitions of additional brands may also involve challenges related to merging diverse cultures and retaining key employees. Any failure to integrate additional brands successfully in the future may adversely impact our reputation and business.

Although the Mizrahi brand name has been an established brand for over 20 years, (i) the license agreement related to the Isaac Mizrahi trademarks with QVC, which we refer to as the IM QVC Agreement, and (ii) the agreement with Kate Spade and Company, or KSC (formerly Fifth & Pacific Companies, Inc. and formerly Liz Claiborne, Inc.), to design the LCNY brand relate to businesses at QVC that have been operating only since December 2009. Prior to our acquisition of the Mizrahi business in September 2011, it was run by Isaac Mizrahi, who became our Chief Designer, and Marisa Gardini, who became a director of the Company. Certain other members of our management performed consulting services for IM Ready-Made, LLC, or IM Ready, but were not responsible for its operations. Since we acquired the Mizrahi business, we have substantially expanded our business through operations in areas in which we had not previously engaged. We have entered into additional licenses for the Mizrahi brands, many such licensees have not yet sold licensed products under the Mizrahi brands or have only started selling licensed products under the Mizrahi brands in 2012. Accordingly, we have a limited history of operating our business as it is currently conducted.

Our significant debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations, we could lose ownership of our trademarks and/or other assets.

As of December 31, 2014, we had senior secured term debt of $31.75 million outstanding under senior secured credit facilities with Bank Hapoalim B.M. In addition, we issued to IM Ready a $7.38 million promissory note in connection with our acquisition of the Mizrahi business, which we refer to as the IM Seller Note, which we paid down by $1.5 million, resulting in an outstanding balance of $5.88 million as of December 31, 2014. $0.75 million of the remaining principal amount of the IM Seller Note is payable in cash, of which $0.75 million is subject to Bank Hapoalim B.M.’s consent. The balance of the principal and interest is payable in cash or our common stock, at our sole discretion. We have contingent obligations of $5.8 million that may be payable to IM Ready in September 2015, of which $2.8 million is payable in cash or shares of our common stock, at our sole discretion and $3.0 million is payable with shares of our common stock. In addition, we are obligated to pay Judith Ripka Berk, referred to collectively with certain of her affiliated companies as Ripka, an additional $1.0 million, which is due on February 17, 2015 and an additional $1.2 million on April 1, 2015 as deferred payments of the purchase price for the Ripka brands, which amounts are payable in cash subject to the approval of Bank Hapoalim B.M. or shares of our common stock. In addition, we issued to Ripka non-interest bearing promissory notes in connection with our acquisition of the Ripka brands, which we refer to as the Ripka Seller Notes, in the aggregate original principal amount of $6.0 million, which are payable on April 1, 2019 in either cash or stock at our option, subject to the consent of our senior lender. We also have contingent obligations of up to $5.0 million that may be payable to Ripka as earn-out payments that are also payable in cash or common stock at our sole discretion, subject to the consent of our senior lender to pay in cash. With respect to this earn-out, as of September 30, 2014, we had recorded $3.78 million as contingent obligations in our condensed consolidated balance sheet. We may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions or for other operating needs.

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Our debt obligations:

•	could impair our liquidity;

•	could make it more difficult for us to satisfy our other obligations;

•	require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	impose restrictions on us with respect to the use of our available cash, including in connection with future transactions;

•	could limit our ability to execute on our acquisition strategy;

•	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

•	could place us at a competitive disadvantage when compared to our competitors who have less debt.

In the event that we fail in the future to make any required payment under the agreements governing our indebtedness or if we fail to comply with the financial and operating covenants contained in those agreements, we would be in default with respect to that indebtedness and the lenders could declare such indebtedness to be immediately due and payable. Termination of the IM QVC Agreement, the license agreement with QVC related to products under the Ripka brands (which we refer to as the Ripka QVC Agreement) or the H QVC Agreement would also result in a default under our credit facilities with Bank Hapoalim. A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our indebtedness, or a renegotiation of our credit facilities with Bank Hapoalim with more onerous terms and/or additional equity dilution. It may also enable our lenders to foreclose on our assets, including our membership interests in IM Brands, JR Licensing and H Licensing, which combined currently hold substantially all of our trademarks and other intangible assets.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

A substantial portion of our revenues has been paid by QVC, either through our existing license agreements with QVC for the IsaacMizrahiLIVE and LCNY brands or through the Design Agreement with QVC related to the design and promotion of the LCNY brand exclusively for QVC, which we refer to as the Design Agreement. Based on the Ripka QVC Agreement, which was effective as of April 3, 2014, and the H QVC Agreement, which was effective on December 22, 2014, an additional portion of our revenues are derived from QVC. During the nine months ended September 30, 2014 and years ended December 31, 2013 and 2012, QVC accounted for 69%, 73% and 74%, respectively, of our revenues. Upon the launch of the H by Halston brand on QVC, which is expected to occur in the Fall of 2015, additional revenues will be derived by QVC. Because we are dependent on these agreements with QVC for a significant portion of our revenues, if QVC were to have financial difficulties, or if QVC decides not to renew or extend its existing agreements with us, our revenue and cash flows could be reduced substantially. Additionally, we have limited control over the programming that QVC devotes to our brands or its promotional sales with our brands (such as Today’s Special Value sales). If QVC reduces or modifies its programming or promotional sales related to our brands, our revenues and cash flows could be reduced substantially.

The current term of the IM QVC Agreement, which was renewed on July 2, 2013, expires on September 30, 2020, with automatic one-year renewal periods thereafter unless terminated by either party. The current term of the Design Agreement, which automatically renewed on August 1, 2013, provides for five one-year automatic renewal periods. The current term of the Ripka QVC Agreement expires on March 31, 2019, with automatic one-year renewal periods hereinafter unless terminated by either party. The current term of the H QVC Agreement expires on December 31, 2019, with automatic three-year renewal periods thereafter unless terminated by either party. There can be no assurance that the agreements will be renewed upon expiration of the current terms or that QVC will not terminate our licensing agreement or its agreement with KSC for non-performance.

While our business with QVC has grown since the IsaacMizrahiLIVE and LCNY brands were launched in 2009 and 2010, respectively, there is no guarantee that they will continue to grow in the future. We also have a limited operating history with our Ripka brands and no operating history with our H Halston brands. Additionally, there can be no assurance that our other licensees will be able to generate sales of products under our brands or grow their existing sales of products under our brands, and if they do generate sales, there is no guarantee that they will not cause a decline in sales of products being sold through QVC.

Our agreements with QVC restrict us from selling products under our brands with certain retailers, or IsaacMizrahiLIVE, Judith Ripka and H by Halston branded products to any other retailer except certain direct-response television channels in other territories approved by QVC, and provides QVC with a right to terminate the respective agreement if we breach these provisions.

Although most of our wholesale licenses and our H Halston License Agreement prohibit the sale of products under the Mizrahi brands, the Ripka brands and H Halston brands to retailers who are restricted by QVC, and our license agreements with other direct response television companies prohibit such licensees from selling products to retailers restricted by QVC under the IsaacMizrahiLIVE, Judith Ripka and H by Halston brands outside of certain approved territories, one or more of our licensees could sell to a restricted retailer or territory, putting us in breach of our IM QVC Agreement, Ripka QVC Agreement and/or H QVC Agreement and exposing us to potential termination by QVC. A breach of any of these agreements could also result in QVC seeking monetary damages, seeking an injunction against us and our other licensees and/or terminating the respective agreement, which could have a material adverse effect on our net income and cash flows. Termination of any one of our agreements with QVC would result in a default under our credit facilities with Bank Hapoalim and would also enable Bank Hapoalim to foreclose on our assets, including our membership interests in IM Brands, JR Licensing and H Licensing, which combined currently hold all of our trademarks and other intangible assets.

We are dependent upon the promotional services of Isaac Mizrahi as they relate to the Mizrahi brands.

If we lose the services of Isaac Mizrahi, we may not be able to fully comply with the terms of our license agreements with QVC and The Shopping Channel or our design agreements with KSC and QVC, and it may result in significant reductions in the value of the Mizrahi brands and our prospects, revenues and cash flows. Isaac Mizrahi is a key individual in our continued promotion of the Mizrahi brands and the principal salesperson of the Mizrahi brands on QVC and The Shopping Channel. Failure of Isaac Mizrahi to provide services to QVC could result in a termination of the IM QVC Agreement, which could trigger an event of default under our credit facilities with Bank Hapoalim B.M. Although we have entered into an employment agreement with Mr. Mizrahi and he is a significant stockholder of Xcel, there is no guarantee that we will not lose his services. To the extent that any of Mr. Mizrahi’s services become unavailable to us, we will likely need to find a replacement for Mr. Mizrahi to promote the Mizrahi brands. Competition for skilled designers and high-profile brand promoters is intense, and compensation levels may be high, and there is no guarantee that we would be able to identify and attract a qualified replacement, or if Mr. Mizrahi’s services are not available to us, that we would be able to promote the Mizrahi brands as well as we are able to with Mr. Mizrahi. This could significantly affect the value of the Mizrahi brands and our ability to market the brands, and could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. Additionally, while we acquired all trademarks, image, and likeness of Isaac Mizrahi, pursuant to the acquisition of the Mizrahi business and his employment agreement, Mr. Mizrahi has retained certain rights to participate in outside business activities, including hosting and appearing in television shows, movies and theater productions, and writing and publishing books and other publications. Mr. Mizrahi’s participation in these personal business ventures could limit his availability to us and affect his ability to perform under this employment agreement. Finally, there is no guarantee that Mr. Mizrahi will not take an action that consumers view as negative, which may harm the Mizrahi brands as well as our business and prospects.

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We are dependent upon the promotional services of Judith Ripka and Cameron Silver as spokespersons for the Ripka brands and the H Halston brands, respectively.

If we lose the services of Judith Ripka or Cameron Silver as a spokesperson, we may not be able to fully comply with the terms of our license agreements with QVC and The Shopping Channel and it may result in significant reductions in the value of the brands and our prospects, revenues and cash flows. Judith Ripka is the principal spokesperson of the Ripka brands on QVC and The Shopping Channel. Cameron Silver will be the principal salesperson of the H Halston brands on QVC. The failure of Judith Ripka or Cameron Silver to provide spokesperson services to QVC or a breach of any representation, warranty or covenant by Ms. Ripka under the Ripka QVC Agreement or by Mr. Silver under his spokesperson agreement with QVC, combined with our failure to find an alternate host acceptable to QVC, could result in a termination of the respective QVC Agreement which could trigger an event of default under our credit facilities with Bank Hapoalim B.M. Although we have entered into employment agreements with each of these individuals and Ms. Ripka is a stockholder of Xcel, there is no guarantee that we will not lose their services. To the extent that any of their services as a spokesperson become unavailable to us, we will likely need to find a replacement to promote our brands. Competition for skilled brand promoters is intense, and required compensation levels may be high, and there is no guarantee that we would be able to identify and attract a qualified replacement, or that we would be able to promote our brands as well as we are able to with our current spokespersons. This could significantly affect the value of our brands and our ability to market the brands, and could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. Additionally, while we acquired all trademarks, image, and likeness of Judith Ripka pursuant to the acquisition of the Ripka business and her employment agreement, Ms. Ripka has retained certain rights to participate in outside business activities, including hosting and appearing in television shows, movies and theater productions, and writing and publishing books and other publications. Mr. Silver has also retained certain rights to participate in outside business activities, including business opportunities relating to the brand “Cameron Silver.” Each of these individuals’ participation in these personal business ventures could limit their availability to us and affect their ability to perform as a spokesperson in accordance with their respective employment agreements. Finally, there is no guarantee that one of these individuals will not take an action that the consumer views as negative, which may harm our brands as well as our business and prospects.

We are subject to certain restrictions under our agreement with The H Company IP, LLC, and do not have ownership over the H by Halston and H Halston trademarks for certain categories and territories.

The asset purchase agreement with The H Company IP, LLC, or HIP, pursuant to which we acquired our rights to the H by Halston and H Halston trademarks, contains certain limitations and restrictions, including restrictions on our ability to take the H Halston brands to a mass retailer (including Wal-Mart Stores, K-Mart, Sears, JC Penney’s, and Kohl’s), excludes the rights to fragrance categories under the H Halston brands, and restricts our ability to sign licenses or sell products in China. Although our business strategy for the H Halston brands does not include such prohibited actions, in the event that the H QVC License Agreement were terminated or other factors affected our ability to execute on our existing strategy, these limitations may restrict us from certain alternate strategies that we may otherwise pursue.

Our H Halston brands may be affected by the related Halston brands and businesses.

We acquired the H Halston brands from HIP, who retained rights to the Halston Heritage, Halston, and certain other related brands. In addition, Elizabeth Arden owns certain rights in the H Halston brands related to fragrance categories. We believe that the businesses under these related brands currently add value to the H Halston brands, including creating customer awareness for the “Halston” name through marketing and premium product lines. Additionally, the asset purchase agreement and license agreement with HIP contain restrictions intended to prevent HIP or its successors from making changes to the business strategy under such related brands that could adversely affect our H Halston brands. However, a failure of the owners of the related Halston brands to properly operate their business, a re-positioning of the related Halston brands, or an action that breaches our agreements with HIP may have an adverse impact on our businesses under the H Halston brands.

The LCNY Agreement could be terminated by KSC and/or QVC in the event that QVC or KSC decides not to renew the licensing agreement between QVC and KSC with respect to the LCNY brand, or if we were to lose the services of Isaac Mizrahi as the designer with respect to LCNY branded products, thereby decreasing our expected revenues and cash flows.

Pursuant to the agreement relating to the LCNY brands currently in place with KSC (the “LCNY Agreement”), we design the LCNY brand products to be sold on QVC in exchange for our receiving a percentage of the royalties that KSC receives from QVC under a separate license agreement between KSC and QVC. Under the LCNY Agreement, Isaac Mizrahi is also required to promote the LCNY brand on QVC as requested by QVC. Mr. Mizrahi does not currently promote the brand on QVC, but QVC may request that Mr. Mizrahi promote the brand in the future. The LCNY Agreement is co-terminus with the license agreement between KSC and QVC, which has a current term through July 31, 2016, with four additional one-year renewals thereafter through July 31, 2020. There is no guarantee that KSC or QVC will renew the agreement past the current term, which would impair our revenues and cash flows. Additionally, KSC has the right at its option to terminate the LCNY Agreement with us if the services of Isaac Mizrahi as designer for LCNY brand products are no longer available to KSC, and we do not agree upon a replacement designer. Although we have entered into an employment agreement with Mr. Mizrahi, there can be no assurance that if his services are required by KSC he will provide such services or that in the event we, and thus QVC, were to lose the ability to draw on such services, KSC would continue its design agreement with us. The loss of the LCNY Agreement would significantly decrease our expected revenues and cash flows.

The failure of our licensees to adequately produce, market and sell quality products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations and impact our ability to service our debt obligations.

Our revenues are dependent on payments made to us under our licensing agreements. Although the licensing agreements for our brands typically require the advance payment to us of a portion of the licensing fees and in many cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, the non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the efforts and abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements or actively market the branded licensed products could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. These risks are further increased with respect to our exclusive sublicense of the H Halston trademark to HIP, as we will be dependent upon the efforts and abilities of a sole licensor. The concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratios required in connection with our debt facility or facilities. Further, such failure may impact our ability to make required payments with respect to such indebtedness. The failure to meet such debt service coverage ratios or to make such required payments would give our lenders the right to accelerate all obligations under our debt facility or facilities and foreclose on our trademarks, license agreements and other related assets securing such notes.

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Our business is dependent on continued market acceptance of our brands and any future brands we acquire and the products of our licensees.

Although many of our licensees guarantee minimum net sales and minimum royalties to us, many of our licensees are not yet selling licensed products or currently have limited distribution of licensed products, and a failure of our brands or of products bearing our brands to achieve or maintain broad market acceptance could cause a reduction of our licensing revenues and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of the Mizrahi brands, the Ripka brands and the LCNY brand and our licensees’ products, as well as market acceptance of the H Halston brands upon introduction and any future products bearing any future brands we may acquire, is subject to a high degree of uncertainty and constantly changing consumer tastes and preferences. Creating and maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks may require substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, which funds may or may not be available on a timely basis, on acceptable terms or at all. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, we do not actually design or manufacture all of the products bearing our marks, and therefore, have less control over such products’ quality and design than a traditional product manufacturer might have. The failure of our licensees to maintain the quality of their products could harm the reputation and marketability of our brands, which would adversely impact our business.

We expect to achieve growth based upon our plans to expand our business under the Mizrahi brands, integrate and expand our business under the Ripka brands, and develop a licensing business under the H Halston brands. If we fail to manage our expected future growth, our business and operating results could be materially harmed.

We expect to achieve growth in our existing brands and intend to seek new opportunities, including opening additional retail stores and international expansion through direct-response television and licensing arrangements. The success of our company, however, will still remain largely dependent on our ability to build and maintain broad market acceptance of our brands and to contract with and retain key licensees and on our licensees’ ability to accurately predict upcoming fashion and design trends within their respective customer bases and fulfill the product requirements of their particular retail channels within the global marketplace.

Our recent growth has placed, and our anticipated future growth will continue to place, considerable demands on our management and other resources. Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands and integrate any brands we may acquire, including the recently acquired Ripka and H Halston brands, into our operations. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on the value of such brands and on our reputation, business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel and jewelry brands to managing brands in new product categories.

Also, there can be no assurance that we will be able to achieve and sustain meaningful growth. Our growth may be limited by a number of factors including increased competition among branded products at brick-and-mortar, internet and direct-response retailers, decreased airtime on QVC and/or The Shopping Channel, competition for retail license and brand acquisitions and insufficient capitalization for future transactions.

If we are unable to identify and successfully acquire additional trademarks, our growth may be limited and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

While we are focused on growing our existing brands, we intend to selectively seek to acquire additional intellectual property. However, as our competitors continue to pursue a brand management model, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional intellectual property or the rights to use additional intellectual property, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we will seek to temper our acquisition risks by following acquisition guidelines relating to purchase price and valuation, projected returns, existing strength of the brand, its diversification benefits to us, its potential licensing scale and creditworthiness of licensee base, acquisitions, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our reputation, our results of operations and/or the value of our common stock. These risks include, among others:

•	unanticipated costs associated with the target acquisition or its integration with our company;

•	our ability to identify or consummate additional quality business opportunities, including potential licenses and new product lines and markets;

•	negative effects on reported results of operations from acquisition related charges and costs, and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;

•	adverse effects on existing licensing and other relationships;

•	potential difficulties associated with the retention of key employees, and difficulties, delays and unanticipated costs associated with the assimilation of personnel, operations, systems and cultures, which may be retained by us in connection with or as a result of our acquisitions;

•	risks of entering new domestic and international markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience; and

•	increased concentration in our revenues with one or more customers in the event that the brand has distribution channels in which we currently distribute products under one or more of our brands.

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When we acquire intellectual property assets or the companies that own them, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company. Although we will generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Acquiring additional intellectual property could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. Moreover, our ability to grow through the acquisition of additional intellectual property will also depend on the availability of capital to complete the necessary acquisition arrangements. In the event that we are unable to obtain debt financing on acceptable terms for a particular acquisition, we may elect to pursue the acquisition through the issuance by us of shares of our common stock (and, in certain cases, convertible securities) as equity consideration, which could dilute our common stock and reduce our earnings per share, and any such dilution could reduce the market price of our common stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

Because of the intense competition within our existing and potential wholesale licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

We expect our existing and future licenses to relate to products in the apparel, fashion accessories, jewelry, footwear, beauty and fragrance, home products and décor, pet products, fabrics and yarns and other consumer industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for licenses increases, or any of our current licensees elect not to renew their licenses or renew on terms less favorable than today, our growth plans could be slowed and our business, financial condition and results of operations would be adversely affected.

To the extent the Company seeks to acquire additional brands, we will face competition to retain licenses and to complete such acquisitions. The ownership, licensing, and management of brands is becoming a more widely utilized method of managing consumer brands as production continues to become commoditized and manufacturing capacity increases worldwide. The Company faces competition from numerous direct competitors, both publicly and privately-held, including traditional apparel and consumer brand companies, other brand management companies and private equity groups. Companies that traditionally focused on wholesale manufacturing and sourcing models are now exploring licensing as a way of growing their businesses through strategic licensing partners and direct-to-retail licensing arrangements. Furthermore, our current or potential licensees may decide to develop or purchase brands rather than renew or enter into license agreements with us. In addition, this increased competition could result in lower sales of products offered by our licensees under our brands. If our competition for licenses increases, it may take us longer to procure additional licenses which could slow our growth rate.

Our licensees are subject to risks and uncertainties of foreign manufacturing and the price, availability and quality of raw materials that could interrupt their operations or increase their operating costs, thereby affecting their ability to deliver goods to the market, reducing or delaying their sales and decreasing our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are substantial risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments. Further, our licensees may experience fluctuations in the price, availability and quality of raw materials, including as it relates to jewelry the price, availability and quality of gold, silver, and other precious and semi-precious metals and gemstones, used by them in their manufactured products or purchased finished goods. Any of these risks could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiaries, various U.S. federal trademark registrations and foreign trademark registrations for our brands, together with pending applications for registration, which are vital to the success and further growth of our business and which we believe have significant value. With respect to the H by Halston and H Halston brands, certain U.S. applications for registration that are based upon intent-to-use currently are held in the name of HIP, from whom we purchased the marks, until such time as the marks are put into use and assigned to us. We rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish, protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

9

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times, we or our licensees may not be successful in combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registrability and ownership vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. Also, in certain jurisdictions, as described above, certain H by Halston and H Halston trademark registrations or applications that we purchased (including but not limited to those based upon “intent to use”) may not yet be recorded in our name, due to laws governing the timing and nature of certain trademark assignments. Where laws limit our ability to record in our name trademarks that we have purchased, we have obtained by way of license all necessary rights to operate our business.

While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties or more third parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. To the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

We are dependent upon our Chief Executive Officer and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success as a marketer and licensor of intellectual property is largely dependent upon the efforts of Robert D’Loren, our Chief Executive Officer and chairman of our board of directors. Our continued success is largely dependent upon his continued efforts and those of our other key executives. Although we entered into an employment agreement with Mr. D’Loren, as well as employment agreements with other key executives and employees, including Isaac Mizrahi and Judith Ripka, such persons can terminate their employment with us at their option, and there is no guarantee that we will not lose the services of our executive officers or key employees. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. In addition, Bank Hapoalim B.M. requires that Robert D’Loren is the chairman of the board of directors of the Company. The failure of Mr. D’Loren to continue in his duties as chairman of our board of directors would result in a default under the credit facilities with Bank Hapoalim.

We have limited history operating e-commerce sites and the e-commerce business may not become profitable.

In May 2014, we launched our e-commerce platform under the Mizrahi brands. In April 2014, we acquired the e-commerce rights to the Ripka brands and we plan to re-launch an e-commerce platform under the Ripka brands in 2015. In December 2014, we acquired the e-commerce rights to the H Halston brands, and in December 2014, we decided to discontinue our retail stores to focus primarily on growing our licensed businesses under our brands. For the year ended December 31, 2013 and the nine months ended September 30, 2014, our retail business generated operating losses of $339,000 and $1,468,000, respectively, and accounted for a nominal percentage of our revenues during such periods. While we believe that e-commerce is an important component to an omni-channel retail sales strategy and the growth of our brands, there can be no assurance that our e-commerce stores will operate profitably or will not have a negative effect on our earnings or cash flow.

We may not be able to successfully sell products through our internet websites.

We recently commenced merchandise sales under our Mizrahi brands over the internet and we intend to begin selling merchandise under the Ripka brands over the internet in 2015 and the H Halston brands in 2016. Such internet sales generally require us to invest in marketing the internet websites for our brands in order to drive customer traffic to our internet websites, for which we face intense competition from the internet websites of other brands and private label goods, as well as wholesale customers of our licensees including department stores many of which are investing heavily in growing their internet businesses and internet retailers such as amazon.com. In addition, our internet operations are subject to numerous other risks, including:

•	inability to successfully implement new systems, system enhancements and internet platforms, including our multi-channel and online international order fulfillment and enhanced mobile capability;

•	failure of the computer systems that operate our websites and their related support systems, causing, among other things, website downtimes and other technical failures;

•	reliance on third-party computer hardware/software;

•	reliance on third-party order fulfillment providers;

•	rapid technological change;

•	diversion of sales from our stores;

•	liability for online content;

•	violations of federal, state or other applicable laws, including those relating to online privacy;

•	credit card fraud;

•	telecommunications failures and vulnerability to electronic break-ins and similar disruptions;

•	inability to successfully market and direct consumers to our website; and

•	lack of history of operating an e-commerce business and no assurances that we can operate an e-commerce business successfully.

Our failure to successfully address and respond to these risks could reduce internet sales, increase costs and damage the reputation of our brands.

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Our trademarks and other intangible assets are subject to impairment charges under accounting guidelines.

Intangible assets, including our trademarks and goodwill represent a substantial portion of our assets. Under GAAP, indefinite lived intangible assets, including our trademarks and goodwill, are not amortized, but must be tested for impairment annually or more frequently if events or circumstances indicate the asset may be impaired. The estimated useful life of an intangible asset must be evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or by a change in allocation of state and local jurisdictions, or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, which subject us to inherent costs and risks associated with maintaining, upgrading, replacing and changing these systems, including impairment of our information technology, potential disruption of our internal control systems, substantial capital expenditures, demands on management time and other risks of delays or difficulties in upgrading, transitioning to new systems or of integrating new systems into our current systems.

We have an ever-growing reliance on technology, including web-based information, proprietary data storage and normal business operations, which creates increased risk for us to ensure these systems remain uncompromised.

Although we have never been subject of a cyber attack, threats of cyber-attacks have expanded significantly across industries. Given the potential material impact on operations, any failure to protect the security of these digital technologies from internal and external threat could disrupt services and lead to misusage and “leakage” that could lead to significant capital outlays.

A decline in general economic conditions resulting in a decrease in consumer spending levels and an inability to access capital may adversely affect our business.

Many economic factors beyond our control may impact our forecasts and actual performance. These factors include consumer confidence, consumer spending levels, employment levels, or availability of consumer credit, recession, deflation, inflation, a general slowdown of the U.S. economy or an uncertain economic outlook. Furthermore, changes in the credit and capital markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of financing or restrict our access to potential sources of capital for future acquisitions.

The risks associated with our business are more acute during periods of economic slowdown or recession. In addition to other consequences, these periods may be accompanied by decreased consumer spending generally, as well as decreased demand for, or additional downward pricing pressure on, the products carrying our brands. Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition and business prospects.

Risks Related to an Investment in Our Securities

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first date of sales of securities pursuant to this registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For so long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict whether investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

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If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud. In such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our assessment of the effectiveness of our internal controls over financial reporting. We have dedicated a significant amount of time and resources to ensure compliance with this legislation for the year ended December 31, 2013 and will continue to do so for future fiscal periods. We cannot be certain that future material changes to our internal controls over financial reporting will be effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock. Moreover, if we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company.” At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse or qualified in the event that it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness or significant deficiency in the future.

Management exercises significant control over matters requiring shareholder approval which may result in the delay or prevention of a change in our control.

Pursuant to a voting agreement, IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini agreed to appoint a person designated by our board of directors as their collective irrevocable proxy and attorney-in-fact with respect to the shares of the common stock received by them. The proxy holder will vote in favor of matters recommended or approved by the board of directors. The board of directors has designated Robert D’Loren as proxy. Also, pursuant to separate voting agreements, each of Ripka and HIP agreed to appoint Mr. D’Loren as their respective irrevocable proxy and attorney-in-fact with respect to the shares of the common stock issued to them by us. The proxy holder shall vote in favor of matters recommended or approved by the board of directors.

The combined voting power of the common stock ownership of our officers, directors and key employees is approximately 69.9% of our voting securities as of December 31, 2014. As a result, our management and key employees through such stock ownership will exercise significant influence over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in management and key employees may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management. There is also a risk that our existing management and a limited number of stockholders may have interests which are different from certain stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business and have an adverse effect on results of operations.

Our common stock is currently thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Although we will apply to list our common stock on the NASDAQ Global Market, our common stock is currently traded at very low, if any, volume, based on quotations on the OTCQX tier of the OTC Markets. As a result, the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that prior to September 29, 2011, we did not have an operating business, we are a small company which is still relatively unknown to securities analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot provide any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

The market price of our common stock may be volatile, which could reduce the market price of our common stock.

Currently the publicly traded shares of our common stock are not widely held, and do not have significant trading volume, and therefore may experience significant price and volume fluctuations. Even if our listing application is approved by NASDAQ, the quotation of our common stock on the NASDAQ Global Market will not assure that a meaningful, consistent trading market will develop or that the volatility will decline. This market volatility could reduce the market price of the common stock, regardless of our operating performance. In addition, the trading price of the common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of the common stock to be sold at a favorable price or at all. The market price of the common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

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Our common stock may be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which could make it more difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification could severely and adversely affect any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if and when our common stock becomes listed on the NASDAQ Global Market. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.

Although our common stock closed at $6.50 per share on February 6, 2015, no assurance can be given that the per share price of our common stock will maintain such levels or that our stock will not be subject to these “penny stock” rules in the future.

Investors should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

Future sales of common stock in the public market or the issuance of common stock or securities senior to the common stock could adversely affect the trading price of our common stock.

Our certificate of incorporation currently authorizes our board of directors to issue shares of common stock in excess of the common stock currently outstanding. Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.

We may issue common stock in the future for a number of reasons, including to attract and retain key personnel, to lenders, investment banks, or investors in order to achieve more favorable terms from these parties and align their interests with our common equity holders, to management and/or employees to reward performance to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution. Future sales of the common stock, the perception that such sales could occur or the availability for future sale of shares of the common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock prevailing from time to time. The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders.

We may issue a substantial number of shares of common stock upon exercise of outstanding warrants and options, as payment of our obligations under the IM Seller Note, the Ripka Seller Notes and to satisfy obligations to IM Ready, Ripka and HIP if certain conditions, including royalty revenue targets, are met.

As of December 31, 2014, we had outstanding warrants and options to purchase 2,623,543 shares of our common stock, of which warrants to purchase 582,428 shares are exercisable at a price of $0.01 per share. The holders of warrants and options will likely exercise such securities at a time when the market price of our common stock exceeds the exercise price. Therefore, exercises of warrants and options will result in a decrease in the net tangible book value per share of our common stock and such decrease could be material. In addition, we may issue shares of common stock to satisfy up to $9,766,000 of earn-out payments to IM Ready if royalty revenue targets are met by the Mizrahi business, and we may issue shares of common stock to satisfy up to $5,000,000 of earn-out payments to Ripka if royalty revenue targets are met by the Ripka brands. As of September 30, 2014, we estimate the combined fair value of the earn-out payments to be $9,550,000.

We may also satisfy up to $5,127,000 of the remaining $5,877,000 principal amount of the IM Seller Note payable to IM Ready by issuing shares of common stock. The number of shares which we issue to satisfy our earn-out payment obligations or obligations under the note will be based on the future market price of our common stock and is currently not determinable, provided that there is a floor to the share price to satisfy the IM Seller Note of $4.50 per share. The maximum number of shares that could be issued in exchange for the IM Seller Note and the IM Ready earn-out payments is 3,309,555 shares.

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We may also satisfy our obligations under the $6,000,000 principal amount Ripka Seller Notes payable to Ripka by issuing shares of common stock. The number of shares which we issue to satisfy our earn-out payment obligations or obligations under the Ripka Seller Notes will be based on the future market price of our common stock and are currently not determinable, provided that there is a floor to the share price to satisfy the Ripka Seller Notes of $7.00 per share. The maximum number of shares that could be issued in exchange for the Ripka Seller Notes and the Ripka Seller Notes combined with the Ripka earn-out payments is 857,142 shares and 1,571,428 shares, respectively.

The issuance of shares to satisfy such obligations and upon exercise of outstanding warrants and options will dilute our then-existing stockholders’ percentage ownership of our company, and such dilution could be substantial. Sales or the potential for sale of a substantial number of such shares could adversely affect the market price of our common stock, particularly if our common stock remains thinly traded at such time.

In addition, as of December 31, 2014, we have an aggregate of 3,693,258 shares of common stock available for grants under our Plan to our directors, executive officers, employees and consultants. Issuances of common stock pursuant to the exercise of stock options or other stock grants or awards which may be granted under our Plan will dilute your interest in us.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share of our common stock is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed public offering price of $ per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) dilution per share in this offering will be $ per share (or approximately % of the assumed per share price of shares to be sold in the offering). Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.

We do not anticipate paying cash dividends on our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid dividends on our common stock, and we do not plan to pay any dividends in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks and finance the acquisition of additional trademarks. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, the IM Loan and the Ripka Loan limit us from paying any cash dividends while they are outstanding.

Provisions of our corporate charter documents could delay or prevent change of control.

Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval, in one or more series, and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The designation of preferred stock in the future could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

Holders of our common stock may be subject to restrictions on the use of Rule 144 by shell companies or former shell companies.

Historically, the SEC has taken the position that Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, is not available for the resale of securities initially issued by companies that are, or previously were, shell companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC prohibits the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As such, due to the fact that we had been a shell company prior to September 2011, holders of “restricted securities” within the meaning of Rule 144, when reselling their shares pursuant to Rule 144, shall be subject to the conditions set forth herein.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the      shares of common stock that we are selling in this offering will be approximately $      , or $      if the underwriter exercises its over-allotment option in full, based on an assumed public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount of $     and estimated offering expenses of approximately $      payable by us, together totaling approximately $      .

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Our general corporate expenses include general and administrative salaries, accounting, legal and consulting fees, facilities expenses and other working capital needs.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

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 MARKET FOR COMMON EQUITY AND dividends

Market Information

We will file an application for our common stock to be listed on the NASDAQ Global Market upon consummation of this offering.

Our common stock has been quoted on the Over-the-Counter Bulletin Board, or OTCBB, under the trading symbol “XELB,” and since February 6, 2013, our common stock has also been quoted for trading on the OTCQX tier of the OTC Markets. Our common stock was previously quoted on the OTC Markets under the ticker symbol “NFBH” during the period from May 7, 2008 through September 29, 2011. The table below sets forth the range of quarterly high and low closing sales prices for our common stock for 2014, 2013 and 2012. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
YEAR ENDING DECEMBER 31, 2014
First Quarter	$7.00	$2.80
Second Quarter	$20.00	$3.75
Third Quarter	$8.00	$4.60
Fourth Quarter	$7.50	$3.60

YEAR ENDED DECEMBER 31, 2013
First Quarter	$5.50	$1.50
Second Quarter	$5.50	$4.90
Third Quarter	$10.00	$4.80
Fourth Quarter	$10.00	$2.80

YEAR ENDED DECEMBER 31, 2012
First Quarter	$2.56	$1.21
Second Quarter	$3.25	$3.25
Third Quarter	$3.25	$3.25
Fourth Quarter	$3.25	$1.50

Holders

As of December 31, 2014, the number of our stockholders of record was approximately 535 (excluding beneficial owners and any shares held in street name or by nominees).

Dividends

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any dividends in the foreseeable future. In addition, our credit facilities with Bank Hapoalim limit us from paying any cash dividends while they are outstanding. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the board of directors considers relevant.

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CAPITALIZATION

The following table sets forth the actual capitalization of Xcel Brands, Inc. at September 30, 2014. The column captioned “As Adjusted” gives effect on an adjusted basis to:

•	the sale of shares of common stock in this offering by us at an assumed public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting the underwriting discount and estimated offering expenses payable by us; and
•	the application of the net proceeds of this offering as described under “Use of Proceeds.”

A $1.00 increase (decrease) in the assumed public offering price of $       per share would increase (decrease) additional paid-in capital and total stockholders’ equity by $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

You should read this capitalization table together with the sections of this prospectus entitled “Summary Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	September 30, 2014
($ in thousands, except per share amounts)	Actual	As Adjusted(1)
	(unaudited)
Cash and cash equivalents	$5,532
Long-term debt, less current portion(2)	38,652
Total debt	$41,152
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	$-
Common stock, $0.001 par value; 25,000,000 shares authorized and 11,999,454 shares issued and outstanding; actual: 35,000,000 shares authorized and shares issued and outstanding, as adjusted(3)	$12
Paid-in capital	$37,390
Retained earnings	4,044
Total stockholders’ equity	41,446
Total capitalization	$82,598

(1)	Assumes the sale of shares of common stock at an assumed public offering price of $ per share, for gross proceeds of $ . This results in the receipt of net proceeds from the offering of approximately $ after deducting the underwriting discounts and commissions, and estimated offering expenses of $ .

(2)	Consists of $22.0 million of term debt, $9.6 million of seller notes payable in cash or common stock at our sole discretion and $9.6 million of contingent obligations payable in cash or common stock, at our discretion, less current portion of $2.5 million. In addition, we borrowed an additional $10 million principal amount of debt from Bank Hapoalim B.M. under a credit facility entered into on December 22, 2014.

(3)	Our amended and restated certificate of incorporation, which was effective as of November 6, 2014, among other things, increased the number of authorized shares of our common stock from 25,000,000 to 35,000,000.

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DILUTION

Our historical net tangible book value at September 30, 2014 was $(40,617,000) or $(3.38) per share. Historical net tangible book value per share has been determined by dividing the net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at September 30, 2014.

For purposes of the dilution calculation and the following tables, after giving effect to the sale of our common stock in this offering at an assumed public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses of $     , our adjusted net tangible book value at September 30, 2014 would have been $     or $     per share. This represents an immediate increase in net tangible book value per share of $     to the existing stockholders and dilution in net tangible book value per share of $      to new investors who purchase shares of common stock in the offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$
Historical net tangible book value per share at September 30, 2014	$
Increase in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share after this offering		$
Dilution in net tangible book value per share to new investors		$

If the underwriter’s over-allotment option is exercised in full, dilution per share to new investors would be $      per share of common stock. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. The statements that are not historical facts contained in this prospectus are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These risks are detailed in the “Risk Factors” section elsewhere in this prospectus. The words “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “seeks,” “should,” “would,” “guidance,” “confident” or “will” or the negative of these terms or other comparable terminology identify forward-looking statements.

Overview

We are a brand management and development company engaged in the design, licensing, marketing and retail sale of branded apparel, footwear, accessories and home goods, and the acquisition of additional high profile consumer lifestyle brands. Presently, our brand portfolio consists of the Isaac Mizrahi and Judith Ripka brands, as well as two recently acquired brands, H by Halston and H Halston. We also manage and design the Liz Claiborne New York brand which is sold exclusively through QVC, a leading direct-response television and ecommerce retailer. Our platform includes in-house designers and marketing executives who work with our licensees to help design, promote and elevate each brand within their respective distribution channels. We market and promote our brands by employing a highly-differentiated omni-channel sales strategy, which includes promotion through direct-response television, internet and traditional brick-and-mortar retail distribution channels, delivering a unique brand experience that fosters increased consumer engagement.

Our proprietary platform is strategically positioned to monetize the convergence of shopping, entertainment and social media. By leveraging video, social media and other content across all platforms, we seek to drive customer engagement and generate retail sales across our brands. Our strong relationships with leading retailers and direct-response television companies, such as QVC and The Shopping Channel, enable us to reach consumers in over 300 million homes worldwide.

Recent Developments

On November 6, 2014, we amended and restated our certificate of incorporation to, among other things, increase the number of authorized shares of our common stock from 25 million to 35 million.

On December 22, 2014, Xcel Brands, Inc. and its wholly-owned subsidiary, H Licensing, (referred to collectively as the Buyers), entered into an asset purchase agreement dated December 22, 2014, with The H Company IP, LLC, or HIP, and its parent House of Halston LLC, or HOH, pursuant to which the Buyers acquired certain assets of HIP, including the “H by Halston” and “H Halston” trademarks and other intellectual property rights relating thereto. Benjamin Malka, a director of the Company, is a 24% equity holder of HOH, and Chief Executive Officer of HOH and of HIP.

Pursuant to the asset purchase agreement, the Buyers delivered (i) $18,023,090 in cash and 1,000,000 shares of common stock of Xcel to HIP and (ii) warrants to purchase 750,000 shares of common stock of Xcel to HIP’s designee. The warrants are exercisable for a period of five years following the closing date at an exercise price of $12.00 per share.

In connection with such asset purchase, we entered into a trademark license agreement, or the H Halston License Agreement, on December 22, 2014 pursuant to which we granted to HIP, a non-assignable exclusive license to use the H Halston trademark for up to 20 years, in association with the sub-licensing, manufacture, distribution, promotion, advertising and sale of products bearing the H Halston trademark and any related services thereto in all channels of distribution, excluding direct-response television and its related e-commerce and digital distribution, and excluding certain mass retailers. The initial term of the H Halston License Agreement expires on December 31, 2019 unless sooner terminated or renewed. After the initial term, HIP shall be entitled to renew the H Halston License Agreement on three occasions, each for five year terms, as long as HIP is in compliance with all terms and conditions of the agreement. HIP may terminate the agreement prior to the expiration of the initial term without penalties, fees or payment of future royalties upon 90 days’ notice prior to December 22, 2016. HIP shall pay royalties to H Licensing during the term, with a minimum guaranteed royalty of $600,000 per year during the initial term for 2016 through 2024 and $1,200,000 for any year thereafter. In the event HIP exercises its early termination right, H Licensing shall pay to HIP a participation fee for each of the three following years in an amount not to exceed $4,000,000 ($5,000,000 if H Licensing distributes, or otherwise enters into any agreements for the distribution of, products being the H Halston trademark in China). The participation fee, if any, may be paid at our option in cash or shares of our common stock based on the greater of $8.00 and the value weighted average price of the common stock for the five business days preceding payment.

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Effective as of December 22, 2014, H Licensing entered into a license agreement, or the H QVC Agreement, with QVC in order to market, promote, distribute and sell consumer products under the H by Halston trademark and brand name. Pursuant to the license agreement, H Licensing designs and QVC intends to market, promote, distribute and sell various products under the H by Halston brand name in exchange for a royalty based on net retail sales of the products. The initial license period expires on December 31, 2019. After the initial term, the license agreement automatically renews for additional three-year terms in perpetuity unless either party notifies the other of its intention not to renew at least 60 days prior to the end of the then-current term.

On December 22, 2014, the Company issued six accredited investors an aggregate of 1,086,667 shares of the common stock of Xcel at a purchase price of $9.00 per share, or gross proceeds of $9,780,000, in a private offering.

Discontinued Operations

We opened a full-price store in Southampton, New York and an outlet store near Atlanta, Georgia under the Mizrahi brands in 2013 and 2014, respectively. In December 2014, the Company decided to discontinue its retail stores and focus on e-commerce, which will be a component of our licensing business. As of December 31, 2014, our retail operations will be treated as a discontinued operation and prior periods presented in our subsequent financial statements will be reclassified to give effect to this change.

Summary of Critical Accounting Policies

Several of our accounting policies involve management judgments and estimates that could be significant. The policies with the greatest potential effect on our consolidated results of operations and financial position include the estimate of the fair value of the contingent obligations related to certain earn-out obligations, based on our licensing revenue performance. For our design and licensing segment, we can reasonably forecast revenues and plan expenditures based upon guaranteed royalty minimums and sales projections provided by our retail licensees.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review all significant estimates affecting the financial statements on a recurring basis and record the effect of any adjustments when necessary.

Revenue Recognition

In connection with our licensing model, revenue is generated from licenses and is based on reported sales of licensed products bearing our trademarks, at royalty rates specified in the license agreements. These agreements are also subject to contractual minimum levels. Design and service fees are recorded and recognized in accordance with the terms and conditions of each service contract, including meeting our obligations and providing the relevant services under each contract. Generally, we record on a straight-line basis, each base fee as stated in each service agreement for the covered period and, if applicable, we recognize additional payments received that relate to a future period as deferred revenue, until service is provided or revenue is otherwise earned. We recognize revenue from our e-commerce and other retail stores upon sale of our products to retail consumers, net of estimated returns.

Trademarks, Goodwill and Other Intangible Assets

We follow Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, ASC Topic 350 “Intangibles - Goodwill and Other.” Under this standard, goodwill and indefinite lived assets are not amortized. Our definite lived intangible assets are amortized over their estimated useful lives. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below it carrying value.

Under this standard, we annually have the option to first assess qualitatively whether it is more likely than not that there is an impairment. We completed our annual quantitative analysis of our trademarks, goodwill and other intangibles at December 31, 2013 and determined that no impairment charges were required. Additionally, we did not identify any events or changes in circumstances during the nine months ended September 30, 2014 that would indicate that the carrying value of our trademarks, goodwill or other intangibles at September 30, 2014 may not be recoverable. We are in the process of determining whether our H Halston brands will be considered to have indefinite lives or definite lives under FASB standards.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC Topic 718 “Compensation - Stock Compensation,” by recognizing the fair value of stock-based compensation as an operating expense in our consolidated statements of operations. The fair value of our stock option awards are estimated using the Black-Scholes model for option valuation and restricted stock awards are valued at the fair value of our stock at the time of grant. The Black-Scholes model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award. Compensation cost for restricted stock is measured using the fair value of our common stock at the date the common stock is granted. The fair value of stock-based awards is amortized over the service period of the awards. Stock-based compensation that relates to contract performance is amortized over the term of the corresponding contract. For stock-based awards that vest based on performance conditions (e.g., achievement of certain milestones), expense is recognized when it is probable that the condition will be met. In addition, the calculation of compensation costs requires that we estimate the number of awards that will be forfeited during the vesting period.

Fair Value of Contingent Obligations

ASC Subtopic 820-10 “Fair Value Measurements and Disclosures” defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and details the disclosures that are required for items measured at fair value. We have contingent obligations that are required to be measured at fair value on a recurring basis. Our contingent obligations were measured using inputs from Level 3 of the fair value hierarchy, which states:

Level 3 – unobservable inputs that reflect our assumptions that market participants would use in pricing assets or liabilities based on the best information available. Our earn-out obligation (See Note 6, Debt, in the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus) is based upon certain projected net royalty revenues as defined in the terms and conditions of the acquisition of the Mizrahi and Ripka brands.

 In addition to our contingent obligations measured at fair value on a recurring basis under ASC Subtopic 820-10, we also recognized a contingent obligation in connection with an asset purchase. ASC Subtopic 805-50-30 requires, when contingent obligations exist, recording a contingent obligation equal to the positive difference between the fair value of the assets acquired and the consideration paid for the acquired assets.

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Income Taxes

Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. ASC Topic 740 “Accounting for Income Taxes” clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. Tax positions shall initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a probability of fifty percent or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

Recently Issued Accounting Standards

In July 2012, the FASB issued ASU 2012-02 “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 simplifies the guidance for testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill. Examples of intangible assets subject to the guidance include indefinite-lived trademarks, licenses and distribution rights. The standard applies to all public, private and not-for-profit organizations. The amendments in this update are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We did early adopt ASU 2012-02. The adoption of ASU No. 2012-02 did not have a material impact on our results of operations or our consolidated financial position.

In July 2013, the FASB issued ASU 2013-11 “Income Taxes. (Topic 740): Presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.” This ASU’s objective is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date and is effective for periods beginning after December 31, 2013. We do not have unrecognized tax benefits as of December 31, 2013 and, therefore, the adoption of ASU No. 2013-11 is not expected to have a material impact on our results of operations or our consolidated financial position.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (ASU 201-09). ASU 201-09 provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of ASU 2014-09 is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016 and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on the Company’s condensed consolidated financial statements and disclosures.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation - Stock Compensation” (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period. ASU 2014-12 affects entities that grant their employees share-based payments in which terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the method and impact the adoption of ASU 2014-12 will have on the Company’s condensed consolidated financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our consolidated financial statements.

Summary of Operating Results

The nine months ended September 30, 2014 compared to the nine months ended September 30, 2013

We had a net loss of $0.48 million for the nine months ended September 30, 2014, compared to a $1.94 million net loss for the nine months ended September 30, 2013.

Our operating loss was $3,000 in the nine months ended September 30, 2014, compared to a $1.73 million operating loss in the nine months ended September 30, 2013.

As of September 30, 2014, the Company had reported in 2 segments, licensing and retail. For the nine months ended September 30, 2014, our operating income (loss) for our licensing segment and retail segment was $1.47 million and ($1.47) million, respectively. For the nine months ended September 30, 2013, our operating income (loss) for our licensing segment and retail segment was $1.97 million and ($0.23) million, respectively. As of December 31, 2014, the Company discontinued retail operations. The retail segment operating loss for the nine months ended September 30, 2014 and 2013 includes allocable overhead of $0.39 million and $0.08 million, respectively.

Total Revenues

Our total revenues for the nine months ended September 30, 2014 increased approximately $5.1 million to $15.4 million from $10.3 million, or 50%, for the nine months ended September 30, 2013. This was primarily related to increases in net licensing revenues of $4.9 million and net retail sales of $0.22 million, offset by a decrease in design and service fee revenue of $0.1 million.

Design and Licensing Segment – Our net licensing and design and service fee revenues for the nine months ended September 30, 2014 increased approximately $4.9 million to $15.0 million from $10.1 million, or 49%, for the nine months ended September 30, 2013. Net licensing revenues for the nine months ended September 30, 2014 increased by $4.9 million, compared to the nine months ended September 30, 2013, primarily due to our acquisition of the Ripka brands on April 4, 2014 and continued growth of the Mizrahi brands on QVC and The Shopping Channel. Wholesale licensing increased by $0.03 million in the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013. The nine months ended September 30, 2014 design and service fee revenue decreased by $0.12 million, compared with the nine months ended September 30, 2013 primarily due to a non-recurring service fee recognized in the nine months ended September 30, 2013.

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Retail Segment – We reported net retail sales of $0.38 million in the nine months ended September 30, 2014, during which the Georgia store was opened in March 2014, the Southampton store reopened in May 2014 for the 2014 summer season and our e-commerce platform under the Mizrahi brands was launched in May 2014. Net retail sales for the nine months ended September 30, 2013 were $0.16 million, all of which was attributable to the Southampton store, which opened June 2013 for the 2013 summer season

Gross Profit

Retail Segment – Gross profit was $0.03 million for the nine months ended September 30, 2014, compared to $0.08 million for the nine months ended September 30, 2013. Included in cost of goods sold for the nine months ended September 30, 2014 was a one-time shipping charge (transferring inventory from the Southampton store to the Georgia store) and shrink reserve totaling $0.13 million.

Operating Expenses

Our operating expenses totaled $15.61 million for the nine months ended September 30, 2014, compared to $12.26 million for the nine months ended September 30, 2013, an increase of $3.35 million.

Design and Licensing Segment – Our operating expenses totaled $14.11 million for the nine months ended September 30, 2014, compared to $11.94 million for the nine months ended September 30, 2013. The increase of approximately $2.17 million was primarily related to an increase in compensation expense of $2.07 million and an increase in other design and marketing costs and general and administrative expenses of $0.43 million, offset by a decrease in stock-based compensation of $0.33 million. The increase in compensation expense was primarily due to the staffing needs and performance based compensation attributable to the growth of the Company, and staffing for the Ripka brands acquired in April 2014.

Retail Segment – Our operating expenses were $1.5 million for the nine months ended September 30, 2014, compared to $0.32 million in the nine months ended September 30, 2013. Our operating expenses for the nine months ended September 30, 2014 include costs associated with the Georgia store, the Southampton store and the e-commerce platform, as well as salaries for corporate executives to run our retail business who were hired in 2014. The nine months ended September 30, 2013 only includes operating expenses associated with the Southampton store, which began operations in early May 2013 and incurred store preparation and merchandising costs prior to its opening in mid-June 2013.

Other Expenses (Income)

Other income for the nine months ended September 30, 2014 consists of a $(0.6) million gain on the reduction of contingent obligations, as a result of reducing the fair value of our contingent obligation on our Isaac Mizrahi earn-out obligation. The reduction in the Isaac Mizrahi earn-out obligation for the current year was based on a revision of the timing of projected future net royalty income related to the Mizrahi business, thereby diminishing the probability of achieving the remaining royalty targets. This adjustment results from the Company having better visibility in its 2015 royalties given current Mizrahi brands product sales information.

Other income, net for the nine months ended September 30, 2013 consists of a $1.35 million loss on extinguishment of debt offset by a ($5.1) million gain on reduction of contingent obligations. The loss on extinguishment of debt was the result of refinancing our previous credit facility with the IM Loan, with more favorable terms. The extinguishment of the our previous credit facility included a prepayment fee of $0.19 million and an acceleration of deferred finance costs and loan discount of $1.16 million resulting in a loss on extinguishment of debt of $1.35 million. We also reduced the fair value of our contingent obligation by $5.1 million during the nine months ended September 30, 2013, resulting in a gain on reduction of contingent obligations.

Interest and Finance Expense

Our interest and finance expense for the nine months ended September 30, 2014 decreased by approximately $0.36 million to $1.06 million, compared to $1.42 million in the nine months ended September 30, 2013. This was primarily due to the net $0.14 million decrease attributable to lower interest rates in our term debt, partially offset by higher term debt principal balance from financing a portion of the Ripka brands acquisition, and a decrease of $0.22 million in the nine months ended September 30, 2014 of interest expense and finance charges from the amortization of debt discounts and deferred finance costs, compared with the nine months ended September 30, 2013.

Provision for Income Taxes

Our effective income tax rate for the nine months ended September 30, 2014 was approximately 55%, resulting in a $0.58 million income tax benefit. Our effective income tax rate for the nine months ended September 30, 2013 was (524%), resulting in a $1.63 million income tax benefit. During the nine months ended September 30, 2014, we recorded a $0.6 million gain on the reduction of contingent obligations related to the acquisition of the Mizrahi brands. This gain is not subject to tax and was treated as a discrete item occurring in the nine months ended September 30, 2014. During the nine months ended September 30, 2013, we recorded a $5.1 million gain on the reduction of contingent obligations related to the acquisition of the Mizrahi brands. This gain is not subject to tax and was treated as a discrete item. Additionally, there was an increase in the state income tax rate which was booked to deferred income tax expense and treated as a discrete item occurring in the third quarter of 2013.

Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. We define Adjusted EBITDA as net income before interest expense and other financing costs (including gain (loss) on extinguishment of debt), income taxes, other state and local franchise taxes, depreciation and amortization, non-cash compensation and other non-cash income (expenses) (including gain on reduction of contingent obligations). Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to our results of operations. We believe Adjusted EBITDA is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition from period to period.

Adjusted EBITDA should not be considered in isolation or as alternatives to net income or any other measure of financial performance calculated and presented in accordance with GAAP. Given that Adjusted EBITDA is a financial measure not deemed to be in accordance with GAAP and is susceptible to varying calculations, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate Adjusted EBITDA in a different manner than we calculate these measures.

In evaluating Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

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Our Adjusted EBITDA for the nine months ended September 30, 2014 increased approximately $1.26 million to $4.56 million from $3.30 million for the nine months ended September 30, 2013. The increase was primarily attributable to an increase in design and licensing segment operating income, exclusive of non-cash expenses, of $2.33 million, compared with the nine months ended September 30, 2013, partially offset by an increase in retail segment operating loss, exclusive of non-cash expenses, of $1.07 million compared with the nine months ended September 30, 2013.

The following table provides a reconciliation of net income (loss) (our most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA for each of the periods presented:

	Nine Months Ended September 30,
	2014	2013
Net income (loss)	$(480,000)	$1,936,000
Depreciation and amortization	756,000	663,000
Interest and finance expense	1,061,000	1,423,000
Income tax benefit	(584,000)	(1,626,000)
State and local franchise taxes	75,000	–
Stock-based compensation	4,319,000	4,652,000
Loss on extinguishment of debt	-	1,351,000
Gain on reduction of contingent obligations	(600,000)	(5,100,000)
Other non-cash adjustments	13,000	5,000
Adjusted EBITDA	$4,560,000	$3,304,000

The year ended December 31, 2013 compared to the year ended December 31, 2012

We had net income of $1.53 million for 2013 as compared to net income of $4.28 million for 2012. Our operating income was $1.86 million in 2013, compared to an operating income of $5.69 million in 2012.

Total Revenues

Our 2013 total revenues increased approximately $0.67 million to $13.37 million from $12.70 million for 2012. This was primarily related to increases in net licensing fee revenues of $1.12 million and net retail sales of $0.20 million, partially offset by a decrease in design and service fees of $0.65 million.

Design and Licensing Segment – Our 2013 net licensing and design and service fee revenues increased approximately $0.47 million to $13.17 million from $12.70 million for 2012. Almost all of our total revenues for 2013 and all of 2012 were net licensing revenues and design and service fees. Net licensing revenues for 2013 increased by $1.12 million compared with 2012 primarily due to an increase in wholesale licensing of $0.67 million and an increase in multi-media revenues of $0.43 million. 2013 design and service fee revenue decreased by $0.65 million compared with 2012 primarily due to lower short-term contract (non-recurring) service fees.

Retail Segment– We opened our first retail store in mid-June 2013 and reported net retail sales of $0.20 million in 2013. There are no comparative results for 2012.

Gross Profit

Our gross profit for 2013 was $13.28 million compared to $12.70 million for 2012.

Design and Licensing Segment – Our design and licensing gross profit was $13.17 million compared to $12.70 million for 2012, the same amount as our net revenues.

Retail Segment – Our gross profit was $0.11 million, approximately 54% of net retail sales in 2013. There are no comparative results for 2012.

Operating Expenses

Our operating expenses totaled $15.19 million for 2013 compared to $13.73 million for 2012, an increase of $1.46 million.

Design and Licensing Segment – Our operating expenses totaled $14.74 million for 2013 compared to $13.73 million for 2012. This increase of approximately $1.01 million was primarily related to an increase in compensation expense, including stock-based compensation of $1.09 million, and partly off-set by a decrease in other operating expenses of $0.08 million. The increase in compensation was primarily due to salary increases in accordance with employment agreements and operating growth.

Retail Segment – Our operating expenses were $0.45 million for 2013. The Southampton store opened for business in mid-June 2013 and had its first operations in 2013. During 2013, we began activities for our second retail store, located in Atlanta, GA, which opened during March 2014 and we launched our e-commerce platform in May 2014. Our retail operating expenses were all attributable to the start and development of the retail business. There were no comparative results for 2012.

Other Expenses (Income)

Total other expenses (income) was ($3.77) million for 2013 compared to ($6.72) million for 2012. The other expenses (income) for 2013 consisted of a ($5.12) million gain on reduction of contingent obligations and partly offset by a $1.35 million loss on extinguishment of debt. The loss on extinguishment of debt was the result of refinancing our previous credit facility with the IM Loan, with more favorable terms. The extinguishment of our previous credit facility included a prepayment fee of $0.19 million and an acceleration of deferred finance costs and loan discount of $1.16 million resulting in a loss on extinguishment of debt of $1.35 million. We reduced the fair value of our contingent obligation by $5.12 million in 2013, resulting in a gain on reduction of contingent obligations. The reduction in the Earn-Out Obligation for 2013 was based on (1) the amendment eliminating an earn-out for the annual period ended September 30, 2014 and (2) a revision of projected future net royalty income related to the Mizrahi brands, therefore diminishing the probability of achieving the corresponding royalty targets. This adjustment results from having better visibility in our 2015 royalties given current Mizrahi brands product sales information. The other expenses (income) for 2012 consisted of a ($6.30) million gain on reduction of contingent obligations and a $0.42 million gain on extinguishment of debt. The gain on extinguishment of debt was the result of the early termination of an installment obligation by a payment of a combination of cash and stock for an amount less than the carrying value of the obligation. We reduced the fair value of our contingent obligation by $6.30 million in 2012, resulting in a gain on reduction of contingent obligations. See Note 5, Debt in the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus.

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Operating Income

Our operating income for 2013 decreased approximately $3.83 million to $1.86 million from $5.69 million for 2012 based on the information provided in the revenue and operating expense and other expenses (income) sections above.

Design and Licensing Segment – Our operating income for 2013 decreased approximately $3.49 million to $2.20 million from $5.69 million for 2012. This is primarily driven by the net decrease in other expenses (income) of ($2.95) million. After accounting for the change in other expenses (income), the resulting comparable operating income decreased by approximately $0.54 million, attributable to an increase in operating expenses of $1.01 million and offset by an increase in net revenues of $0.47 million.

Retail Segment– Our operating income (loss) for 2013 was ($0.34) million. The loss was primarily the result of the retail business launch in 2013 which includes scaling retail operations and fixed overhead associated with our retail business. The retail segment operating loss of ($0.34) million includes $0.10 million of allocated.

Interest and Finance Costs

Interest and finance costs for 2013 decreased by approximately $0.45 million to $1.73 million compared to $2.18 million in 2012. This is primarily driven by the decrease in term loan interest of $0.27 million and a decrease in the amortization of discounted debt and deferred finance costs of $0.18 million

Provision for Income Taxes

The effective income tax rate for 2013 was approximately (1,077.7%) resulting in a $1.4 million income tax benefit. The effective income tax rate for 2012 was (22%) which resulted in $0.77 million of income tax benefit. 2013’s income tax provision was adjusted by (1,251%) to account for a permanent tax difference related to the gain on reduction of contingent obligations and an additional 198% adjustment related to other permanent differences, deferred tax adjustments and other miscellaneous adjustments.

Net Income

Our net income was $1.53 million in 2013, compared to net income of $4.28 million in 2012, as a result of the factors discussed above.

Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See “—Summary of Operating Results – The nine months ended September 30, 2014 compared to the nine months ended September 30, 2013” for a discussion of how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is our most directly comparable financial measure presented in accordance with GAAP.

Our Adjusted EBITDA for the year ended December 31, 2013 decreased approximately $0.56 million to $3.94 million from $4.50 million for the year ended December 31, 2012. The decrease was primarily attributable to a decrease in non-recurring fee income of $0.98 million and a retail segment operating loss of $0.34 million, partially offset by an increase in net licensing and design (recurring) revenues of $1.44 million less an increase in operating expenses of $0.68 million.

The following table provides a reconciliation of net income (our most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA for each of the periods presented:

	Year Ended December 31,
	2013	2012

Net income	$1,532,000	$4,284,000
Depreciation and amortization	893,000	856,000
Interest and finance expense	1,726,000	2,175,000
Income taxes	(1,402,000)	(766,000)
State and local franchise taxes	144,000	47,000
Stock-based compensation	4,810,000	4,623,000
Loss (gain) on extinguishment of debt	1,351,000	(422,000)
Gain on reduction of contingent obligations	(5,122,000)	(6,300,000)
Other non-cash adjustments	6,000	4,000
Adjusted EBITDA	$3,938,000	$4,501,000

Liquidity and Capital Resources

Our principal capital requirements have been to fund working capital needs, and to a lesser extent, capital expenditures. On April 3, 2014, we paid $12.4 million of cash for the acquisition of the Ripka brands, which includes $9.0 million of proceeds from the Ripka Loan. At September 30, 2014 and December 31, 2013, our unrestricted cash and cash equivalents were $5.53 million and $7.46 million, respectively.

We expect that the net proceeds of this offering, together with existing cash and operating cash flows, will be adequate to meet our operating needs, debt service obligations and capital expenditure needs including the debt service under our term loan facilities for the next twelve months. We are dependent on our licensees for most of our revenues, and there is no assurance that the licensees will perform as projected.

Generally our business does not require significant capital expenditures. However, we opened the Southampton store in June 2013 for which $0.13 million and $0.14 million of capital expenditures were incurred in the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. We opened the Georgia store in March 2014, incurring approximately $0.22 million and $0.05 million of capital expenditures in the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. As of December 31, 2014, we decided to discontinue our retail stores and focus on e-commerce, which will be a component of our licensing business. See “- Discontinued Operations.”

We launched an e-commerce platform for the Mizrahi brands in May 2014, for which we incurred $0.02 million of capital expenditures in each of the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. In accordance with the terms of the Ripka Loan and related amendment to the IM Loan, we are limited to annual capital expenditures of $1.3 million in any fiscal year.

Our contingent obligations are payable in stock and/or cash, at our discretion. Payment of these obligations in stock would not affect our liquidity.

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The IM Seller Note is payable in cash up to $0.75 million, which is subject to Bank Hapoalim B.M.’s approval. The principal portion of the IM Seller Note not required to be paid in cash is payable with stock and/or cash, at our discretion. Payment of these obligations in stock would not affect our liquidity.

The Ripka Seller Notes have a term of five years and are payable in cash or stock, at our discretion. We were obligated to pay Ripka $1.0 million on October 1, 2014 and are obligated to pay an additional $1.2 million on April 1, 2015. The first installment date of October 1, 2014 was extended to February 17, 2015. We did not incur any penalty or cost in connection with this extension.

Changes in Working Capital

At September 30, 2014, December 31, 2013 and December 31, 2012, the working capital ratio (current assets to current liabilities) was 1.45 to 1.00, 4.79 to 1.00 and 2.45 to 1.00, respectively.

Operating Activities

Our net cash provided by operating activities was approximately $2.69 million and $0.93 million in the nine months ended September 30, 2014 and 2013, respectively. The nine months ended September 30, 2014 cash used in operating activities was primarily due to a net loss of $(0.48) million, adjusted for net change in operating assets and liabilities of $(0.51) million and offset by non-cash operating expenses of $3.68 million. Non-cash operating expenses for the nine months ended September 30, 2014 consisted of $4.32 million of stock-based compensation, $0.76 million of depreciation and amortization, $(1.24) million of deferred income tax benefit, $(0.60) million of gain on the reduction of contingent obligations and $0.45 million of amortization of debt discount and deferred finance charges.

The nine months ended September 30, 2013’s cash provided by operating activities was primarily due to net income of $1.94 million and non-cash operating expenses of $0.75 million, offset by a net change in operating assets and liabilities of $(1.75) million. Non-cash operating expenses in the current nine month period primarily consist of stock-based compensation of $4.65 million, depreciation and amortization of $0.66 million, non-cash interest and other finance costs of $0.65 million, deferred income tax benefit of $(1.52) million, a loss on the extinguishment of debt of $1.35 million and a gain on the reduction of contingent obligations of $(5.10) million. Net cash provided by operating activities was approximately $2.38 million and $2.59 million in the year ended December 31, 2013 and 2012, respectively.

Our 2013 cash provided by operating activities was primarily due to net income of $1.53 million, adjusted for stock-based compensation of $4.81 million, depreciation and amortization of $0.89 million, non-cash interest and other finance costs of $0.80 million, loss on extinguishment of debt of $1.35 million, gain on reduction of contingent obligations of ($5.12) million, deferred income tax benefit of ($1.26) million and partially offset by net change in operating assets and liabilities of ($0.65) million. Our 2012 cash provided by operating activities was primarily due to net income of $4.28 million, adjusted for stock-based compensation of $4.62 million, depreciation and amortization of $0.86 million, non-cash interest and other finance costs of $0.93 million, gain on extinguishment of debt of ($0.42) million, gain on reduction of contingent obligations of ($6.30) million, deferred income tax benefit of ($0.93) million, and partially offset by net change in operating assets and liabilities of ($0.48) million.

Investing Activities

Our net cash used in investing activities for the nine months ended September 30, 2014 was approximately $13.01 million and was attributable to cash consideration paid for the acquisition of the Ripka brands of $12.36 million and capital expenditures of $0.65 million. In the nine months ended September 30, 2013, $0.27 million of capital expenditures was attributable to property and equipment and $0.01 million was attributable to payment of a security deposit.

Our net cash used in investing activities was approximately ($0.51) million in 2013 compared with ($0.12) million in 2012, and was mostly attributable to capital expenditures including $0.24 attributable to our retail segment.

Financing Activities

Our net cash provided by financing activities for the nine months ended September 30, 2014 was approximately $8.39 million, primarily attributable to $9.00 million of proceeds from the term debt related to the acquisition of the Ripka brands, offset by $0.31 million of contingent obligation payments, $0.06 million of repurchased shares of restricted stock that had vested and $0.24 million of deferred financing costs related to the Ripka brands acquisition. Our net cash provided by financing activities for the nine months ended September 30, 2013 was approximately $3.28 million, primarily attributable $4.69 million of net proceeds (after expenses) from the issuance of common stock and $0.10 million of net proceeds from refinancing the previous term debt with the IM Loan, partly offset by (i) $0.5 million payment on the IM Seller Note and (ii) $1.01 million in scheduled principal payments of previous term debt. IM term debt gross proceeds of $13.0 million was used for (i) satisfying the previous term debt principal balance of $12.49 million, (ii) a prepayment fee and costs of $0.19 million and (iii) $0.22 million in deferred financing costs related to the IM Loan.

Our net cash provided by financing activities was approximately $1.66 million in 2013, primarily attributable to $4.69 million of net proceeds (after expenses) from the issuance of common stock, $0.21 million of net proceeds from refinancing $12.38 million of our prior credit facility with $13.0 million gross proceeds of the IM Loan, less prepayment fees and deferred loan costs of $0.41 million, partly offset by repurchased shares of restricted stock that had vested totaling ($0.62) million payment, ($1.12) million in scheduled principal payments of our prior credit facility and ($1.50) million of principal payments for the IM Seller Note and ($0.32) million of contingent obligations. Our net cash used in financing activities for 2012 was approximately ($1.26) million, primarily attributable to repurchased shares of restricted stock that had vested totaling ($0.71) million payment and ($0.55) million in installment debt obligation payments.

Obligations and Commitments

The IM Loan – The IM Loan requires us to pay current interest quarterly at 4.44% per annum. Principal payments began on October 1, 2014 of $250,000 each quarter for the next four fiscal quarters, and increasing thereafter. The following table presents the principal payments under the IM Loan.

Year Ending December 31,	Amount of Principal Payment
2014	$250,000
2015	1,375,000
2016	2,625,000
2017	3,125,000
2018	5,625,000
Total	$13,000,000

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In addition, prior to making distributions we are required to prepay the outstanding amount of the IM Loan from excess cash flow for each fiscal year commencing with the year ending December 31, 2014 in arrears in an amount equal to twenty percent (20%) of the excess cash flow for such period. Excess cash flow means, for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the IM Loan) paid or payable during such period less (c) all income tax payments made during such period.

In conjunction with the H Loan described below, Xcel and IM Brands amended the IM Loan. The amendment includes, among other things, amendments to the financial covenants which now require the following:

•	EBITDA of the Company and its subsidiaries on a consolidated basis shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $15,500,000 for the fiscal year ending on December 31, 2016 and not less than $17,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	Capital expenditures of Xcel on a consolidated basis in any fiscal year shall not exceed $1,300,000 of which not more than $500,000 shall be capital expenditures for the retail division for the fiscal year ending on December 31, 2015, and $500,000 for the fiscal year ending on December 31, 2016 and each fiscal year end thereafter;

•	The fixed charge ratio of Xcel on a consolidated basis shall not be less than 1.20 to 1.00 at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter;

•	Net worth of Xcel on a consolidated basis shall not be less than $40 million at any time;

•	Liquid assets of Xcel and its subsidiaries on a consolidated basis shall not be less than $4,500,000 at any time; and

•	If, for any fiscal year commencing with the fiscal year ending on December 31, 2014, there shall be excess cash flow for such fiscal year, Xcel shall pay to Bank Hapoalim B.M. an amount equal to the applicable recapture percentage of such excess cash flow, to be applied by Bank Hapoalim B.M. to the principal amount of the H Loan in the reverse order of maturity.

The IM Seller Note – We issued the IM Seller Note in the principal amount of $7.38 million to IM Ready as partial consideration for the acquisition of the Mizrahi business. The IM Seller Note was amended on December 24, 2013 which included a partial repayment of $1.5 million of principal. The stated interest rate of the IM Seller Note is 0.25%, which was prepaid on September 29, 2011. See Note 5, Debt in the Consolidated Financial Statements. The following table presents the principal payments under the IM Seller Note.

Payment Date	Payment Amount	Amount Payable in Cash	Amount Payable in Cash with Restrictions (i)	Amount Payable in Stock (ii)
December 24, 2013 (iii)	$1,500,000	$1,500,000	$-	$-
January 31, 2015 (iv)	750,000	750,000
January 31, 2016	750,000	-	750,000
September 30, 2016	$4,377,432	$-	$-	$4,377,432

(i)	Amounts payable in cash with restrictions are subject to Bank Hapoalim B.M., approving the cash payment. If Bank Hapoalim B.M. does not approve the cash payment, the amount shall be payable in shares of common stock. See Note 5, Debt in the Consolidated Financial Statements.

(ii)	This includes the last payment on the Amended maturity date and may include amounts payable in cash with restrictions whereby Bank Hapoalim B.M. provides approval and the amount would be paid with our common stock. See Note 5, Debt in the Consolidated Financial Statements.

(iii)	Paid prior to December 24, 2013.

(iv)	Paid prior to January 31, 2015.

IM Earn-out obligation - IM Ready is eligible to earn additional shares of common stock with a value of up to $7.5 million (which we refer to as the Earn-Out Value) for the 12-month period ending September 30, 2015, with the number of shares to be issued based upon the greater of (i) $4.50 per share and (ii) the average stock price for the last twenty days in such period, and with such earn-out payment contingent upon the Mizrahi business achieving net royalty income targets (which we refer to as the Earn-Out Obligation). IM Ready was eligible to earn additional shares of common stock for the 12-month period ended September 30, 2013 and 2012, but did not meet the minimum net royalty income targets. In addition, as of December 24, 2013, the Company and IM Ready amended the terms of the Isaac Mizrahi earn-out obligation and eliminated additional consideration for the fiscal year ending December 31, 2014 and we agreed to make a one-time cash payment of $315,000 to IM Ready. The Earn-Out Obligation of $3.0 million and $3.6 million are recorded as long-term liabilities on our consolidated balance sheets at September 30, 2014 and December 31, 2013 and December 31, 2012, respectively. The Earn-Out Value is payable solely in stock.

QVC Earn-out - The QVC earn-out payment requires us to pay IM Ready approximately $2.80 million, payable in cash or common stock, at our option, contingent upon the Mizrahi business receiving aggregate net royalty income of at least $2.5 million from QVC in the 12-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance. We refer to this as the QVC Earn-out. The current term of the IM QVC Agreement runs through September 30, 2015. Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

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The Ripka Loan

As of April 1, 2014, we entered into a $9 million 5-year term loan with Bank Hapoalim B.M., which we refer to as the Ripka Loan. The Ripka Loan is secured by all of the assets of JR Licensing and a guarantee from Xcel secured by a pledge of Xcel’s membership interest in JR Licensing and by a guarantee from IM Brands, secured by a pledge of all of IM Brands’ assets. The Ripka Loan bears interest at an annual variable rate of either, LIBOR plus 3.5% or Prime plus 0.50%, at JR Licensing’s option, payable, if the Ripka Loan is bearing interest based on LIBOR, on the last business day of the applicable interest period and, if the Ripka Loan is bearing interest based on Prime, quarterly in arrears on the first day of each calendar quarter. Principal payments begin on April 1, 2015 in the amount of $375,000 each quarter for the next four fiscal quarters and increasing thereafter. The following table presents the principal payments under the Ripka Loan.

Year Ending December 31,	Amount of Principal Payment
2015	$1,125,000
2016	2,250,000
2017	2,875,000
2018	2,250,000
2019	500,000
Total	$9,000,000

In conjunction with the H Loan, Xcel and JR Licensing amended the Ripka Loan. The amendment includes, among other things, amendments to the financial covenants which now require the following:

•	EBITDA of Xcel on a consolidated basis shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $15,500,000 for the fiscal year ending on December 31, 2016 and not less than $17,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	Capital expenditures of Xcel on a consolidated basis in any fiscal year shall not exceed $1,300,000 of which not more than $500,000 shall be capital expenditures for the retail division for the fiscal year ending on December 31, 2015, and $500,000 for the fiscal year ending on December 31, 2016 and each fiscal year end thereafter;

•	The fixed charge ratio of Xcel on a consolidated basis shall not be less than 1.20 to 1.00 at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter;

•	Net worth of Xcel on a consolidated basis shall not be less than $40 million at any time;

•	Liquid assets of Xcel on a consolidated basis shall not be less than $4,500,000 at any time; and

•	If, for any fiscal year commencing with the fiscal year ending on December 31, 2014, there shall be excess cash flow for such fiscal year, Xcel shall pay to Bank Hapoalim B.M. an amount equal to the applicable recapture percentage of such excess cash flow, to be applied by Bank Hapoalim B.M. to the principal amount of the H Loan in the reverse order of maturity.

Ripka Seller Notes

On April 3, 2014, as part of the consideration for the purchase of the Ripka brands, JR Licensing issued to Ripka $6.0 million principal amount notes, or the Ripka Seller Notes. The Ripka Seller Notes have a term of five years from the date of issuance, are payable in cash or shares of our common stock valued at the time of payment, at our option, with a floor price of $7.00 per share if paid in stock, and with Ripka having certain rights to extend the maturity of the Ripka Seller Notes in the event our stock is trading at a price of less than $7.00 per share.

Management determined that its expected borrowing rate is estimated to be 7.33% and has, therefore, discounted the Ripka Seller Notes by $1,835,000 using a 7.33% imputed annual interest rate, resulting in an initial value of $4,165,000. The imputed interest amount is being amortized over the term of the Ripka Seller Notes and recorded as other interest and finance expense.

For the nine months ended September 30, 2014, we incurred interest expense of $0.15 million which consists solely of amortization of the discount on the Ripka Seller Notes. The Ripka Seller Notes balance, net of discount, at September 30, 2014 was $4.32 million.

Ripka Earn-out

In connection with the purchase of the Ripka brands, we agreed to pay Ripka additional consideration of up to $5 million in aggregate, payable in cash or shares of our common stock based on the fair market value of our common stock at the time of payment, and with a floor of $7.00 per share, based on the Ripka brands achieving in excess of $1 million of net royalty income during each of the 12-month periods beginning on October 1, 2015 and ending on October 1, 2018, less the sum of all earn out payments for any prior earn-out period. Net royalty income shall not include any revenues generated by direct-response television sales or any revenue accelerated as a result of termination of any license agreements. The Ripka earn-out of $3.78 million is recorded as long-term debt at September 30, 2014 on the condensed consolidated balance sheets based on the difference between the fair value of the assets of the Ripka brands acquired and the total consideration paid.

As of September 30, 2014, total contingent obligations were $9.6 million.

H Loan

On December 22, 2014, H Licensing entered into a $10 million 5-year term loan with Bank Hapoalim B.M. which we refer to as the H Loan. The H Loan is secured by (i) all of the assets of H Licensing, (ii) a guarantee by Xcel, secured by a pledge of Xcel’s membership interest in H Licensing, (iii) a guarantee from IM Brands, secured by a pledge of all of the assets of IM Brands, and (iv) a guarantee from JR Licensing, secured by a pledge of all of the assets of JR Licensing.

The H Loan bears interest at an annual rate, as elected by H Licensing, of (i) the rate of interest determined by Bank Hapoalim B.M. to be the offered rate on a page or service that displays an average ICE Benchmark Administration Ltd. rate for deposits in U.S. dollars for delivery on the first working day of any interest period of 1, 2 or 3 months, as elected by H Licensing, (or such other period as Bank Hapoalim B.M. may agree) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) working days prior to the first working day of such interest period plus 3.50% or (ii) the rate of interest announced by Bank Hapoalim B.M., from time to time, as its prime rate plus .50%. Interest on the H Loan accruing at a rate based on LIBOR is payable on the last business day of the applicable interest period and interest on the H Loan accruing at a rate based on the prime rate is payable quarterly in arrears on the first day of each calendar quarter.

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Scheduled principal payments of the H Loan are as follows:

Year Ending December 31	Amount of Principal Payment
2015	$0
2016	$1,500,000
2017	$2,500,000
2018	$3,000.000
2019	$3,000,000

For any fiscal year commencing with the fiscal year ending on December 31, 2015, H Licensing is required to prepay the outstanding amount of the H Loan from excess cash flow for the prior fiscal year in an amount equal to twenty percent (20%) of such excess cash flow. Excess cash flow is defined as, for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all cash interest and principal (including the H Loan) paid or payable during such period less (c) all taxes paid or payable during such period less (d) payments made during such period by H Licensing to Xcel equal to the estimated tax liability of Xcel resulting from any taxable income (net of losses, including for prior years to the extent permitted to be deducted) of H Licensing. H Licensing also executed a guarantee of Xcel’s outstanding term loans with Bank Hapoalim B.M.

The H Loan contains customary covenants, including reporting requirements, trademark preservation and the following financial covenants:

•	the fixed charge ratio of Xcel on a consolidated basis shall not be less than 1.20 to 1.00 at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter;

•	EBITDA of Xcel on a consolidated basis shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $15,500,000 for the fiscal year ending on December 31, 2016 and not less than $17,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	H Licensing cannot have a loss for the fiscal year ending December 31, 2015 in excess of $500,000 and EBITDA (excluding allocated corporate overhead) of H Licensing shall not be less than $4,500,000 for the fiscal year ending December 31, 2016 and not less than $5,000,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	Net worth of Xcel on a consolidated basis shall not be less than $40 million at the end of any fiscal quarter;

•	Liquid assets of Xcel on a consolidated basis shall not be less than $4,500,000 at any time; and

•	H Licensing shall have license royalty income of at least $6,000,000 each fiscal year commending for the fiscal year ending December 31, 2016.

Other

We believe that cash from future operations as well as currently available cash will be sufficient to satisfy our anticipated working capital requirements for the foreseeable future, including the debt service on the IM Loan, Ripka Loan and H Loan, deferred purchase price payments related to our acquisition of the Ripka brands, and making necessary upgrades to our infrastructure and technology and retail development. The combined principal obligations for our debt during the year ending December 31, 2015 are $3.25 million, and the deferred purchase price payments related to our acquisition of the Ripka brands during the year ending December 31, 2015 are approximately $2.2 million.

The non-cash obligations of the IM Seller Note and $2.8 million of the contingent obligations under the earn-out provisions described above are payable in stock and or cash, at our discretion and up to $7.5 contingent obligations are payable solely in stock. Payment of these obligations in stock would not affect our liquidity.

The following is a summary of contractual cash obligations, including interest for the periods indicated that existed as of December 31, 2014:

	2015	2016	2017 & After	Total
Term debt	$2,500,000	$6,375,000	$22,875,000	$31,750,000
Term debt interest	1,206,000	1,022,000	1,188,000	3,416,000
IM Seller Note	750,000	750,000	-	1,500,000
Operating leases	827,000	809,000	5,023,000	6,659,000
Employment contracts	4,210,000	3,950,000	3,242,000	11,402,000
Total contractual cash obligations	$9,493,000	$12,906,000	$32,328,000	$54,727,000

The preceding table does not include commitments and obligations (consisting of the Ripka Loan, the Ripka Seller Notes, the Ripka Earn-out relating to the acquisition of the Ripka assets on April 3, 2014, the remaining payment obligations under the Ripka purchase agreement) and the acquisition of the H Halston brands on December 22, 2014 (consisting of the H Loan).

Other Factors

We continue to seek to expand and diversify the types of licensed products being produced under the Mizrahi, Ripka and H Halston brands. We will seek to continue to diversify the distribution channels within which licensed products are sold, in an effort to reduce dependence on any particular retailer, consumer or market sector within each of our brands. The Mizrahi brands, the H Halston brands and LCNY brand have a core business in fashion apparel and accessories. The Ripka brands historically have been focused on fine jewelry, which we believe help diversify our industry focus while at the same time complement, expand on and grow our overall business relationship with QVC. We also intend to seek new opportunities, including expansion through direct-response television and additional domestic and international licensing arrangements, and acquiring additional brands. The success of our Company, however, will still remain largely dependent on our ability to build and maintain our brands’ awareness and contract with and retain key licensees and on our licensees’ ability to accurately predict upcoming fashion and design trends within their respective customer bases and fulfill the product requirements of their particular retail channels within the global marketplace. Unanticipated changes in consumer fashion preferences, slowdowns in the U.S. economy, changes in the prices of supplies, consolidation of retail establishments, and other factors noted in “Risk Factors,” could adversely affect our licensees’ ability to meet and/or exceed their contractual commitments to us and thereby adversely affect our future operating results.

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Income Taxes

Our income tax (benefit) is based on an effective income tax rate, which is comprised of the federal statutory rate and a state and local tax rate, net of federal effect. Our state and local tax rate is affected by the location of earned revenue and certain incurred expenses in determining state and local income tax allocations. Accordingly, our state and local tax rate, net of federal effect may vary and could have a material impact on the fair value of our deferred tax assets and liabilities. See Note 9, Income taxes, to the Notes to Consolidated Financial Statements.

Effects of Inflation

We do not believe that the relatively moderate rates of inflation experienced over the past two years in the United States, where we primarily compete, have had a significant effect on revenues or profitability. If there were an adverse change in the rate of inflation by less than 10%, the expected effect on net income would be immaterial.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations or liquidity.

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BUSINESS

Overview of the Business

We are a brand management and development company engaged in the design, licensing, marketing and retail sales of branded apparel, footwear, accessories and home goods, and the acquisition of additional high profile consumer lifestyle brands. Presently, our brand portfolio consists of the Isaac Mizrahi and Judith Ripka brands, as well as two recently acquired brands, H by Halston and H Halston. We also manage and design the Liz Claiborne New York brand, which is sold exclusively through QVC, a leading direct-response television and ecommerce retailer. Our platform includes in-house designers and marketing executives who work with our licensees to help design, promote and elevate each brand within their respective distribution channels. We market and promote our brands by employing a highly-differentiated omni-channel sales strategy, which includes promotion through direct-response television, internet, and traditional brick-and-mortar distribution channels delivering a unique brand experience that fosters increased consumer engagement.

Our proprietary platform is strategically positioned to monetize the convergence of shopping, entertainment and social media. By leveraging video, social media and other content across all platforms, we seek to drive customer engagement and generate retail sales across our brands. Our strong relationships with leading retailers and direct-response media companies, such as QVC and The Shopping Channel, enable us to reach consumers in over 300 million homes worldwide.

We believe our business model provides significant competitive advantages as compared to traditional wholesale apparel companies that design, manufacture and distribute products. We remain focused on our core competencies of licensing, design, marketing, brand development and oversight, while outsourcing manufacturing and distribution to best-in-class licensing partners. We believe our platform is highly scalable due to our business model’s low overhead and working capital requirements, coupled with minimum guaranteed income levels through our multi-year licensing contracts. Additionally, we believe we can quickly integrate additional brands into our platform in order to leverage our design and marketing capabilities and retail and licensee relationships.

Our long-term objective is to build a diversified portfolio of consumer lifestyle brands through organic growth of our existing brands and through the acquisition of new brands. To achieve this objective, we intend to:

•	grow organically by licensing our existing brands in new product categories and distribution channels;

•	increase the retail penetration of our brands through cross-channel and social marketing in an effort to increase customer awareness and brand loyalty;

•	expand internationally through licenses, strategic partnerships, joint ventures and other arrangements with leading retailers and wholesalers outside the United States; and

•	acquire consumer brands, or the rights to such brands, which we believe to be synergistic and complementary to our strategy.

We believe we offer a unique value proposition to our licensees, retail partners and customers for the following reasons:

•	our attractive stable of desirable consumer brands, capable of expanding into many new product categories and geographies;

•	our experienced and accomplished management team, who have significant relationships within the apparel, licensing and brand management industry;

•	our differentiated brand management platform, which has a strong focus on design and marketing; and

•	our operating strategy of licensing brands with significant media presence and driving sales through our omni-channel retail sales strategy across direct-response television, internet and brick-and-mortar distribution channels.

Industry Overview

Licensors are typically brand owners who invest and manage their properties, but leave much of the expense and operational heavy lifting, such as sourcing and distribution, to third party licensees. Licensors maintain control over their brand image while extracting a percentage royalty from licensees in exchange for the use of the trademark in strategically segmented categories and channels. This strategy minimizes operational risk while generating healthy margins and free cash flow relative to traditional wholesale apparel companies.

Brand management and licensing is a large and fast-growing global industry that in 2013 generated over $115 billion in retail sales and $5.6 billion in royalty revenue in the U.S. and Canada alone, according to the 2014 Annual Licensing Industry Survey by the International Licensing Industry Merchandisers’ Association, or LIMA. The industry’s growth was largely the result of both an increased overall consumer economy along with the efforts of a licensing community that continues to find new ways to strategically leverage the equity of brands, characters, imagery and other intellectual property. While character licensing is the oldest and largest segment of the industry, LIMA indicated that some of the highest growth has come from fashion, celebrity and corporate branding, with notable increases in the apparel, footwear, accessories, and health and beauty markets.

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According to LIMA, the licensed fashion merchandise segment generated approximately $770 million in royalty revenues, or 13.7% of total industry royalties, in 2013. LIMA reported that retail sales in the U.S. and Canada of licensed fashion merchandise, including apparel, accessories, health and beauty, home goods and footwear, reached $16.9 billion in 2013. According to LIMA, the strength of the fashion licensing segment has been driven by continued acquisitions by investment groups who seek to leverage the benefits of the licensing model as a way to grow their brands. We believe that the lack of penetration through e-commerce and direct-response television channels presents a significant opportunity for us.

Our Brand Portfolio

Currently, our brand portfolio includes the Mizrahi brands, the Ripka brands, the H Halston brands and certain rights to the Liz Claiborne New York brand, or LCNY.

Isaac Mizrahi. Isaac Mizrahi is an iconic American brand that stands for timeless, cosmopolitan style. Isaac Mizrahi, the designer, launched his eponymous label in 1987 to critical acclaim, including four Council of Fashion Designers of America (CFDA) awards. Since then, this brand has become known around the world for its colorful and stylish designs. As a true lifestyle brand, under Xcel’s ownership it has expanded into over 150 different product categories including sportswear, footwear, handbags, watches, eyewear, fragrance, tech accessories, intimates, bridal gowns and accessories, pet products, home and other merchandise. Under our omni-channel retail sales strategy, the brand is available across various distribution channels to reach customers wherever they shop: better department stores, direct-response television, including QVC and The Shopping Channel, our e-commerce site at www.isaacmizrahi.com, and national specialty retailers such as Michaels and Best Buy. The brand is also sold in various global locations including Canada, Mexico, the United Kingdom, the Philippines and the Middle East. When we refer to the Mizrahi brands, we include Isaac Mizrahi New York, IsaacMizrahiLIVE, Isaac Mizrahi Jeans, Isaac Mizrahi CRAFT and Isaac Mizrahi. We acquired the Mizrahi brands in September 2011.

Judith Ripka. Judith Ripka is a luxury jewelry brand founded by Judith Ripka in 1977. This brand has has become known worldwide for its distinctive designs featuring intricate metalwork, vibrant colors and distinctive feel. The Judith Ripka LTD fine jewelry collection consists of pieces in 18 karat gold and sterling silver with precious colored jewels and diamonds, and is available in fine jewelry stores and luxury retailers and through our e-commerce site at www.judithripka.com, with a line of luxury watches expected to be introduced in 2015. Ms. Ripka also launched an innovative collection of fine jewelry on QVC under the Judith Ripka brand in 1996, where she offers customers fine jewelry, watches and accessories at more accessible price points, including precious and semi-precious stones and multi-faceted diamonique stones made exclusively for the brand. Each piece under both the Judith Ripka LTD and Judith Ripka brands is designed with certain timeless and consistent features so that collections from 20 years ago can be worn with those of today, and is made by hand, combining artisanal methods with modern technology to produce unique and stunningly intricate designs. Known as the Queen of Hearts, Ms. Ripka incorporates a matte finish, texture, vibrant color and hearts into most designs. Among her many awards, Ms. Ripka was chosen as one of “The Leading Women Entrepreneurs of the World” and received the DeBeers Award for Outstanding Jewelry Design. Combined with the personal style, elegance and warmth of Ms. Ripka, the high quality designs have attracted customers across all channels. We expanded the Ripka brand to The Shopping Channel in Canada in 2014, with additional global expansion planned. The Ripka brands are distributed in various countries including the United States, Canada, the United Kingdom, Russia, the Ukraine and elsewhere in Europe and the Middle East. When we refer to the Ripka brands, we include Judith Ripka LTD, Judith Ripka, and all related brands and collections. We acquired the Ripka brands in April 2014.

H Halston. The H Halston brands are sub-brands of the Halston fashion brands, which include Halston and Halston Heritage. The Halston brand was founded by Roy Halston Frowick in the 1960s, and quickly became one of the most important American fashion brands in the world, becoming synonymous with glamour, sophistication and femininity. Halston’s groundbreaking designs and visionary style still influence designers around the world today. When we refer to the H Halston brands, we include H Halston and H by Halston. We intend to launch the H by Halston brand on QVC in September 2015. During his lifetime, Halston dressed many celebrities from Liza Minelli to Elizabeth Taylor, and his designs and creations continue to be seen on A-list celebrities today, including Gisele Bundchen, Hayden Panettiere and Lady Gaga. The H Halston brands exclude the Halston Heritage brand and other related brands, which continue to be owned and operated by HIP and its affiliates, and certain rights to the H Halston brands in the fragrance category, which are owned by Elizabeth Arden. The H by Halston brand will be available exclusively through direct-response television channels. We plan to launch the H Halston brand as a lifestyle collection in 2016.  We acquired the H Halston brands in December 2014.

Liz Claiborne New York. Liz Claiborne New York is the accessible luxury brand for Liz Claiborne. Liz Claiborne was founded by Anne Elisabeth “Liz” Claiborne in 1976 to address the void she saw in the market to provide stylish clothes for working women. Sold exclusively on QVC, the Liz Claiborne New York line includes women’s apparel, footwear, outerwear and accessories, and is currently distributed in the United States and the United Kingdom. The Liz Claiborne New York brand, or the LCNY brand, reflects the heritage, style and versatile fashion for which the Liz Claiborne brand has become known. We acquired the business and certain rights to the LCNY brand in September 2011.

Design, Marketing and Licensing Business

We license our brands to third parties, provide certain design and marketing services and generate royalty design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies and retailers. This includes licensing our own brands for promotion and distribution through an omni-channel retail sales strategy, which includes distribution through direct-response television, the internet and traditional brick-and-mortar retail channels. We believe that this strategy distinguishes us from other brand management companies that rely primarily on their licensees for design and distribution and enables us to leverage the media reach of our direct-response television partners, including through television and social media, to drive sales of products under our brands across distribution channels.

QVC is an important strategic partner in our design, marketing and licensing business, and is our largest licensee for each of our Mizrahi, Ripka, H Halston and LCNY brands. QVC’s business model is to promote and sell products through its direct-response television programs and related internet and mobile platforms. We leverage both our brand celebrity hosts as well as alternate brand hosts to promote products under our brands on QVC. According to QVC, QVC increased its global revenues to over $8.6 billion in 2013 through a combination of domestic growth and international expansion into five countries outside of the United States, including the United Kingdom, Germany, Japan, Italy and China, with France as a sixth international country planned for 2015. Additionally, according to QVC, QVC’s customer engagement and reach increased to more than 300 million homes worldwide in 2013, which helped it grow into the number two mobile multi-category retailer in Internet Retailer Mobile 500. Also according to QVC, QVC was tied for second in mobile in the ForeSee Experience Index and QVC/Liberty Interactive was ranked fifth in the 2013 Internet Retailer eCommerce 500. We believe that we will continue to benefit from the growth in QVC’s platform and reach as content becomes increasingly important and QVC continues to increase its internet sales, which in 2013 represented $3.2 billion, or 38% of QVC’s consolidated revenues, according to QVC. Additionally, our agreements with QVC allow our brand celebrity hosts and spokespersons to promote our non-QVC product lines and strategic partnerships under the Mizrahi, Ripka and H Halston brands through QVC’s programs, subject to certain parameters , including the payment of a portion of our non-QVC revenues to QVC. We believe that this provides us with a unique advantage to continue to leverage QVC’s media platform, reach and attractive customer base to cross-promote products in and drive traffic to our other channels of distribution.

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In our licensing agreements, our licensing partners are responsible for manufacturing and distributing our licensed products, subject to our oversight and marketing support. Our business model allows us to focus on our core competencies of designing, marketing and managing brands without much of the risk and investment requirements associated with traditional apparel companies. The Mizrahi brands and the LCNY brand are licensed through our wholly-owned subsidiary, IM Brands, LLC or IM Brands, the Ripka brands are licensed through our wholly-owned subsidiary, JR Licensing LLC, or JR Licensing, and the H Halston brands are licensed through our wholly-owned subsidiary, H Licensing, LLC, or H Licensing.

Our objective is to build a diversified portfolio of lifestyle consumer brands through organic growth and the strategic acquisition of new brands. To achieve growth under our brands, we are focused on three primary licensing and design activities:

•	Licensing our brands for distribution through direct-response television (i.e. QVC and The Shopping Channel);

•	Licensing our brands to wholesale manufacturers, sourcing and design companies and retailers for promotion and distribution through the internet and traditional brick-and-mortar retail channels; and

•	Managing and promoting the LCNY brand for distribution through QVC.

In connection with the aforementioned licensing activities, we provide design support to third party licensees for our brands where required and coordinate merchandising and sales efforts for those parties in each case where appropriate. We also conduct marketing, advertising, public relations and social media marketing campaigns for our brands, and coordinate such activities with our licensees.

We began our Ripka brands operations through an asset purchase in April 2014. Our Ripka brands, primarily marketed in fine jewelry, help diversify our industry focus, while at the same time complementing and expanding our overall business relationship with QVC. We added the H Halston brands through an asset purchase in December 2014, which will further complement and expand our fashion business and relationship with QVC.

In September 2013, we began offering the Mizrahi brands through direct-response television on The Shopping Channel in Canada. In May 2014, we launched the Ripka brands on The Shopping Channel in Canada and launched the IsaacMizrahiLIVE and LCNY brands in the United Kingdom on QVC. We are scheduled to launch certain of our brands in Italy, Germany, and Japan through QVC in 2015 and 2015. We plan to continue to expand our brands internationally through QVC where QVC has or develops an international presence and through other direct-response television networks where QVC grants us the right to do so. We also plan to license to certain international licensing partners the right to distribute products under our brands through department stores and other retailers and/or the right to open and operate retail stores under our brands in such international markets.

IM QVC Agreement. IM Brands has a direct-to-retail license agreement with QVC, pursuant to which IM Brands designs, and QVC sources and sells, various products under the IsaacMizrahiLIVE brand. QVC owns the rights to all designs produced under the IM QVC Agreement. The IsaacMizrahiLIVE licensing program launched on QVC in 2010 and has expanded into a wide range of apparel, accessories and home categories through QVC’s television media and related internet sites. While such sales have been primarily in the United States, we commenced sales through QVC in the United Kingdom in May 2014 and expect to grow sales in QVC’s other international divisions, which currently include China, Germany, Italy and Japan, with plans for QVC to launch in France in 2015.

Pursuant to the IM QVC Agreement, IM Brands has granted to QVC and its affiliates the exclusive, worldwide right to promote IsaacMizrahiLIVE products and the right to use and publish the related trademarks, service marks, copyrights, designs, logos and other intellectual property rights owned, used, licensed and/or developed by IM Brands for a term lasting through September 30, 2020, with automatic one-year renewal periods thereafter unless terminated by either party. IM Brands has also granted to QVC and its affiliates, during the same period, exclusive, worldwide rights to promote third party vendor co-branded products that, in addition to bearing and being marketed in connection with the trademarks and logos of such third party vendors, also bear or are marketed in connection with the IsaacMizrahiLIVE trademark and related logo. In connection with the foregoing and during the same period, QVC and its subsidiaries have the exclusive, worldwide right to use Isaac Mizrahi’s name, likeness, image, voice and performance to promote IsaacMizrahiLIVE products and co-branded products. QVC is permitted during this period to promote products that are in competition with IsaacMizrahiLIVE products and co-branded products.

In exchange for the rights granted to QVC pursuant to the IM QVC Agreement, QVC is obligated to pay to IM Brands, on a quarterly basis, royalty payments based upon the net retail sales of IsaacMizrahiLIVE products and co-branded products. Under the IM QVC Agreement, net retail sales means the aggregate amount of all revenue generated through the sale of IsaacMizrahiLIVE products or co-branded products by QVC and its subsidiaries under the IM QVC Agreement, excluding freight, shipping and handling charges, customer returns, and sales, use or other taxes.

Notwithstanding IM Brands’ grant of worldwide promotion rights to QVC, IM Brands may, with the permission of QVC, sell any of the IsaacMizrahiLIVE products to better retailers, but excluding discount divisions of such companies and mass merchants, or via company media in exchange for making reverse royalty payments to QVC based on the net retail sales of such products to better retailers or via company media. For purposes of the IM QVC Agreement, company media means “Isaac Mizrahi” and “Isaac Mizrahi New York”-branded brick-and-mortar retail stores and internet websites, if any. The IM QVC Agreement permits us to promote our brick-and-mortar collections on QVC’s television program subject to certain terms and restrictions. We do not currently sell any of the IsaacMizrahiLIVE products through any of these distribution channels.

Under the IM QVC Agreement, IM Brands may also earn revenue from (i) the sale, license, consignment or any other form of distribution of any products bearing, marketed in connection with or otherwise associated with IM Brands’ trademarks and brands (including the Mizrahi brands) and/or (ii) the licensing of any and all intellectual property rights with respect to any and all products, including IsaacMizrahiLIVE products, bearing, marketed in connection with or otherwise associated with IM Brands’ trademarks and brands; provided that it pays specified portions of the revenues earned from the foregoing activities to QVC.

Under the IM QVC Agreement, IM Brands is restricted from selling products under the Mizrahi brands or any of its other trademarks and brands (including the trademarks, copyrights, designs, logos and related intellectual property themselves) to mass merchants. In addition, under the IM QVC Agreement, during the term of the agreement and for one year thereafter, neither IM Ready, IM Brands nor Isaac Mizrahi may, without QVC’s consent, promote, advertise, endorse or sell (i) IsaacMizrahiLIVE products and co-branded products through any means or (ii) any products through direct-response television. The IM QVC Agreement also prohibits IM Brands from selling products under the Mizrahi brands or any of its other trademarks and brands to a direct competitor of QVC (defined as any entity other than QVC, including HSN, Inc. and Value Vision Media, Inc., whose primary means of deriving revenue is the transmission of direct-response television programs, including the Home Shopping Network, ShopNBC, America's Store and Shop at Home Network), provided that pursuant to a July 2, 2013 amendment, IM Brands is permitted to enter into agreements to market products through certain direct-response television within certain identified geographic regions and with other non-QVC entities as may be approved by QVC. Any such agreements must expire no later than December 31, 2015, unless QVC consents to an extension to any such agreement. In consideration for QVC permitting the Company and IM Brands to enter into such agreements, the Company and IM Brands will pay specified portions of the revenues earned from those agreements to QVC.

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We are also obligated to provide QVC with a key-man life insurance policy to provide payment to QVC in the event of the death of Isaac Mizrahi. We currently hold a key-man insurance policy on the life of Isaac Mizrahi in the amount of $35,000,000.

For the nine months ended September 30, 2014 and the years ended December 31, 2013 and December 31, 2012, the IM QVC Agreement accounted for 51%, 61% and 61%, respectively, of the total revenues of the Company.

Ripka QVC Agreement. Through our wholly owned subsidiary, JR Licensing, we have a direct-to-retail license agreement with QVC that we entered into effective as of April 3, 2014, which we refer to as the Ripka QVC Agreement. Pursuant to the Ripka QVC Agreement, JR Licensing designs, and QVC sources and sells, various products under the Ripka brands. QVC owns the rights to all designs produced under the Ripka QVC Agreement. QVC began selling products under the Ripka brands in 1999, and the Ripka QVC Agreement includes the sale of products across various categories, including fine jewelry, watches and other accessories, through QVC’s television media and related internet sites.

Pursuant to the Ripka QVC Agreement, JR Licensing has granted to QVC and its affiliates the exclusive, worldwide right to promote Judith Ripka products and the right to use and publish the related trademarks, service marks, copyrights, designs, logos and other intellectual property rights owned, used, licensed and/or developed by JR Licensing for an initial term lasting until April 2, 2019, with automatic one-year renewal periods thereafter unless terminated by either party. In connection with the foregoing and during the same period, QVC and its subsidiaries have the exclusive, worldwide right to use Judith Ripka’s name, likeness, image, voice and performance to promote Judith Ripka products. QVC is permitted during this period to promote products that are in competition with Judith Ripka products.

In exchange for the rights granted to QVC pursuant to the Ripka QVC Agreement, QVC is obligated to pay to JR Licensing, on a quarterly basis, royalty payments based upon the net retail sales of Ripka products. Under the Ripka QVC Agreement, net retail sales means the aggregate amount of all revenue generated through the sale of Judith Ripka products by QVC and its subsidiaries under the Ripka QVC Agreement, excluding freight, shipping and handling charges, customer returns, and sales, use or other taxes.

Notwithstanding JR Licensing’s grant of worldwide promotion rights to QVC, JR Licensing may, with the permission of QVC, sell any of the Ripka brands to better retailers, but excluding discount divisions of such companies and mass merchants, or via company media in exchange for making reverse royalty payments to QVC based on the net retail sales of such products to better retailers or via company media. For purposes of the Ripka QVC Agreement, company media refers to “Judith Ripka LTD”-branded brick-and-mortar retail stores and internet websites, if any. We do not currently sell any of the Judith Ripka products through any of these distribution channels.

Under the Ripka QVC Agreement, JR Licensing may also earn revenue from (i) the sale, license, consignment or any other form of distribution of any products, bearing, marketed in connection with or otherwise associated with JR Licensing’s trademarks and brands (including the Ripka brands) and/or (ii) the licensing of any and all intellectual property rights with respect to any and all products, including Judith Ripka products, bearing, marketed in connection with or otherwise associated with JR Licensing’s trademarks and brands; provided that it pays specified portions of the revenues earned from the foregoing activities to QVC.

Under the Ripka QVC Agreement, JR Licensing is restricted from selling products under the Ripka brands or any of its other trademarks and brands (including the trademarks, copyrights, designs, logos and related intellectual property themselves) to mass merchants. In addition, under the Ripka QVC Agreement, during the term of the agreement and for one year thereafter, neither JR Licensing nor Judith Ripka Berk may, without QVC’s consent, promote, advertise, endorse or sell (i) products under the Judith Ripka brand through any means or (ii) any products through direct-response television. The Ripka QVC Agreement also prohibits JR Licensing from selling products under the Ripka brands or any of its other trademarks and brands to a direct competitor of QVC (defined as any entity other than QVC, including HSN, Inc. and Value Vision Media, Inc., whose primary means of deriving revenue is the transmission of direct-response television programs, including the Home Shopping Network, ShopNBC, America's Store and Shop at Home Network), provided that JR Licensing is permitted to enter into agreements to market products through certain direct-response television within certain identified geographic regions and with other non-QVC entities as may be approved by QVC. Any such agreements must expire no later than December 31, 2016, unless QVC consents to an extension to any such agreement. In consideration for QVC permitting JR Licensing to enter into such agreements, JR Licensing will pay specified portions of the revenues earned from those agreements to QVC.

In addition to the foregoing, the Ripka QVC Agreement permits us to promote our brick-and-mortar collections on QVC’s television program subject to certain terms and restrictions. We are also obligated to provide QVC with a key-man life insurance policy to provide payment to QVC in the event of a death of Judith Ripka. We currently hold a key-man insurance policy on the life of Judith Ripka Berk in the amount of $12,000,000.

For the nine months ended September 30, 2014, the Ripka QVC Agreement accounted for 19% of the total revenues of the Company.

H QVC Agreement. Through our wholly-owned subsidiary, H Licensing, we have a direct-to-retail license agreement with QVC that we entered into effective as of December 22, 2014, which we refer to as the H QVC Agreement. Pursuant to the H QVC Agreement, H Licensing designs, and QVC sources and sells, various products under the H by Halston brand. QVC owns the rights to all designs produced under the H QVC Agreement. QVC is expected to begin selling products under the H by Halston brands in the Fall of 2015, and the H QVC Agreement includes the sale of products across various categories through all means and media, including QVC’s television media and related internet sites.

Pursuant to the H QVC Agreement, H Licensing has granted to QVC and its affiliates the exclusive, worldwide right to promote H by Halston products and the right to use and publish the related trademarks, service marks, copyrights, designs, logos and other intellectual property rights owned, used, licensed and/or developed by H Licensing for an initial term lasting until December 31, 2019, with automatic three-year renewal periods thereafter unless terminated by either party.

In exchange for the rights granted to QVC pursuant to the H QVC Agreement, QVC is obligated to pay to H Licensing, on a quarterly basis commencing September 2015, royalty payments based upon the net retail sales of H by Halston products. Under the H QVC Agreement, net retail sales means the aggregate amount of all revenue generated through the sale of H by Halston products by QVC and its subsidiaries under the H QVC Agreement, excluding freight, shipping and handling charges, customer returns, and sales, use or other taxes.

Notwithstanding H Licensing’s grant of worldwide promotion rights to QVC, H Licensing may, with the permission of QVC, sell any of the H Halston brands to prestige retailers, but excluding discount divisions of such companies and mass merchants, or via company media in exchange for making reverse royalty payments to QVC, during the term of the agreement and for five years thereafter, based on the net retail sales of such products to better retailers or via company media. For purposes of the H QVC Agreement, company media refers to “H Halston”-branded brick-and-mortar retail stores and internet websites, if any. We do not currently sell any of the H Halston products through any of these distribution channels.

Under the H QVC Agreement, H Licensing will also pay a royalty on revenue earned from the sale, license, consignment or any other form of distribution of any products, bearing, marketed in connection with or otherwise associated with the “H Halston” trademark and brand.

Under the H QVC Agreement, H Licensing is restricted from selling products under the H Halston brands specified (including the trademarks, copyrights, designs, logos and related intellectual property themselves) to mass merchants. In addition, under the H QVC Agreement, during the term of the agreement and for one year thereafter, H Licensing may not, without QVC’s consent, promote, advertise, endorse or sell any products, including the H by Halston brands, through direct-response television. The H QVC Agreement also prohibits H Licensing from selling products under the H Halston brands or any of its other trademarks and brands to a direct competitor of QVC (defined as any entity other than QVC, including HSN, Inc., Value Vision Media, Inc., and America’s Collectibles Network, Inc. whose primary means of deriving revenue is the transmission of direct-response television programs).

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In addition to the foregoing, the H QVC Agreement permits us to promote our H Halston products on QVC’s television program subject to certain terms and restrictions.

Other Direct-Response Television Agreements. As of September 30, 2014, we had entered into agreements with The Shopping Channel, which we refer to as TSC, for our IsaacMizrahiLIVE and Ripka brands. Each such agreement grants TSC the exclusive right to sell products under the respective brands through its direct-response television programs and related e-commerce and mobile sites for distribution only in Canada, and provides to TSC the right to source products under the brands that are produced under license by QVC in exchange for paying to QVC a sourcing fee for certain of such products, and the rights granted to TSC remain subject to the restrictions under the IM QVC Agreement and the Ripka QVC Agreement. In exchange for our granting these rights to TSC, we receive a percentage of TSC’s net sales of products under the IsaacMizrahiLIVE and Ripka brands.

H Halston Licensing Agreement. Pursuant to a trademark license agreement, or the H Halston License Agreement, entered into on December 22, 2014 by and between H Licensing and The H Company IP, LLC, or HIP, H Licensing granted to HIP, a non-assignable exclusive sublicense to use the H Halston trademark in association with the manufacture, distribution, promotion, advertising and sale of products bearing the H Halston trademark and any related services thereto in all channels of distribution, excluding direct-response television and its related e-commerce and digital distribution, and excluding certain mass retailers. The initial term of the H Halston License Agreement expires on December 31, 2019 unless sooner terminated or renewed. After the initial term, HIP shall be entitled to renew the H Halston License Agreement on three occasions, each for five (5) year terms, as long as HIP is in compliance with all terms and conditions of the agreement. HIP may terminate the agreement prior to the expiration of the initial term without penalties, fees or payment of future royalties upon 90 days notice prior to the second anniversary of the closing. HIP shall pay royalties to H Licensing during the term, with a minimum guaranteed royalty of $600,000 per year during the initial term for 2016 through 2024 and $1,200,000 for any year thereafter. In the event HIP exercises its early termination right, H Licensing shall pay to HIP a participation fee for each of the three following years in an amount not to exceed $4,000,000 ($5,000,000 if H Licensing distributes, or otherwise enters into any agreements for the distribution of, products being the H Halston trademark in China). The participation fee, if any, may be paid in cash or shares of Xcel’s common stock based on the greater of $8.00 and the value weighted average price of the common stock for the five business days preceding payment.

Wholesale Licensing Agreements. As of December 31, 2014, we had entered into over 50 wholesale licensing agreements related to the Mizrahi brands, Ripka brands and H Halston brands for sales and distribution through the internet and traditional brick-and-mortar retailers. Authorized distribution channels include department stores such as Lord & Taylor, Macy’s, Neiman Marcus, Nordstrom’s, and Saks Fifth Avenue, off-price retailers such as Neiman’s Last Call, Nordstrom Rack, Saks Off Fifth and TJX (including TJ Maxx, Marshall’s and Home Goods), and national specialty retailers such as 1-800-FLOWERS, Best Buy, Michaels and Staples. Under our wholesale licenses, a wholesale supplier is granted rights, typically on an exclusive basis, to a single or small group of related product categories for sale to multiple accounts within an approved channel of distribution and territory. Our wholesale license agreements typically provide the licensee with the exclusive rights for a certain product category in a specified territory and/or distribution channel. Our wholesale license agreements cover various categories, including but not limited to women’s footwear, accessories, and bridal gowns; fragrance, bath and body; jewelry; home products; men’s’ apparel and accessories; children’s’ and infant apparel, footwear and accessories; and electronics cases and accessories. The terms of the agreements generally range from three to six years with renewal options.

We are in discussions with other potential licensees and strategic partners to license and/or co-brand the Mizrahi brands, Ripka brands and H Halston brands for additional categories. In certain cases, we have engaged licensing agents to assist in the procurement of such licenses for which IM Brands, JR Licensing, H Licensing or our licensees pay such agents’ fees based upon a percentage of the net sales of licensed products by such licensees, or a percentage of the royalty payments that we receive from such licensees. While many of the new and proposed licensing agreements will likely require us to provide seasonal design guidance, most of our new and prospective licensing partners have their own design staff, and we therefore expect low incremental overhead costs related to expanding our licensing business. We will endeavor, where possible, to require licensees to provide guaranteed minimum royalties under their license agreements.

Our licensees currently plan to sell the Mizrahi brands, Ripka brands and H Halston brands licensed products through brick-and-mortar retailers, internet websites, for certain categories, through our e-commerce site, and in certain cases supply products to QVC, The Shopping Channel, and/or other direct-response television companies for sale through their television programs and/or through their internet websites. We generally recognize revenues from our wholesale licenses based on a percentage of the sales of products under the Mizrahi brands, Ripka brands and H Halston brands, but excluding sales of products to direct-response television networks, where we receive a retail royalty directly from the direct-response television licensee, and sales of products to retail stores and/or e-commerce sites operated by us. Additionally, based upon guaranteed minimum royalty provisions required under many of the license agreements, we are able to recognize revenue related to certain wholesale licenses based on the greater of the sales-based royalty or the guaranteed minimum royalty.

Revenue from the wholesale licenses represented approximately 10%, 13% and 8% of our total revenues for the nine months ended September 30, 2014 and the years ended December 31, 2013 and December 31, 2012, respectively.

LCNY Agreement. Pursuant to the LCNY Agreement, we provide certain promotional services related to the LCNY brand, rights to use Isaac Mizrahi name as creative director for the LCNY brand, and design services to KSC for the LCNY brand, which is sold exclusively through QVC.

As part of the LCNY Agreement, Isaac Mizrahi or another spokesperson agreeable to IM Brands, QVC and KSC, must be made available to act as creative director for the LCNY brand and for print or other media campaigns. We refer to such spokespersons as Designers. Isaac Mizrahi does not currently promote the products or line, but QVC and KSC may require that a Designer promote the products on QVC in the future. As creative director, the Designers work with and direct a design staff employed by IM Brands and IM Brands is compensated for the design services under a separate agreement with QVC. The current term of the LCNY Agreement lasts until July 31, 2016, after which the LCNY Agreement automatically renews for four one-year renewal terms unless otherwise terminated by QVC.

IM Brands has absolute approval over any use of the Designer’s name and/or likeness, but it has otherwise granted to KSC all rights in any works (or contributions to works) comprised in design or advertising materials that are used in connection with products under the LCNY brand, other than the trademark, name, image, or likeness of the Designer. IM Brands has also granted to KSC the right to use the Designer’s name, signature, photograph, voice or other sound effects, likeness, personality, endorsement, biography and statements in connection with the design, manufacture, importation, distribution, sale, marketing and advertising in any media of the products under the LCNY brand. Additionally, KSC and QVC may use the Isaac Mizrahi name, image, or likeness to promote the role of IM Brands in the design of products under the LCNY brand, but may not use the Isaac Mizrahi name, image or likeness as part of the LCNY brand label itself. Under the LCNY Agreement, IM Brands has agreed that neither it nor the Designer may, directly or indirectly, associate or affiliate the Designer’s name or trademark with Wal-Mart, Kmart or Sears.

In consideration for (a) the promotional and creative services, (b) the rights to the designs created by IM Brands for the LCNY brand and (c) all other rights provided by IM Brands to KSC pursuant to the LCNY Agreement, KSC is obligated to pay to IM Brands a percentage of the royalty revenues KSC receives from QVC (pursuant to the separate license agreement between KSC and QVC) for sale of the LCNY brand products through QVC-owned, -operated and -branded direct-response television programs, website and retail stores, with the percentage equal to twenty-five percent (25%) of such royalties prior to July 31, 2013 and fifty percent (50%) of such royalties following July 31, 2013. In the event that KSC uses the design and technical specifications of products for merchandise that is sold by KSC to international customers or through its own retail stores, IM Brands is entitled to additional royalty fees with respect to such merchandise to be agreed with KSC. Finally, if KSC enters into any new licenses with respect to the LCNY brand during the term of the LCNY Agreement, KSC has agreed to pay to IM Brands 25% of the royalty revenues KSC receives from such new licenses. For the nine months ended September 30, 2014, and the years ended 2013 and 2012, the LCNY Agreement accounted for 8%, 12% and 13% of our total revenues, respectively.

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Design and Promotional Services

We provide design and other services to certain of our licensees and, in some cases, to select brands owned by third parties. In particular, we provide all design services to QVC for products sold under the IM QVC Agreement, Ripka QVC Agreement, H QVC Agreement and LCNY Agreement. This includes seasonal design guidance, product development and merchandising, product design and sample review and approvals through our in-house design organization. Additionally, the Company provides limited design services under the wholesale licenses which may include seasonal design guidance (such as style guides) and/or print and pattern development, for which certain of our licensees pay us fixed fees for such services as determined in their agreements. In general, the design of products under our wholesale licenses is expected to be completed by the licensees at our direction.

In certain cases, the Company provides promotional services to other brands or companies, which may include the use of Isaac Mizrahi or the Mizrahi brands for the promotion of such company or brands through the internet, television, or other digital content, print media or other marketing campaigns featuring, in-person appearances by Mr. Mizrahi, the development of limited collections of products (which may include co-branded products) for such company, or other services as determined on a case-by-case basis. These include promotions with General Motors, Johnson & Johnson and Kimberly Clark (Kleenex).

The Company employs a design team to provide the aforementioned services. The Company may consider appropriate opportunities to leverage its resources to provide design services or other resources to selected brands that are not owned by the Company in the future.

Discontinued Operations

We opened a full-price store and an outlet store under the Mizrahi brands in 2013 and 2014, respectively. In December 2014, the Company decided to close its retail stores and focus on e-commerce, which will be a component of our licensing business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Discontinued Operations.”

Growth Strategy

Our vision is to monetize the intersection of shopping, entertainment and social media. To fulfill this vision, we plan to continue to grow the reach of our brand portfolio by leveraging our own internal design and marketing expertise and our relationships with key licensees and retailers, and to market our brands through our innovative omni-channel retail sales strategy. Our omni-channel strategy includes distribution through direct-response television, the internet and traditional brick-and-mortar retail channels. By leveraging the reach and media presence of our direct-response television partners, such as QVC, and by developing rich online video and social media content under our brands, we drive increased customer engagement and generate sales across our channels of distribution. Key elements of our strategy include:

•	Expand wholesale license relationships. Since acquiring the Mizrahi brands in September 2011, we have entered into over 50 wholesale license agreements for various product categories. We intend to enter into wholesale license agreements for additional categories for our existing brands and any other brands we may acquire.

•	Expand Brand and Retail Partnerships. We have entered into promotional collaborations and/or marketing agreements with companies such as General Motors, Johnson & Johnson and Kleenex, and have developed exclusive programs through certain wholesale licensees for specialty retailers such as Best Buy and Michael’s. Under these agreements, in addition to or in lieu of licensing royalties we may receive licensing, design, promotional and/or service fees. We plan to continue to develop strategic relationships under our brands that can leverage our media reach through direct-response television and social media to drive traffic and sales for our brand and retail partners and enhance the visibility of our brands.

•	Expand Internationally. In September 2013, we commenced marketing the Mizrahi brands through direct-response television in Canada on The Shopping Channel. In April 2014, upon our acquisition of the Ripka brands, we launched the Ripka brands on The Shopping Channel in Canada. In May 2014, we brought the Mizrahi brand and LCNY brand to the United Kingdom through QVC. We plan to continue to expand our brands internationally through QVC where QVC has developed or develops an international presence, as well as through other direct-response television networks where QVC grants us the right to do so. We also plan to license to certain international licensing partners the right to distribute products under our brands through department stores and other retailers in such international markets.

•	Deliver Quality Product Offerings. We employ a design team to provide design and other services to our licensees to ensure that our products adhere to stringent quality standards and design specifications that we have developed. We believe that our products offer exceptional value at their price points and that our ability to provide significant design and marketing direction to our licensees is a key differentiator of our business model. We believe our design and marketing capabilities will enable us to expand our brands and retail relationships, and we intend to continue to invest in our design and marketing capabilities in order to differentiate our services to our licensees and our brands in the marketplace.

•	Acquire or Partner with Strategic Brands. We plan to continue to pursue the acquisition of additional brands or the rights to brands which we believe are synergistic to our omni-channel retail sales strategy. Our brand acquisition strategy is focused on brands that we believe:

o	are synergistic to our existing portfolio of brands;

o	are leverageable onto our proprietary product development and brand management platform;

o	exhibit meaningful organic growth potential; and

o	would be accretive to our earnings.

Marketing

Marketing is a critical element to maximize brand value to our licensees and our Company. Therefore, we provide social media marketing and other marketing and public relations support for our brands.

Given our omni-channel retail sales strategy focusing on the sale of branded products through various distribution channels (including internet, direct-response television, and traditional brick-and-mortar sales channels), our marketing efforts currently focus on social media campaigns, personal appearances, and digital content in order to drive retail sales of product and consumer awareness across our various sales distribution channels. We seek to create the intersection where shopping, entertainment and social meet. As such, our marketing is currently conducted primarily through (i) Twitter campaigns, (ii) Facebook campaigns, (iii) Instagram, (iv) Pinterest and (v) blogs, videos, images and other internet content that are all updated regularly. Our efforts also include promoting namesakes of our brands and our personalities through various media including television (such as Project Runway All-Stars and Live with Kelly and Michael), design for performances, and other events. We also work with QVC to leverage QVC’s internet resources including discussion boards, Facebook and Twitter campaigns and QVC’s website.

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Our agreements with QVC allow our brand celebrities and spokespersons to promote our non-QVC product lines and strategic partnerships under the Mizrahi and Ripka brands through QVC’s programs, subject to certain parameters including the payment of a portion of our non-QVC revenues to QVC. We believe that this provides us with the ability to leverage QVC’s media platform (including television, internet, and social media reach to over 2 million Facebook fans and 2.8 million monthly forum posts) and QVC’s customer base of over 300 million households worldwide to cross-promote products in and drive traffic to our other channels of distribution. Many of our licensees make advertising and marketing contributions to the Company under their license agreements which are used to fund marketing-related expenses and further promote our brands as we deem appropriate. Certain of the wholesale licenses contain requirements to provide advertising or marketing for the Mizrahi brands, Ripka brands and H Halston brands under their license agreements with IM Brands, JR Licensing and H Licensing.

We also market the Mizrahi brands through our e-commerce site at www.isaacmizrahi.com, and we plan to market the Ripka brands through an e-commerce site in 2015 at www.judithripka.com. Through our e-commerce site, we are able to present and promote a collection of products under our brands for sale to customers with branding and signage that reflects each brand’s heritage and unique point-of-view. Additionally, we plan to conduct online marketing campaigns for the brands, which may include search engine optimization, referral sites, online promotions and content, and other efforts centered on promoting the brand and increasing customer traffic to our e-commerce sites.

Competition

Each of the Mizrahi brands, the Ripka brands, the H Halston brands and the LCNY brand and any acquired brand will likely have many competitors within each of its specific distribution channels that span a broad variety of product categories. These competitors have the ability to compete with the Company and our licensees in terms of fashion, quality, price, products and/or marketing.

Because many of our competitors have significantly more cash, revenues and resources than we do, we must work to differentiate ourselves from our direct and indirect competitors to successfully compete for market share with the brands we own and for future acquisitions. We believe that the following factors help differentiate our Company in an increasingly crowded competitive landscape:

•	our management team, including our officers’ and directors’ historical track records and relationships within the industry;

•	our brand management platform, which has a strong focus on design and marketing; and

•	our operating strategy of licensing brands with significant media presence and driving sales through our omni-channel retail sales strategy across direct-response television, brick-and-mortar and internet distribution channels.

Trademarks

The Company, through IM Brands, owns and exploits the Mizrahi brands, which include the trademarks and brands Isaac Mizrahi, Isaac Mizrahi New York and IsaacMizrahiLIVE. The Company, through JR Licensing, owns and exploits the Ripka brands, which include the trademarks and brands Judith Ripka LTD, Judith Ripka Collection, Judith Ripka Legacy, Judith Ripka and Judith Ripka Sterling. The Ripka brands were acquired on April 3, 2014. Additionally, the Company, through H Licensing, LLC, owns and intends to exploit two Halston-formative brands and trademarks, namely, H by Halston and H Halston. The H by Halston and H Halston brands were acquired on December 22, 2014, however certain U.S. applications for registration that are based upon intent-to-use currently sit in the name of HIP, from whom we purchased the marks, until such time as the marks are put into use and assigned to us. In certain jurisdictions, certain H by Halston and H Halston trademark registrations or applications that we purchased (including but not limited to those based upon “intent to use”) may not yet be recorded in our name, due to laws governing the timing and nature of certain trademark assignments. Where laws limit our ability to record in our name trademarks that we have purchased, we have obtained by way of license all necessary rights to operate our business. Certain of these trademarks and associated marks are registered or pending registration with the U.S. Patent and Trademark Office in block letter and/or logo formats, as well as in combination with a variety of ancillary designs for use in connection with a variety of product categories, such as apparel, footwear and various other goods and services including, in some cases, home furnishings and decor. The Company intends to renew and maintain registrations as appropriate prior to expiration and it makes efforts to diligently prosecute all pending applications consistent with the Company’s business goals. In addition, the Company registers its trademarks in certain other countries and regions around the world as it deems appropriate.

The Company and its licensees do not presently earn a material amount of revenue from either the licensing of our trademarks internationally or the sale of products under our trademarks internationally. However, the Company has registered its trademarks in certain territories where it expects that it may do business in the foreseeable future. If the Company or a licensee intends to make use of the trademarks in international territories, the Company will seek to register its trademarks in such international territories as it deems appropriate based upon factors including the revenue potential, prospective market and trademark laws in such territory or territories.

Generally, the Company is primarily responsible for monitoring and protecting its trademarks around the world. The Company seeks to require its licensing partners to advise the Company of any violations of its trademark rights of which its licensing partners become aware and relies primarily upon a combination of federal, state, and local laws, as well as contractual restrictions to protect its intellectual property rights both domestically and internationally.

Employees

As of December 31, 2014, we had 68 full-time employees and 12 part-time employees.

Government Regulation

We are subject to federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Product Safety Commission and various environmental laws and regulations. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Properties

We currently lease and maintain our corporate offices and operations located at 475 Tenth Avenue, 4th Floor, New York, New York 10018. Pursuant to the acquisition of the Mizrahi brands, we assumed a lease for such office of approximately 18,500 square feet of office space which lease is guaranteed by IM Brands, and which lease was extended through an amendment entered into on June 16, 2014. Our base office rental expense on a monthly basis is approximately $65,000.00 per month, plus annual increases to $90,000 during the last two months of the lease, and taxes and other fees payable under the lease. We are also required to maintain a security deposit of $264,000 under our office lease. The office lease term expires in February 2022. We believe that this space will be sufficient to meet our current operating needs. We also lease and maintain a retail store in Southampton, New York of approximately 1,800 square feet, which has a one-year term that expires March 31, 2015. The monthly rent expense is approximately $8,000. In addition, we lease approximately 1,900 square feet of retail space in Woodstock, GA intended for our second retail store, which has a 10-year term with annual base rent of $50,000 for the first three years of the lease. The Company has the right to terminate the lease in February 2016 and intends to do so.

Legal Proceedings

To the best of our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and positions of our executive officers and directors as of January 31, 2015. Executive officers are elected by our board of directors. Each executive officer holds office until he or she resigns, is removed by the board of directors, or a successor is elected and qualified. Each director holds office until a successor is elected and qualified, or earlier if such director resigns or is removed.

Name	Age	Position

Robert D’Loren	56	Chairman of the board of directors and Chief Executive Officer and President

James Haran	53	Chief Financial Officer and Assistant Secretary

Joe Falco	43	Chief Operating Officer of the Company and President of the Mizrahi brands

Seth Burroughs	35	Executive Vice President of Business Development and Treasury and Secretary

Mark DiSanto	52	Director

Marisa Gardini (i)	47	Director

Edward Jones, III	67	Director

Howard Liebman	72	Director

Benjamin Malka	53	Director

Todd Slater	52	Director

(i)	Ms. Gardini resigned as Executive Vice President of Strategic Planning and Marketing in February 2014. Ms. Gardini has remained employed by us in a part-time business development role.

Below are the biographies of each of our officers and directors as of January 31, 2015.

Robert D’Loren has been the Chairman of our board of directors and our Chief Executive Officer and President since September 2011. Mr. D’Loren has been an entrepreneur, innovator and pioneer of the consumer branded products industry for the past 35 years. Mr. D’Loren has spearheaded the Company’s omni-channel platform, connecting the channels of digital, brick-and-mortar, social media and direct-response television to create a single customer view and brand experience for Xcel’s brands. He served as Chairman and CEO of IPX Capital, LLC and its subsidiaries, a consumer products investment company, from 2009 to 2011. He continues to serve as IPX Capital LLC’s Chairman.

Prior to Xcel, from June 2006 to July 2008, Mr. D’Loren was a director, President and CEO of NexCen Brands, Inc., a global brand acquisition and management company with holdings that included The Athlete’s Foot, Waverly Home, Bill Blass, MaggieMoo’s, Marble Slab Creamery, Pretzel Time, Pretzelmaker, Great American Cookies, and The Shoe Box.

From 2002 to 2006, Mr. D’Loren’s work among consumer brands continued as President and CEO of UCC Capital Corporation, an intellectual property investment company where he invested in the consumer branded products, media and entertainment sectors. From 1997 to 2002, Mr. D’Loren founded and acted as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company. Mr. D’Loren’s total career debt and equity investments in over 30 entertainment and consumer branded products companies have exceeded $1.0 billion. In 1985, he founded and served as President and CEO of the D’Loren Organization, an investment and restructuring firm responsible for over $2 billion of transactions. Mr. D’Loren has also served as an asset manager for Fosterlane Management, as well as a manager with Deloitte.

Mr. D’Loren has served on the Board of Directors for Iconix Brand Group, Longaberger Company, Business Loan Center and as a board advisor to The Athletes Foot and Bill Blass, Ltd. He also serves on the board of directors for the Achilles Track Club International. Mr. D’Loren is a Certified Public Accountant and holds an M.S. degree from Columbia University and a B.S. degree from New York University.

James Haran has been our Chief Financial Officer since September 2011. Mr. Haran served as CFO of IPX Capital, LLC and its related subsidiaries, from June 2008 to September 2011. Mr. Haran was the Executive Vice President, Capital Markets for NexCen Brands, Inc. from 2006 to May 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corporation, and its predecessor company, CAK Universal Credit Corp., from 1998 to 2006. Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran is a Certified Public Accountant and holds a B.S. degree from State University of New York at Plattsburgh.

Joe Falco has been our Chief Operating Officer and President of the Mizrahi brands since September 2011. Mr. Falco is a merchant with almost two decades of experience in managing lifestyle brands and business development. Mr. Falco served as President of Misook, a division of HMX, from February 2010 to February 2011 as Worldwide President and Chief Merchant for Elie Tahari from 2007 to 2009 and as President of Sixty USA from 2005 to 2006. Prior to that position, Mr. Falco was Senior Vice President for Dolce & Gabbana from 1998 to 2004, where he was responsible for North American development and operations. Mr. Falco started his career with the luxury retailer Barneys New York where he became a student of product merchandising and brand communication.

Seth Burroughs has been our Executive Vice President of Business Development and Treasury since September 2011. From June 2006 to October 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc. Prior to his role at NexCen, from 2003 to 2006, Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corporation, an intellectual property investment company, where he worked on a $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties, including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs received a B.S. degree in economics from The Wharton School of Business at the University of Pennsylvania.

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Mark DiSanto has served as a member of our board of directors since October 2011. Since 1988, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation, a regional real estate development and investment company with commercial and residential development projects exceeding 1.5 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a J.D. degree from the University of Toledo College of Law and an M.S. degree in real estate development from Columbia University.

Marisa Gardini has served as a member of our board of directors since October 2011. Since January 2015, Ms. Gardini has been a Managing Partner with Burch Creative Licensing, LLC (BCL). From March 2014 to January 2015, Ms. Gardini consulted for various companies including BCL where she conceived of and launched the Ellen DeGeneres licensing program for BCL. From October 2011 to February 2014, Ms. Gardini served as our Executive Vice President of Strategic Planning and Marketing, and currently performs certain business development functions for us on a part-time basis. Since 2006, Ms. Gardini has also served as President and Chief Executive Officer of IM Ready. During this tenure, she led all segments of the business including managing all media and public relations. Prior to September 2011, in her role at IM Ready Ms. Gardini also oversaw the licensing, design, and merchandising for Isaac Mizrahi, and worked to help launch Isaac Mizrahi at Target, Liz Claiborne and QVC. Ms. Gardini has a B.A. degree from Barnard College and a J.D. degree from Brooklyn Law School, and currently serves on the board of trustees of Brearley School in New York City.

Edward Jones, III has served as a member of our board of directors since October 2011. His career in the fashion industry has spanned over 35 years. Mr. Jones began his career in retail in Dallas, Texas with Hartmarx. Mr. Jones then moved on to Neiman Marcus where he spent five years in various men’s merchandising and buying positions. In his career, Mr. Jones has held senior executive positions in major companies, including as CEO (Perry Ellis Men’s, Women’s & International, Segrets Inc., GM Design Inc.), President (Calvin Klein, Esprit, Haggar Women’s), Director International Licensing (Perry Ellis, Calvin Klein), Creative Director (Haggar Women’s), and Chief Merchandising Officer (Haggar Men’s & Women’s). For the past five years, he has been active as an advisor in the fashion apparel, accessory and footwear markets in numerous brand and company strategies and M&A assignments. During this period, he has participated in the review and analysis of over 60 companies or brands and has advised on brand and business model strategy in over half of these companies and brands.

Howard Liebman has served as a member of our board of directors since October 2011. Since 2008, Mr. Liebman has served as a director and member of the executive committee of Federation Employment and Guidance Service (FEGS) and as the chairman of its audit committee. FEGS is a large not-for-profit health and human services organization providing a vast array of services to individuals and families throughout the greater New York area. Mr. Liebman was a director of Sharper Image Corporation from 2006 to 2008 and also served as chairman of its audit committee during that period. In February 2008, Sharper Image filed for bankruptcy under Chapter 11 of Title 11 of the Bankruptcy Code.

Howard Liebman was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services, from 2007 until the sale of the business in 2008. Mr. Liebman served as a consultant to Hobart from 2006 to 2007. Mr. Liebman was President, Chief Financial Officer and a director of Shorewood Packaging Corporation, a multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets. Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer and served as its President from 1999 until Shorewood was acquired by International Paper in 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005. Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche, LLP (and its predecessors) from 1974 to 1994.

Benjamin Malka has served as a member of our board of directors since June 2014. Since August 2011, Mr. Malka has been the Chief Executive Officer of Halston Operating Company, LLC, a designer, manufacturer and distributor of apparel, leather goods, footwear and accessories. From September 2001 through July 2011, Mr. Malka was President of BCBG Max Azria Group, Inc., a designer, manufacturer and distributor of apparel, leather goods, footwear and accessories.

Todd Slater has served as a member of our board of directors since October 2011. Since January 2015, Mr. Slater has been Managing Director at Young America Capital, LLC, a registered broker dealer. Mr. Slater has a broad and distinguished background in the retail and branded consumer sectors. From November 2011 to December 2014, Mr. Slater was a Managing Director at Threadstone Advisors, an investment bank and advisory company serving the branded consumer and retail sectors. Prior to Threadstone, Mr. Slater was a Managing Director at Lazard Capital Markets, leading the retail and branded consumer research teams from 1996 to 2011, where he won numerous industry awards, including the #1 “Best Analyst” ranking by Starmine and the Financial Times in Specialty Retail, and the #2 “Best On The Street” in the Clothing and Accessory sectors over a period of many years. Prior to joining Lazard, Mr. Slater headed the retail and consumer research team at UBS Securities from 1992 to 1996, where he was ranked by Institutional Investor as #1 “Up and Comer” in the Textile and Apparel space. During this period, Mr. Slater was President of the Textile and Apparel Analyst Group in New York from 1999 to 2002. Before becoming a top retail and consumer industry analyst, Mr. Slater began his career at Macy’s New York, where he started in the Executive Training Program, rising to senior executive positions in merchandising, buying, and store management from 1984 to 1992. Mr. Slater received a B.A. degree in French Literature from Tufts University, and also completed a year of studies at Science Po (Institute d’Etudes Politiques) in Paris, France.

Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to our board. We believe that all of our directors have a reputation for honesty, integrity, and adherence to high ethical standards. They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve Xcel and our board of directors. The following descriptions demonstrate the qualifications of each director:

Robert D’Loren has extensive experience in and knowledge of the licensing and commercial business industries and financial markets. This knowledge and experience, including his experience as director, president and chief executive officer of a global brand management company, provide us with valuable insight to formulate and create our acquisition strategy and how to manage and license acquired brands.

Mark DiSanto has considerable experience in building and running businesses and brings his strong business acumen to the board of directors.

Marisa Gardini has operated and co-owned the Mizrahi brands for over nine years and has a unique knowledge of the brands and their position in the marketplace.

Edward Jones III brings over 35 years of experience in the fashion industry, as well as relationships in the fashion and apparel industries.

Howard Liebman brings comprehensive knowledge of accounting, the capital markets, mergers and acquisitions, financial reporting and financial strategies from his extensive public accounting experience and prior service as Chief Financial Officer of a public company.

Benjamin Malka brings extensive senior level experience in the fashion and apparel industries, as well as relationships in the fashion and apparel industries.

Todd Slater has extensive knowledge and experience in the retail and branded consumer sector industry, through his senior positions at investment banking firms, focusing on retail and consumer research, and his senior positions at Macy’s. Mr. Slater also brings relationships with various retailers and businesses in the consumer products markets.

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Key Employees

Isaac Mizrahi is Chief Design Officer for IM Brands. As Chief Design Officer, he is responsible for design and design direction for all brands under his name. Mr. Mizrahi founded the Mizrahi brands in 1987 and has been the chief designer and the brand’s inspiration since its founding and he has been a leader in the fashion industry for almost 30 years. Since his first collection in 1987, Mizrahi's designs have come to stand for timeless, cosmopolitan, style. Mr. Mizrahi is the recipient of many accolades including four Council of Fashion Designers of America awards. He has had the distinct pleasure of dressing some of the most distinguished women in the world including Audrey Hepburn, Secretary of State Hilary Clinton, Oprah Winfrey, and First Lady Michelle Obama and his designs are coveted by Hollywood's most stylish and are a favorite among celebrities. In 2012, IM Brands launched the Isaac Mizrahi New York collection, available at better department stores nationwide. In December 2009, Mr. Mizrahi launched his lifestyle collection, ISAACMIZRAHILIVE! on QVC. In addition to designing for the luxury and mass markets, Mr. Mizrahi's passion for the arts has led him to pursue projects in other areas of design. He has designed costumes for the New York Metropolitan Opera, the American Ballet Theater and the San Francisco Ballet. In 2010, Mr. Mizrahi directed and designed the costumes and sets for a production of “A Little Night Music” for the Opera Theatre of St. Louis. He returned to the Opera Theatre of Saint Louis in May 2014 to direct “The Magic Flute.” Furthermore, he was the subject and co-creator of “Unzipped,” a documentary following the making of his Fall 1994 ready-to-wear collection. The groundbreaking film received the Audience Choice for Excellence Award at the prestigious Sundance Film Festival. Mr. Mizrahi's media presence includes guest appearances on: “Sex and The City,” “Gossip Girl,” “Ugly Betty,” “Celebrity Jeopardy” and, most recently, “The Big C.” Additionally, he has hosted his own talk shows for the Oxygen Network and Style Network, “The Isaac Mizrahi Show” and “ISAAC,” respectively. Mr. Mizrahi's work on television continues, serving as head judge on Lifetime's “Project Runway All-Stars.”

Judith Ripka is Chief Design Officer of the Ripka brands for JR Licensing. Judith Ripka is the founder of the Ripka brands, a global, luxury jewelry brand with a classic, modern aesthetic that appeals to women of impeccable taste worldwide. Known for nearly 20 years for her distinctive designs in 18k gold, Ms. Ripka launched a sterling silver collection in 2011, both of which are available in her Madison Avenue flagship store and in fine jewelry stores worldwide. A favorite among fashion trendsetters, celebrities and style conscious women everywhere, the brand and Ms. Ripka’s popularity continue to strengthen. Ms. Ripka was a pioneer in the direct response television channel, debuting on QVC in 1996 and more recently on The Shopping Channel in Canada in 2014. With these collections, Ms. Ripka offers her devoted clients affordable luxury and the same versatility and interchangeability for which the Ripka brands are well-known. Ms. Ripka’s passion for design and entrepreneurial spirit were evident from an early age, but it was a friend’s request to redesign a strand of pearls that was pivotal in launching her company. The design, known simply as the PN1, became an instant hit and remains an iconic piece in the collections even today. Almost immediately Ms. Ripka gained a loyal following and became known for her classic-with-a-modern-twist design sensibility. She designed each piece with certain constant design features so that collections from 20 years ago can be worn with those of today. As an avid philanthropist, Ms. Ripka was also honored with the prestigious Albert Einstein Spirit of Achievement Award. In 1996, Ms. Ripka was asked to design the Inauguration pin that Hillary Clinton wore to her husband’s swearing in ceremony in 1996.

Independence of the Board of Directors

We are not a “listed issuer” as such term is defined in Rule 10A-3 under the Exchange Act. We use the definition of independence of The NASDAQ Stock Market LLC. The board has determined that Messrs. Howard Liebman, Edward Jones, III, Benjamin Malka and Mark DiSanto are independent. Each current member of the Audit Committee, Compensation Committee and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in pertinent NASDAQ listing standards, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Code of Ethics

On September 29, 2011, we adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and senior executives. Our Code of Ethics can be accessed on our website, www.xcelbrands.com.

Audit Committee and Audit Committee Financial Expert

Our board of directors has appointed an Audit Committee which consists of Messrs. Liebman and DiSanto. Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Stock Market, which is the independence standard that was adopted by our board of directors. The board of directors has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by our board of directors. The Audit Committee operates under a written charter adopted by our board of directors. The Audit Committee assists the board of directors by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Compensation Committee

Our board of directors has appointed a Compensation Committee consisting of Messrs. DiSanto and Jones. Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Stock Market. Our board of directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities. The committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Nominating Committee

Our board of directors has appointed a Nominating Committee consisting of Messrs. DiSanto and Jones. Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Stock Market. Our board of directors has adopted a written Nominating Committee Charter that sets forth the committee’s responsibilities.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding all cash and non-cash compensation earned, during the year ended December 31, 2014 and 2013, by our principal executive officer and our two other most highly compensated executive officers, which we refer to collectively as the named executive officers, for services in all capacities to the Company:

Summary Compensation Table

Name	Title	Year	Salary	Bonus (1)	Stock Awards (2)(3)	All Other Compensation	Total
Robert D’Loren	CEO and	2014	$734,206	$211,832	$2,625,000	$13,868	$3,584,906
	Chairman	2013	607,083	211,832	2,702,000	26,997	3,547,912

James Haran	CFO	2014	311,813	60,000	562,500	7,226	941,539
		2013	264,583	50,000	579,000	3,420	897,003

Seth Burroughs	EVP	2014	287,192	60,000	375,000	7,226	722,192
		2013	239,583	50,000	386,000	500	676,083

(1)	Bonuses were paid in accordance with the executives’ respective employment agreements, which were the same as the bonus arrangements in their employment agreements effective September 16, 2014. See “- Employment Agreements with Executives” below.

(2)	The dollar amounts shown represent the grant date fair value of the restricted stock awards granted during the applicable fiscal year calculated in accordance with ASC Topic 718.

(3)	On May 15, 2014, Messrs. D’Loren, Haran and Burroughs were awarded 350,000, 75,000 and 50,000 shares of restricted stock, respectively. These shares of restricted stock vest as to 50% of the shares on each of May 31, 2015 and May 31, 2016; provided, however, that each such grantee has the right to extend the vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2014, none of these shares have vested. The grant date fair value of the shares was $7.50 per share.

(4)	On April 1, 2013, Messrs. D’Loren, Haran and Burroughs were awarded 750,000, 150,000 and 100,000 shares of restricted stock, respectively. The vesting date of such shares of restricted stock was September 30, 2013, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2014, none of these shares have vested. The grant date fair value of the shares was $3.86 per share.

Employment Agreements with Executives

Robert D’Loren

On October 1, 2014, and effective as of September 16, 2014, we entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer, referred to as the D’Loren Employment Agreement. Additionally, we will use our reasonable best efforts to cause Mr. D’Loren to be nominated to our board of directors and to serve as our Chairman of the board of directors during the term of the agreement. Following the initial three-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to the termination of the then current term. Under the D’Loren Employment Agreement, Mr. D’Loren’s base salary is $826,500 per annum. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial three-year term, Mr. D’Loren’s base salary will be reviewed at least annually. Mr. D’Loren receives an allowance for an automobile appropriate for his level of position and we pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs with Mr. D’Loren’s automobile.

Bonus. Mr. D’Loren is eligible for an annual cash bonus of up to $1,500,000 for each calendar year, based on our achievement of annual EBITDA targets. The amount of the cash bonus will be a percentage of 5% of all income generated by the trademarks and other intellectual property owned by us, or IP Income, in excess of $8,000,000 earned and received by us, in accordance with the following schedule:

Annual Level of Target EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the IP Income earned by the Company in excess of $8 million

0%-49%	0%

50%-69%	60%

70%-89%	80%

90%-100%	100%

Severance. If Mr. D’Loren’s employment is terminated by us without cause, or if Mr. D’Loren resigns with good reason, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

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Change of Control. In the event Mr. D’Loren’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100. “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. D’Loren and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. D’Loren pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of his employment. Also, during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

James Haran

On October 1, 2014, and effective as of September 16, 2014, we entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer, referred to as the Haran Employment Agreement. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Under the Haran Employment Agreement, Mr. Haran’s base salary is $340,500 per annum. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran receives a car allowance of $1,500 per month.

Bonus. Mr. Haran is eligible for a cash bonus of up to $60,000 based upon the following: 50% of the $60,000 cash bonus will be paid to Mr. Haran if we achieve at least 70% of our budgeted EBITDA and 100% of the $60,000 cash bonus will be paid to Mr. Haran if we achieve at least 90% of our budgeted EBITDA.

Severance. If Mr. Haran’s employment is terminated by us without cause, or if Mr. Haran resigns with good reason, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to his base salary in effect on the termination date for 12 months. Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control. In the event Mr. Haran’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Haran and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Haran pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of such employment. Also, during his employment and for a one-year period after the termination of his employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Seth Burroughs

On October 1, 2014, and effective as of September 16, 2014, we entered into a two-year employment agreement with Seth Burroughs for him to serve as our Executive Vice President – Business Development and Treasury, referred to as the Burroughs Employment Agreement. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Under the Burroughs Employment Agreement, Mr. Burroughs’ base salary is $316,800 per annum. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two-year term, the base salary shall be reviewed at least annually.

Bonus. Mr. Burroughs is eligible for a cash bonus of up to $60,000 based upon the following: 50% of the $60,000 cash bonus shall be paid to Mr. Burroughs if we achieve at least 70% of our budgeted EBITDA and 100% of the $60,000 cash bonus shall be paid to Mr. Burroughs if we achieve at least 90% of our budgeted EBITDA.

Severance. If Mr. Burroughs’ employment is terminated by us without cause, or if Mr. Burroughs resigns with good reason, or if we fail to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for a period of 12 months. Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

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Change of Control. In the event Mr. Burroughs’ employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Burroughs with good reason, Mr. Burroughs would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Burroughs’ employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Burroughs and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Burroughs pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Burroughs may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of his employment. Also, during his employment and for a one-year period after the termination of such employment, Mr. Burroughs may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Outstanding Equity Awards At Fiscal Year-End

		Options and Warrant Awards					Stock Awards
Name	Title	Number of Securities Underlying Unexercised Options & Warrants, Exercisable		Number of Securities Underlying Unexercised Options & Warrants, Unexercisable	Exercise Price	Option or Warrant Expiration Date	Number of Shares of Stock that Have Not Vested		Market Value of Shares of Stock that Have Not Vested
Robert D’Loren	CEO, Chairman	239,250	(1)	-	$5.00	9/29/2021	1,301,178	(2)	$11,710,062
James Haran	CFO	49,250	(1)	-	$5.00	9/29/2021	261,342	(3)	$2,352,078
Seth Burroughs	EVP	50,000	(1)	-	$5.00	9/29/2021	172,576	(4)	$1,553,184

(1)	These options became exercisable on September 29, 2011, the date of grant, and expire on September 29, 2021.

(2)	Such shares vest (i) as to 700,000 shares of common stock, on March 31, 2015; (ii) as to 168,793 shares of common stock, on May 15, 2015; and (iii) as to 350,000 shares of common stock, on May 31, 2015; provided, however, that Mr. D’Loren has the right to extend each vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse.

(3)	Such shares vest (i) as to 150,000 shares of common stock, on March 31, 2015; (ii) as to 36,342 shares of common stock, on May 15, 2015; and (iii) as to 75,000 shares of common stock, on May 31, 2015; provided, however, that Mr. Haran has the right to extend each vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse.

(4)	Such shares vest (i) as to 100,000 shares of common stock, on March 31, 2015; (ii) as to 22,576 shares of common stock, on May 15, 2015; and (iii) as to 50,000 shares of common stock, on May 31, 2015; provided, however, that Mr. Burroughs has the right to extend each vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse.

Director Compensation

We pay our non-employee directors $3,000 for each board of directors and committee meeting attended, up to a maximum of $12,000 per year for board of directors meetings and up to a maximum of $12,000 per year for committee meetings, except that the chairman of each committee receives $4,000 for each such committee meeting attended, up to a maximum of $16,000 per year.

The following table sets forth information with respect to each non-employee director's compensation for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Mark DiSanto	$32,000	$42,600	$74,600
Jack Dweck (2)	$6,000	$42,600	$48,600
Edward Jones, III	$18,000	$42,600	$60,600
Howard Liebman	$28,000	$42,600	$70,600
Benjamin Malka(3)	$6,000	$187,500	$193,500
Todd Slater	$12,000	$42,600	$54,600

(1)	On April 1, 2014, each non-employee director was granted 10,000 shares of restricted stock pursuant to the terms and conditions of the Plan. Such shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2015 and 50% shall vest on March 31, 2016. Notwithstanding the foregoing, each grantee may extend the vesting date of all or a portion of the restricted shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted shares until the next following September 30 or March 31, as the case may be. The grant date fair value of the shares was $4.26 per share. The dollar amounts shown represent the grant date fair value of the restricted stock awards granted during the applicable fiscal year calculated in accordance with ASC Topic 718.

(2)	Appointed as a director in December 2012 and resigned as a director on June 26, 2014.

(3)	Appointed as a director on July 15, 2014. On July 15, 2014, Mr. Malka was awarded 25,000 shares of restricted stock. The restricted shares vest as to 12,500 shares on each of March 31, 2015 and March 31, 2016; provided that any vesting dates may be extended in six month increments by Mr. Malka as to all or a portion of the shares, subject to vesting.

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2011 Equity Incentive Plan

Our Amended and Restated 2011 Equity Incentive Plan, which we refer to as the Plan, is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.

The Plan provides for the grant of stock options or restricted stock. The stock options may be incentive stock options or non-qualified stock options. A total of 8,000,000 shares of common stock have been reserved for issuance under the Plan, the maximum number of shares of common stock with respect to which incentive stock options may be granted under the Plan is 5,000,000 and the maximum number of shares of common stock with respect to which options or restricted stock may be granted to any participant is 5,000,000. The Plan may be administered by the board of directors or a committee consisting of two or more members of the board of directors appointed by the board of directors.

Officers and other employees of Xcel or any parent or subsidiary of Xcel who are at the time of the grant of an award employed by us or any parent or subsidiary of Xcel are eligible to be granted options or other awards under the Plan. In addition, non-qualified stock options and other awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the board of directors or the committee, as the case may be, believes has contributed or will contribute to our success.

Cash awards may be issued under the Plan either alone or in addition to or in tandem with other awards granted under the Plan or other payments made to a participant not under the Plan. The board or committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, cash awards will be made, the amount that is subject to the cash award, the circumstances and conditions under which such amount shall be paid, in whole or in part, the time of payment, and all other terms and conditions of the awards. The maximum cash award that may be paid to any participant under the Plan during any calendar year shall not exceed $2,500,000.

With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant, such incentive stock option shall not be exercisable more than 5 years from the date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of such fair market value. The exercise price of a non-qualified stock option may not be less than fair market value of the shares of common stock underlying the option on the date the option is granted.

Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any individual optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Internal Revenue Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

Certain awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, awards only qualify as performance-based awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such performance-based compensation.

All stock options and certain stock awards, performance awards, cash awards and stock units granted under the Plan, and the compensation attributable to such awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m). No options or other awards may be granted on or after the fifth anniversary of the effective date of the Plan.

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RELATED PARTY TRANSACTIONS

Since January 1, 2012, except as described below, there has not been any transaction, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two fiscal years and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Todd Slater

On September 29, 2011, we entered into an agreement, which was amended on October 4, 2011, with Todd Slater, who was appointed as a director of the Company commencing on October 17, 2011, for services related to our licensing strategy and introduction to potential licensees. During the term of the agreement or during the year following the expiration of the term of the agreement, if we enter into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater was entitled to receive a commission equal to 15% of all net royalties received by the Company during the first term of such agreement, payable within 30 days of receipt of the net royalties.

On July 10, 2012, the Company and Mr. Slater entered into an amendment to the agreement. Pursuant to the amendment, we paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to us by Mr. Slater and for which Mr. Slater was entitled to 15% of the revenues from such licensees under the agreement, and (ii) the assignment to us of all such amounts payable directly to Mr. Slater pursuant to such license agreements. We have capitalized this payment and amortized the expense in accordance with the revenue earned from the respective licensing agreements upon which this payment was based.

On June 5, 2013, we paid Threadstone a fee of $280,000 for the placement of $4,000,000 in investments for an offering of our common stock. Mr. Slater was an officer and a greater than 5% owner of Threadstone at the time of the offering.

On December 22, 2014, we entered into an agreement with Young America Capital LLC, or Young America, pursuant to which we agreed to pay Young America a cash payment of 7% of the gross proceeds from a private offering of our equity securities, except with respect to $3,000,000 of common stock sold in the offering. We paid to Young America a fee of $474,600 in connection with the offering. Todd Slater is a director of Xcel and a registered representative and independent contractor to Young America, and he received $439,005 of the consideration paid to Young America.

Licensing Agent Agreement

On August 2, 2011, we entered into a licensing agent agreement with Adam Dweck, who is an Executive Vice President of Earthbound, LLC and the son of Jack Dweck (who is a principal of Earthbound and was on our board of directors until his resignation on June 26, 2014), pursuant to which Adam Dweck is entitled to a 5% commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements.

We are also obligated to grant to Mr. Dweck warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to Mr. Dweck generating $0.5 million of accumulated royalties and additional warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to Mr. Dweck generating $1.0 million of accumulated royalties. These warrants expire on August 2, 2016. As of December 31, 2013, Mr. Dweck reached the first milestone of $0.5 million sourced royalties and it is likely Mr. Dweck will reach the second milestone of $1.0 million of Mr. Dweck sourced royalties by August 2, 2016. On October 4, 2013, the Company issued warrants to Mr. Dweck to purchase 25,000 shares of common stock of which 12,500 vest immediately and 12,500 vest upon achieving the second milestone. Additionally, Mr. Dweck shall be entitled to receive warrants to purchase an additional 25,000 shares of common stock priced at the fair market value at the time of issuance, subject to Mr. Dweck generating $2.0 million of accumulated royalties. These warrants also expire on August 2, 2016.

We incurred direct licensing costs with Mr. Dweck of $17,000, $14,000, $20,000 and $13,000 for the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013 and 2012, respectively.

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IM Ready-Made, LLC

On December 24, 2013, Xcel, IM Brands, IM Ready, Isaac Mizrahi and Marisa Gardini entered into the fifth amendment to the asset purchase agreement dated as of May 19, 2011. Pursuant to the amendment, IM Ready and the individual parties acknowledged and agreed that no earn-out shares were earned for the twelve month periods ended September 30, 2013 and 2014, regardless of whether the criteria for the issuance of such shares was or should in the future be satisfied. As partial consideration for the execution of the amendment, the original promissory note issued pursuant to the asset purchase agreement was amended and restated as described below and the voting agreement entered into in connection with the asset purchase agreement was amended and restated as described below.

The promissory note was due as to $1,500,000 principal amount (of which $500,000 was prepaid on September 27, 2013 and the remaining $1,000,000 was paid upon execution of the amendment); and becomes due as to (i) $750,000 principal amount on January 31, 2015, referred to as the first interim payment, (ii) $750,000 principal amount on January 31, 2016, referred to as the second interim payment, and (iii) the remaining unpaid balance on September 30, 2016, subject to extension of such due date by IM Ready to the first business day following September 30, 2018. We have the right to make the interim payments in cash or in shares of common stock (except for $500,000 of the first interim payment, which must be paid in cash), provided that if we receive the consent of our senior lenders to make such payments in cash, we must make such payments in cash.

At any time the promissory note is outstanding, we have the right to convert the promissory note, in whole or in part, into the number of shares of common stock obtained by dividing the principal amount to be converted by the average trading price of our common stock at the time of the conversion, so long as the average trading price of our common stock is at least $4.50 per share. In addition, we have the right to pay the outstanding balance of the promissory note at the maturity date or subsequent maturity date (if the maturity date of the promissory note is extended), in shares of common stock by dividing the outstanding principal amount of the promissory note by the average trading price. “Average trading price” means the average per share closing price of the common stock for the twenty consecutive trading days ending on the trading day immediately preceding the date of payment.

If we elect to make interim payments by issuing shares of common stock, the number of shares issuable will be obtained by dividing the principal amount of the promissory note then outstanding by the greater of (i) the average trading price on the date such interim payment is due, and (ii) $4.50, subject to certain adjustments; provided, however, that if the average trading price is less than $4.50 as adjusted, IM Ready will have the option to extend the date such interim payment is due until the maturity date. If an interim payment is so extended, IM Ready will have the option to convert the interim payment that was so extended into a number of shares of common stock as determined by dividing the principal amount by the interim payment that was so extended by $4.50, subject to certain adjustments.

Pursuant to the amended and restated voting agreement, each of IM Ready, Mr. Mizrahi and Ms. Gardini has agreed to appoint a person designated by the board of directors of the Company as their irrevocable proxy and attorney-in-fact with respect to the shares of the common stock received and which may be received by IM Ready, Mr. Mizrahi and/or Ms. Gardini in connection with our September 2011 acquisition of the Mizrahi brands, including shares which may be issued in satisfaction of the earn-out payments or the promissory note and the shares of common stock to be issued to Mr. Mizrahi and Ms. Gardini pursuant to those certain restricted stock agreements dated as of December 24, 2013. The proxy holder shall vote in favor of matters recommended or approved by the board of directors. The board of directors appointed Robert D’Loren as proxy and attorney-in-fact for such shares.

Xcel and IM Ready had balances owed between the companies relating to the transition of the Mizrahi business and certain payments assigned to the seller of such business by QVC under the IM QVC Agreement. As of December 31, 2013, we owed IM Ready $459,000 and as of December 31, 2012, IM Ready owed us $68,000. As of September 30, 2014, neither Xcel nor IM Ready owed any amounts to the other. We did not earn any revenue or incur any expenses with IM Ready since the closing of the acquisition of the Mizrahi business.

Benjamin Malka

On December 22, 2014, we entered into (i) an asset purchase agreement with The H Company IP, LLC, or HIP, a wholly-owned subsidiary of House of Halston LLC, or HOH, and HOH, pursuant to which we acquired certain assets of HIP, including the “H by Halston” and “H Halston” trademarks and other intellectual property rights relating thereto and (ii) entered into with HIP a non-assignable exclusive sublicense to use the H Halston trademark in association with the manufacture, distribution, promotion, advertising and sale of products bearing the H Halston trademark and any related services thereto in all channels of distribution, excluding direct-response television and its related e-commerce and digital distribution. Benjamin Malka, a director of Xcel, is a 24% equity holder of HOH, and Chief Executive Officer of HOH and of HIP.

Mark DiSanto

On June 5, 2013, Mark X. DiSanto Investment Trust purchased from us 285,715 shares of our common stock and warrants to purchase an aggregate of 62,500 of our common stock for aggregate gross proceeds of $1,000,003. Mark DiSanto, a director of the Company, is the trustee and has sole voting and dispositive power for the trust.

45

PRINCIPAL STOCKHOLDERS

The following table lists, as of December 31, 2014, the number of shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of the Company, and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to dispose of or direct the disposition of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 14,011,896 shares of common stock issued and outstanding on December 31, 2014. Unless otherwise stated, all addresses are c/o Xcel Brands, Inc. at 475 10th Avenue, 4th Floor, New York, NY 10018.

	Number of Shares of Common Stock	Percent of Class Beneficially Owned
Name and Address	Beneficially Owned	Before Offering	After Offering
Named executive officers and directors:
Robert D’Loren (1)	7,324,454	48.8%	.	%
James Haran (2)	548,703	3.9	.
Marisa Gardini (3) (4)	615,744	4.4	.
Seth Burroughs (5)	425,492	3.0	.
Todd Slater (6)	95,685	*	*
Howard Liebman (7)	104,643	*	*
Edward Jones, III (8)	98,382	*	*
Benjamin Malka (9)	25,000	*	*
Mark DiSanto (10)	1,469,653	10.4	.

All directors and executive officers as a group (10 persons)(11)(12)	10,406,743	69.7	.

5% Shareholders:
Isaac Mizrahi (13)	2,211,799	15.8	.
Buckingham Capital Management, Inc. (14)	1,739,135	12.3	.
485 Lexington Avenue, 3rd Floor, New York, NY 10017
Hilco Trading, LLC (15)	2,416,667	16.4	.
5 Revere Drive, Suite 206, Northbrook, IL 60062

* Less than 1%.

(1)	Consists of (i) 312,815 shares held by Mr. D’Loren, (ii) 526,283 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 239,250 shares issuable upon exercise of immediately exercisable warrants, (iv) 1,301,178 restricted shares, (v) 2,211,799 shares of common stock (including 783,750 restricted shares) held in the name of Isaac Mizrahi, (vi) 251,700 shares of common stock (including 113,750 restricted shares) held in the name of Marisa Gardini and (vii) 160,000 other shares of restricted stock and 1,571,429 other shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares, and (viii) 750,000 shares issuable upon exercise of immediately exercisable warrants to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Pursuant to a voting agreement Mr. Mizrahi and Ms. Gardini agreed to, and pursuant to restricted stock agreements certain grantees agreed to, appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (v), (vi) and (vii), respectively. Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (v), (vi) and (vii) and disclaims beneficial ownership thereof. Does not include 271,116 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power.

(2)	Consists of (i) 237,861 shares, (ii) 261,342 restricted shares and (iii) immediately exercisable warrants to purchase 49,500 shares.

(3)	Consists of 456,269 shares and 159,475 restricted shares.

(4)	Ms. Gardini has agreed to appoint Robert D’Loren, our Chairman and Chief Executive Officer as her irrevocable proxy and attorney-in-fact with respect to 137,950 shares of our common stock pursuant to a voting agreement and an additional 113,750 shares pursuant to a restricted stock agreement.

(5)	Consists of (i) 202,916 shares, (ii) 172,576 restricted shares and (iii) immediately exercisable warrants to purchase 50,000 shares.

(6)	Consists of (i) 15,685 shares, (ii) 30,000 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(7)	Consists of (i) 7,775 shares, (ii) 46,868 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(8)	Consists of (i) 18,382 shares, (ii) 30,000 restricted shares and (iii) 50,000 shares issuable upon exercise of options that have vested.

(9)	Consists of 25,000 restricted shares.

46

(10)	Consists of (i) 326,671 shares and 7,675 shares issuable upon exercise of warrants that have vested held by the D’Loren Family Trust, of which Mark DiSanto is trustee, and has sole voting and dispositive power over the shares held by the D’Loren Family Trust, (ii) 33,537 shares a held by Mr. DiSanto, (iii) 863,217 shares held by Mark X. DiSanto Investment Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the Trust (iv) 20,000 restricted shares, (v) 50,000 shares issuable upon exercise of options that have vested, (vi) 108,553 shares issuable upon exercise of warrants that have vested and (vii) 60,000 shares held by other trusts, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the trusts.

(11)	Includes shares held by Joe Falco, our Chief Operating Officer and President of the Mizrahi brands, who is an executive officer but not a named executive officer.

(12)	Includes (i) 2,238,259 restricted shares, (ii) 1,204,978 shares issuable upon exercise of warrants that are currently exercisable and (iii) 200,000 shares issuable upon exercise of options that are currently exercisable.

(13)	Consists of (i) 1,428,049 shares and (ii) 783,750 restricted shares.

(14)	Consists of (i) 1,576,581 shares of common stock and (ii) immediately exercisable warrants to purchase 162,554 shares.

(15)	The H Company IP, LLC, or HIP, directly owns 1,000,000 shares of the Company’s common stock, which w refer to as the H Company Shares. House of Halston, LLC, or Halston, is the parent company of HIP and may be deemed to share beneficial ownership of the H Company Shares by virtue of its ability to direct the business and investment decisions of HIP. The H Investment Company, LLC, or H Investment, in its capacity as the controlling member of Halston, has the ability to direct the investment decisions of Halston, including the power to direct the decisions of Halston regarding the disposition of the H Company Shares; therefore, H Investment may be deemed to beneficially own the H Company Shares. Hilco Brands, LLC, or Hilco Brands, in its capacity as a member of the Board of Managers of H Investment, has the ability to direct the management of H Investment’s business, including the power to direct the decisions of H Investment regarding the voting and disposition of the H Company Shares; therefore, Hilco Brands may be deemed to have indirect beneficial ownership of the H Company Shares. Hilco Trading, LLC, or Hilco Trading, is the parent company of Hilco Brands and may be deemed to share beneficial ownership of the H Company Shares by virtue of its ability to direct the business and investment decisions of Hilco Brands. Hilco Trading also directly owns 1,416,667 shares of our common stock, which we refer to as the Hilco Shares, of which 666,667 shares are outstanding and 750,000 shares are issuable upon exercise of a warrant that is currently exercisable. By virtue of the relationship described above and its direct ownership of the Hilco Shares, Hilco Trading beneficially owns 2,416,667 shares of our common stock. Jeffrey Bruce Hecktman is the majority owner of Hilco Trading and may be deemed to share beneficial ownership of the H Company Shares and the Hilco Shares by virtue of his ability to direct the business and investment decisions of Hilco Trading. By virtue of this relationship, Mr. Hecktman may be deemed to have indirect beneficial ownership of 2,416,667 shares of our common stock.

47

DESCRIPTION OF SECURITIES

The following information is a summary of our capital stock and provisions of our certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 35,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders. In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date hereof, there are no shares of preferred stock outstanding. Our board of directors, without further stockholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time. Each such class or series shall be distinctly designated. All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time. Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and the issuance of preferred stock may delay, defer or prevent a change in our control.

Warrants

As of December 31, 2014, an aggregate of 2,219,543 shares of common stock are issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $6.07 per share. The warrants expire between August 2016 and September 2021.

Registration Rights

We agreed to use commercially reasonable efforts to file a registration statement and cause such registration statement to become effective on or before February 20, 2016, covering the 1,000,000 shares of common stock and the 750,000 shares of common stock issuable upon exercise of warrants issued in the acquisition of the H Halston brands and the 666,667 shares of common stock purchased by Hilco Trading LLC in December 2014. In addition, we granted to the holders of warrants to purchase 463,750 shares of common stock piggy-back registration rights, including the right to participate in this offering, subject to reduction as determined by the underwriter. In addition, we granted to Hilco Trading LLC the right to include the 666,667 shares in an underwritten offering, subject to reduction.

48

Underwriting

We have entered into an underwriting agreement with Wunderlich Securities, Inc., or Wunderlich, with respect to this offering. Under the terms and subject to the conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of shares of common stock indicated below:

Underwriter	Number of Shares
Wunderlich Securities, Inc.

Total

The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered hereby if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’ over-allotment option described below.

The underwriter initially proposes to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a selling concession not in excess of $        per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted to the underwriter an over-allotment option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional         shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any.

The following table shows the public offering price, the underwriting discounts and commissions, and the proceeds to us, before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional         shares of common stock to cover over-allotments.

Total
	Per Share	Without Over-allotment	With Over-allotment
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds to us, before expenses

We have agreed to pay for all costs and expenses customarily borne by an issuer incident to the purchase, sale and delivery of the common stock offered by the underwriter, including all fees and expenses of filing with the SEC and Financial Industry Regulatory Authority, Inc. and all Blue Sky filing fees and expenses, and we will reimburse the underwriter for any such costs and expenses. Additionally, we have agreed to pay for up to $75,000 in the aggregate of certain out-of-pocket costs and expenses of the underwriter, including fees and expenses of underwriter’s counsel. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $       .

We have agreed that, subject to certain exceptions, we will not (i) offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock or (ii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days following the date of this prospectus, without the prior written consent of Wunderlich. Our directors, executive officers and certain of our stockholders have also agreed that, subject to certain exceptions, they will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock beneficially owned by them for a period of 90 days following the date of this prospectus, without the prior written consent of Wunderlich.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or
•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or material news or the occurrence of the material event.

In order to facilitate the offering of the shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

49

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for the Company by Blank Rome LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Morgan, Lewis & Bockius LLP, Costa Mesa, California.

EXPERTS

The consolidated balance sheets of Xcel Brands, Inc. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been included herein in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, appearing elsewhere herein and in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the Securities and Exchange Commission, or the SEC under the Exchange Act. Our filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy documents we file with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room, including any copy charges.

In connection with the shares of common stock offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our shares of common stock, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may read or obtain a copy of the registration statement and the accompanying exhibits at the SEC’s Public Reference Room and the SEC’s website referenced above.

50

F-1

Xcel Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)	(See Note 1)
Assets
Current Assets:
Cash and cash equivalents	$5,532,000	$7,461,000
Accounts receivable, net	5,369,000	3,541,000
Inventory	409,000	70,000
Prepaid expenses	495,000	477,000
Total current assets	11,805,000	11,549,000
Property and Equipment:
Leasehold improvements, furniture and equipment	2,566,000	1,922,000
Less: accumulated depreciation	1,117,000	769,000
Total property and equipment	1,449,000	1,153,000
Other Assets:
Trademarks and other intangibles, net	69,692,000	45,308,000
Goodwill	12,371,000	12,371,000
Deferred finance costs, net	381,000	199,000
Other assets	289,000	344,000
Total other assets	82,733,000	58,222,000
Total Assets	$95,987,000	$70,924,000

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$2,892,000	$1,289,000
Deferred revenue	422,000	491,000
Other current liabilities	2,277,000	66,000
Current portion of long-term debt	2,500,000	565,000
Total current liabilities	8,091,000	2,411,000
Long-Term Liabilities:
Long-term debt, less current portion	38,652,000	24,161,000
Deferred tax liabilities	7,678,000	8,918,000
Other long-term liabilities	120,000	57,000
Total long-term liabilities	46,450,000	33,136,000
Total Liabilities	54,541,000	35,547,000

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 11,999,454 and 10,005,509 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	12,000	10,000
Paid-in capital	37,390,000	30,843,000
Retained earnings	4,044,000	4,524,000
Total stockholders' equity	41,446,000	35,377,000

Total Liabilities and Stockholders' Equity	$95,987,000	$70,924,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-2

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	For the Nine Months Ended September 30,
	2014	2013
Revenues
Net licensing revenue	$13,821,000	$8,863,000
Design and service fee revenue	1,161,000	1,288,000
Net retail sales	381,000	162,000
Total revenues	15,363,000	10,313,000
Cost of goods sold	354,000	74,000
Gross profit	15,009,000	10,239,000

Operating expenses
Salaries, benefits and employment taxes	7,325,000	4,713,000
Other design and marketing costs	767,000	325,000
Other selling, general and administrative expenses	2,445,000	1,902,000
Stock-based compensation	4,319,000	4,652,000
Depreciation and amortization	756,000	663,000
Total operating expenses	15,612,000	12,255,000

Other expenses (income)
Loss on extinguishment of debt	-	1,351,000
Gain on reduction of contingent obligation	(600,000)	(5,100,000)
Total other expenses (income)	(600,000)	(3,749,000)

Operating income (loss)	(3,000)	1,733,000

Interest and finance expense
Interest expense - term debt	597,000	738,000
Other interest and finance charges	464,000	685,000
Total interest and finance expense	1,061,000	1,423,000

Income (loss) before income taxes	(1,064,000)	310,000

Income tax benefit	(584,000)	(1,626,000)

Net income (loss)	$(480,000)	$1,936,000

Net income (loss) per share:
Basic	$(0.04)	$0.22
Diluted	$(0.04)	$0.20

Weighted average number of common shares outstanding:
Basic	11,526,277	8,892,303
Diluted	11,526,277	9,478,787

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-3

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statement of Stockholders’ Equity

	Common Stock
	Share	Amount	Paid-in- Capital	Retained Earnings	Total

Balances, January 1, 2014	10,005,509	$10,000	$30,843,000	$4,524,000	$35,377,000

Shares issued to employees and directors in connection with restricted stock grants, net of forfeitures	1,453,850	1,000	-	-	1,000

Issuance of Common Stock in connection with asset acquisition	571,429	1,000	2,285,000	-	2,286,000

Compensation expense in connection with stock options, warrants and restricted stock	-	-	4,319,000	-	4,319,000

Shares repurchased on vesting of restricted stock	(42,000)	-	(63,000)	-	(63,000)

Shares issued on exercise of stock options	10,666	-	6,000	-	6,000

Net loss for the nine months ended September 30, 2014	-	-	-	(480,000)	(480,000)

Balances, September 30, 2014	11,999,454	$12,000	$37,390,000	$4,044,000	$41,446,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-4

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended September 30
	2014	2013

Cash flows from operating activities
Net income (loss)	$(480,000)	$1,936,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	756,000	663,000
Amortization of deferred finance costs	56,000	77,000
Stock-based compensation	4,319,000	4,652,000
Allowance for doubtful accounts	(2,000)	45,000
Amortization of seller note discount	392,000	438,000
Amortization of senior note discount	-	139,000
Deferred income tax benefit	(1,239,000)	(1,515,000)
Loss on extinguishment of debt	-	1,351,000
Gain on reduction of contingent obligations	(600,000)	(5,100,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,826,000)	(1,305,000)
Inventory	(339,000)	(90,000)
Prepaid expenses and other assets	37,000	23,000
Accounts payable and accrued expenses	1,666,000	(325,000)
Deferred revenue	(69,000)	(3,000)
Other liabilities	21,000	(53,000)
Net cash provided by operating activities	2,692,000	933,000

Cash flows used in investing activities
Cash consideration for the acquisition of the Ripka Brand	(12,365,000)	-
Purchase of property and equipment	(645,000)	(268,000)
Increase in long-term security deposit	-	(8,000)
Net cash used in investing activities	(13,010,000)	(276,000)

Cash flows provided by financing activities
Proceeds from term debt related to the Ripka Brand	9,000,000	-
Proceeds from term debt related to the Isaac Mizrahi Brand	-	13,000,000
Proceeds from issuance of Common Stock and warrants	-	5,000,000
Proceeds from issuance on exercise of stock options	6,000	-
Shares repurchased on vesting of restricted stock	(63,000)	-
Payment of contingent obligation	(315,000)	-
Payment of deferred finance costs	(239,000)	(217,000)
Payment of seller note	-	(500,000)
Prepayment fee on extinguishment of debt	-	(189,000)
Payment of expenses related to issuance of Common Stock	-	(310,000)
Repayment of long-term debt	-	(13,500,000)
Repayment of lease obligation	-	(3,000)
Net cash provided by financing activities	8,389,000	3,281,000

Net increase (decrease) in cash and cash equivalents	(1,929,000)	3,938,000

Cash and cash equivalents, beginning of period	7,461,000	3,929,000

Cash and cash equivalents, end of period	$5,532,000	$7,867,000

Supplemental disclosure of non-cash activities:
Issuance of notes payable as partial consideration in the acquisition
of the Ripka Brand (net of debt discount - see Note 6)	$4,165,000	$-
Issuance of Common Stock in connection with the acquisition of the
Ripka Brand	$2,286,000	$-
Contingent obligations relating to the acquisition of the Ripka Brand	$3,784,000	$-

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$93,000	$240,000
Cash paid during the period for interest	$571,000	$928,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-5

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Nature of Operations, Background and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of Xcel Brands, Inc., (“Xcel”, the "Company", “we”, “us”, or “our”), all adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation have been included. The Condensed Consolidated Balance Sheet as of December 31, 2013 has been derived from audited consolidated financial statements. Operating results for the nine months ended September 30, 2014 (the “Current Nine Months”) are not necessarily indicative of the results that may be expected for a full fiscal year.

The Company is a brand management company engaged in the design, licensing, marketing and retail sales of consumer brands, including the Isaac Mizrahi Brand, the Judith Ripka Brand (the “Ripka Brand”) and certain rights of the Liz Claiborne New York Brand (“LCNY”). The Company operates in two segments – (1) our Design and Licensing Business and (2) our Retail Business.

Our Design and Licensing Business operates in a “working capital light” business model, wherein we license our brands to third parties, provide certain design services, and generate royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies and retailers. This includes licensing our own brands for promotion and distribution through an omni-channel retail sales strategy including distribution through direct-response television (i.e. QVC, Inc. (“QVC”) and The Shopping Channel), the internet and traditional brick-and-mortar retail channels. The Isaac Mizrahi Brand and LCNY brand are licensed through our wholly-owned subsidiary IM Brands, LLC (“IM Brands”) (the “Isaac Mizrahi Business”) and the Ripka Brand is licensed through our wholly-owned subsidiary, JR Licensing, LLC (“JR Licensing”).

The Company’s Retail Business operates through its wholly-owned subsidiary, IMNY Retail Management, LLC (“Retail Management”). Retail Management launched an e-commerce platform under our Isaac Mizrahi Brand in May 2014. With the Ripka Brand acquisition, we also acquired the rights to the Ripka e-commerce site. We opened our first retail store in June 2013 in Southampton, New York (the “Southampton Store”) and opened our second retail store, an outlet store located near Atlanta, GA (the “Georgia Store”), in March 2014.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Certain reclassifications have been made to the prior period condensed consolidated financial statements to conform to the current period presentation.

Subsequent events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were available for issuance are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date. Based upon this review, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

F-6

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

2.	Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (ASU 201-09). ASU 201-09 provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of ASU 2014-09 is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016 and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on the Company’s condensed consolidated financial statements and disclosures.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation - Stock Compensation” (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 affects entities that grant their employees share-based payments in which terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the method and impact the adoption of ASU 2014-12 will have on the Company’s condensed consolidated financial statements and disclosures.

3.	Acquisition of the Judith Ripka Trademarks

On April 3, 2014, JR Licensing entered into an asset purchase agreement dated April 1, 2014 (the “Purchase Agreement”) with Judith Ripka Berk (“Ms. Ripka”), an individual, and certain companies owned by Ms. Ripka including Judith Ripka Creations (collectively “Ripka”), pursuant to which JR Licensing purchased from Ripka, the Ripka Brand, including the Judith Ripka and Judith Ripka Sterling trademarks and other intellectual property rights. On April 3, 2014, the closing date of the acquisition, the Company paid Ripka $12.0 million in cash, $6.0 million through the issuance of interest free notes payable (the “JR Seller Notes”) (see Note 6) and the issuance of 571,429 shares of the Company’s stock. The Company is also obligated to pay to Ripka $1.0 million (the “First Installment”) and $1.2 million (the “Second Installment”) in cash or shares of the Company’s Common Stock on October 1, 2014 and April 1, 2015, respectively, subject to approval by the Company’s senior lender, Bank of Hapoalim (“BHI”). The First Installment payment date was extended to January 8, 2015. The extension did not result in any penalty or cost to the Company. In addition, the Company agreed to pay Ripka additional contingent consideration of up to $5 million in aggregate, payable in cash or shares of the Company’s Common Stock (see Note 6).

Concurrent with the acquisition of the Ripka Brand, the Company entered into (i) a license agreement with QVC that provides for a royalty to be paid to the Company by QVC based on net sales of products under the Ripka Brand (the “QVC Ripka Agreement”), and (ii) a license with an affiliate of Ripka that will design, source, market, and promote products under the Ripka Brand to wholesale accounts, through an e-commerce site which Xcel will operate, and through Ripka owned retail stores (the “Wholesale Business”). The license with the Wholesale Business provides for a royalty payable to the Company based on its wholesale sale of products under the Ripka Brand. The Company issued to QVC a warrant (the “QVC Warrant”) to purchase a number of shares of our Common Stock equal to (i) 4.75% of the number of shares of common stock of Xcel issued and outstanding on the date the QVC Warrant becomes exercisable less (ii) 571,429 shares of our Common Stock (subject to adjustment in the event of a stock split, combination, or stock dividend). The QVC Warrant is exercisable at a price of $.001 per share and becomes exercisable only upon Ms. Ripka becoming obligated to make a specified payment to QVC under the QVC Ripka Agreement and remains exercisable until such obligation is satisfied in full. Management has determined that the probability of the warrants becoming exercisable is highly unlikely and, therefore, no value was assigned to them as of September 30, 2014.

F-7

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Concurrent with the acquisition of the Ripka Brand, JR Licensing entered into a $9 million, 5-year term loan with BHI and amended the existing IM Term Loan, as more fully described in Note 6.

On April 1, 2014, the Company entered into a three-year employment agreement with Ms. Ripka such that she will serve as the Chief Design Officer of the Judith Ripka brand and perform duties and obligations under agreements with the Company’s licensees or any other third party pursuant to which Ms. Ripka has agreed to, and is obligated to, perform personal services. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Ms. Ripka’s base salary is $750,000 per annum, and Ms. Ripka is entitled to other benefits including (a) non-accountable expenses of $114,000 per year, (b) $1,000 per month for rent for her Florida office, (c) the employment of a personal assistant, and (d) first class travel expenses.

Ms. Ripka is also eligible to receive an annual cash bonus for each calendar year during the term of her employment (or any partial fiscal year during the term), equal to ten percent (10%) of the direct response television royalty income during such calendar year in excess of $6 million.

The Ripka Brand acquisition was accounted for as an asset purchase. The aggregate purchase price was allocated to the following assets based on the fair market value of the assets on the date of acquisition:

Allocated to:
Trademarks	$24,600,000
Copyrights & other intellectual property	190,000
Total acquisition price	$24,790,000

The following represents the aggregate purchase price of $24.8 million, including legal and other fees of $0.39 million:

Cash paid	$11,975,000
Installment payment due October 1, 2014	1,000,000
Installment payment due April 1, 2015	1,190,000
JR Seller Notes (at fair value, see Note 6)	4,165,000
Fair value of common stock issued (571,429 shares)	2,286,000
Ripka Earn-Out obligation (at fair value, see Note 6)	3,784,000
Direct transaction expenses	390,000
Total consideration	$24,790,000

4.	Trademarks, Goodwill and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	September 30, 2014	December 31, 2013
Trademarks	$69,100,000	$44,500,000
Licensing agreements	2,000,000	2,000,000
Copyrights & other intellectual property	190,000	–
Accumulated amortization	(1,598,000)	(1,192,000)
Net carrying amount	$69,692,000	$45,308,000

F-8

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Amortization expense for intangible assets for the Current Nine Months and the nine months ended September 30, 2013 (the “Prior Year Nine Months”) was $406,000 and $395,000, respectively. The trademarks of the Ripka Brand and the Isaac Mizrahi Brand and related goodwill have been determined to have an indefinite useful life and accordingly, consistent with Accounting Standards Codification (“ASC”) Topic 350, no amortization has been recorded in the Company's unaudited condensed consolidated statements of operations.

As of September 30, 2014, the Company had $12,371,000 of goodwill relating to the acquisition of the Isaac Mizrahi Business. There was no change in goodwill during the Current Nine Months.

5.	Significant Contracts

QVC Agreements

In connection with the Company’s agreements with QVC, they are required to pay us fees based primarily on a percentage of its net sales of Isaac Mizrahi and Ripka branded merchandise. QVC royalty revenue represents a significant portion of the Company’s total revenues. Royalties from QVC totaled $10,654,000 and $5,976,000 for the Current Nine Months and the Prior Year Nine Months, respectively, representing 69% and 58% of the Company’s total revenues, respectively. As of September 30, 2014 and December 31, 2013, the Company had receivables from QVC of $3,839,000 and $2,060,000, representing 72% and 58% of the Company’s receivables, respectively. The December 31, 2013 QVC receivable includes $152,000 of earned revenue that had been accrued but not billed as of December 31, 2013.

6.	Debt

The Company’s net carrying amount of debt is comprised of the following:

	September 30, 2014	December 31, 2013
IM Term Loan	$13,000,000	$13,000,000
JR Term Loan	9,000,000	–
IM Seller Note	5,284,000	5,045,000
JR Seller Notes	4,318,000	–
Contingent obligation – IM Seller	5,766,000	6,681,000
Contingent obligation – JR Seller	3,784,000	–
Total	41,152,000	24,726,000
Current portion	2,500,000	565,000
Total long-term debt	$38,652,000	$24,161,000

IM Term Loan

On August 1, 2013, IM Brands entered into a $13.0 million 5-year term loan with BHI (the “IM Term Loan”). On April 3, 2014, in connection with entering into the JR Term Loan (as defined below) and the Ripka Brand acquisition, the Company amended the IM Term Loan. The IM Term Loan is secured by all of the assets of IM Brands and the Company’s membership interest in IM Brands and bears interest at an annual fixed rate of 4.44%, payable quarterly in arrears each calendar quarter. The obligations under the IM Term Loan are also guaranteed by the Company. Scheduled principal payments are as follows:

F-9

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Date of Payment	Amount of Principal Payment

October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015	$250,000
October 1, 2015, January 1, 2016, April 1, 2016 and July 1, 2016	$625,000
October 1, 2016, January 1, 2017, April 1, 2017 and July 1, 2017	$750,000
October 1, 2017, January 1, 2018 and April 1, 2018	$875,000
July 1, 2018	$3,875,000

In addition, on and after January 1, 2015, IM Brands shall repay an amount equal to fifty percent (50%) of Cash Flow Recapture (as defined below) until such time as principal payments received by BHI for the IM Term Loan and the JR Term Loan (as defined below) are equal to or greater than $1 million in the aggregate (other than a result of scheduled payments), thereafter IM Brands will begin to repay twenty percent (20%) of Cash Flow Recapture. “Cash Flow Recapture” shall mean for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the IM Term Loan) paid or payable during such period less (c) all income tax payments made during such period.

Financial Covenants. The Company is required to maintain minimum fixed charge ratio and liquidity covenants and other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the IM Term Loan. In addition,:

•	Minimum EBITDA (as defined in the BHI loan documents) of IM Brands shall not be less than $6,000,000 for the fiscal year ending December 31, 2014, not less than $9,000,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending December 31, 2016 and not less than $12,500,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter. EBITDA for IM Brands shall exclude allocated corporate overhead;

•	Minimum EBITDA of the Company shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	Capital expenditures of the Company and its subsidiaries on a consolidated basis in any fiscal year shall not exceed $1.3 million;

•	$31 million of minimum net worth to be maintained by the Company at all times;

•	$3 million of minimum liquidity covenants to be maintained by the Company at all times.

As of September 30, 2014, the Company and IM Brands were in full compliance with all of the covenants under the IM Term Loan.

JR Term Loan

On April 3, 2014, the Company entered into a $9 million 5-year term loan with BHI (the “JR Term Loan”). The JR Term Loan is secured by all of the assets of JR Licensing and a guarantee from Xcel secured by a pledge of Xcel’s membership interest in JR Licensing and by a guarantee from IM Brands, secured by a pledge of all of IM Brands’ assets. The JR Term Loan bears interest at an annual variable rate of either, LIBOR plus 3.5% or Prime plus 0.50%, at JR Licensing’s option, payable, if the JR Term Loan is bearing interest based on LIBOR, on the last business day of the applicable interest period and, if the JR Term Loan is bearing interest based on Prime, quarterly in arrears on the first day of each calendar quarter. Scheduled quarterly principal payments are as follows:

F-10

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Date of Payment	Amount of Principal Payment

April 1, 2015, July 1, 2015, October 1, 2015 and January 1, 2016	$375,000
April 1, 2016, July 1, 2016, October 1, 2016 and January 1, 2017	$625,000
April 1, 2017, July 1, 2017, October 1, 2017 and January 1, 2018	$750,000
April 1, 2018, July 1, 2018, October 1, 2018 and January 1, 2019	$500,000

In addition, JR Licensing shall prepay the outstanding amount of the JR Term Loan from excess cash flow (the “JR Cash Flow Recapture”) for each fiscal year commencing with the year ending December 31, 2015 in arrears in an amount equal to fifty percent (50%) of such JR Cash Flow Recapture. JR Cash Flow Recapture shall mean for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the JR Loan) paid or payable during such period less (c) the portion of the holdback amount paid or payable pursuant to the Purchase Agreement during such period less (d) payments made during such period by JR Licensing to Xcel equal to the estimated tax liability of Xcel resulting from any taxable income (net of losses, including for prior years to the extent permitted to be deducted) of JR Licensing. JR Licensing also executed a guaranty of the IM Term Loan, secured by a pledge of all of JR Licensing’s assets.

Financial Covenants. The Company is required to maintain;

•	Minimum fixed charge ratio (as defined in the BHI loan documents), of 1.20 to 1.00 for the periods ending on or prior to December 31, 2015 and not less than 1.10 to 1.00 for periods commencing on and after March 31, 2016;

•	Minimum EBITDA (as defined in the BHI loan documents), not less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	Capital expenditures on a consolidated basis in any fiscal year shall not exceed $1.3 million;

•	$31 million of minimum net worth to be maintained at all times;

•	$3 million of minimum liquidity covenants to be maintained at all times; and

•	other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the JR Term Loan.

In addition, JR Licensing is required to maintain minimum EBITDA of $3 million for the fiscal year ending December 31, 2014, not less than $4 million for the fiscal year ending December 31, 2015 and not less than $5 million for the fiscal year ending December 31, 2016 and each fiscal year end thereafter. EBITDA for JR licensing shall exclude allocated corporate overhead. As of September 30, 2014, the Company and JR Licensing were in full compliance with all of the covenants under the JR Term Loan.

IM Seller Note

On September 29, 2011, as part of the consideration for the purchase of the Isaac Mizrahi Business, the Company issued to IM Ready-Made, LLC (“IM Ready”) a promissory note (the “IM Seller Note”) in the principal amount of $7,377,000. The stated interest rate of the IM Seller Note is 0.25%. Management determined that this rate was below the Company’s expected borrowing rate, which was then estimated at 9.25%. Therefore, the Company discounted the IM Seller Note by $1,740,000 using a 9.0% imputed annual interest rate, resulting in an initial value of $5,637,000. Also, on September 29, 2011, the Company prepaid $123,000 of interest on the IM Seller Note. The imputed interest amount is being amortized over the term of the IM Seller Note and recorded as other interest and finance expense on the Company’s unaudited condensed consolidated statements of operations.

F-11

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

On December 24, 2013, the IM Seller Note was amended (1) revising the Maturity Date to September 30, 2016 (the “Amended Maturity Date”), (2) revising the Subsequent Maturity Date to September 30, 2018 (the “Amended Subsequent Maturity Date”), (3) providing the Company with a prepayment right with its Common Stock, subject to remitting in cash the required cash payments set forth below and a minimum Common Stock price of $4.50 per share and (4) requiring interim scheduled payments. Scheduled principal payments (including amortization of imputed interest) are as follows:

Payment Date	Payment Amount	Amount Payable in Cash (i)	Amount Payable in Cash with Restrictions (ii)	Amount Payable in Stock (iii)
December 24, 2013	$1,500,000	$1,500,000	$–	$–
January 31, 2015	$750,000	$500,000	$250,000	$250,000
January 31, 2016	$750,000	$–	$750,000	$750,000
September 30, 2016	$4,377,432	$–	$–	$4,377,432

(i)	$1,500,000 was paid prior to December 31, 2013.
(ii)	Amounts payable in cash with restrictions are subject to BHI approving the cash payment. If BHI does not approve the cash payment, the amount shall be payable in shares of Common Stock subject to the provisions described above.
(iii)	This includes the last payment on the Amended Maturity Date and may include amounts payable in cash with restrictions whereby BHI provides approval and the amount would be paid with the Company’s Common Stock. Amounts payable with the Company’s Common Stock shall be subject to the provisions described above.

The stated interest rate of the IM Seller Note remains at 0.25%. Management has determined that the Company’s expected borrowing rate as of the date of the amendment was 6.44%. Based on the revised payment schedule and the change in the Company’s expected borrowing rate, the Company has increased the IM Seller Note discount by $337,000, and accordingly reduced the carrying value of the IM Seller Note. Management has determined that the amendment to the IM Seller Note was in conjunction with an amendment to the contingent obligation to IM Ready (the “Earn-out Obligation”) and the reduction to the carrying value of the Seller Note was recorded as part of the gain on reduction of contingent obligations in the Company’s December 31, 2013 consolidated statement of operations.

For the Current Nine Months and the Prior Year Nine Months, the Company incurred interest expense of $254,000 and $469,000, respectively, which includes amortization of the discount on the IM Seller Note of $239,000 and $438,000, respectively. The IM Seller Note balance, net of discount, at September 30, 2014 and December 31, 2013 was $5,284,000 and $5,045,000, respectively.

JR Seller Notes

On April 3, 2014, as part of the consideration for the purchase of the Ripka Brand, JR Licensing issued to Ripka $6.0 million principal amount JR Seller Notes. The JR Seller Notes have a term of five years from the date of issuance, are payable in cash or shares of Xcel Common Stock valued at the time of payment, at the Company’s option, and with a floor price of $7.00 per share if paid in stock, with Ripka having certain rights to extend the maturity of the JR Seller Notes in the event the Company’s stock is trading at a price of less than $7.00 per share.

F-12

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Management determined that its expected borrowing rate is estimated to be 7.33% and has, therefore, discounted the JR Seller Notes by $1,835,000 using a 7.33% imputed annual interest rate, resulting in an initial value of $4,165,000. The imputed interest amount is being amortized over the term of the JR Seller Notes and recorded as other interest and finance expense on the Company’s unaudited condensed consolidated statements of operations.

For the Current Nine Months, the Company incurred interest expense of $153,000, which consists solely of amortization of the discount on the JR Seller Notes. The JR Seller Notes balance, net of discount, at September 30, 2014 was $4,318,000.

Contingent Obligations

IM Earn-out obligation

IM Ready may earn additional shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) for the 12-month period ending September 30, 2015, with the number of shares to be issued based upon the greater of (i) $4.50 per share and (ii) the average stock price for the last twenty days in such period, and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving the net royalty income target set forth below (the “Earn-Out Obligation”). On December 24, 2013, the Company and IM Ready amended the terms of the Earn-Out Obligation and eliminated the additional consideration for the fiscal year ending September 30, 2014 and the Company made a one-time cash payment of $315,000 to IM Ready in March 2014. The Earn-Out Obligation is recorded as $3.0 million and $3.6 million long-term debt at September 30, 2014 and December 31, 2013, respectively, and $0.3 million as a current liability at December 31, 2013, on the condensed consolidated balance sheets.

The additional $0.6 million reduction was recorded as a gain on reduction of contingent obligations in the Company’s unaudited condensed consolidated statements of operations in the Current Nine Months. The reduction in the Earn-Out Obligation was based primarily on a revision of projected future net royalty income related to the Isaac Mizrahi Brand within the earn-out period. The recorded earn-out obligation was reduced as a result of the timing of projected future net royalty income of the Isaac Mizrahi Business, therefore diminishing the probability of achieving the remaining royalty target. This adjustment resulted from the Company having better visibility in its 2015 royalties given current Isaac Mizrahi Brand product sales information.

Any future change in the Earn-Out Obligation will result in an expense or income in the period in which it is determined the fair market value of the carrying value has changed. The royalty targets and percentage of the potential earn-out value are as follows:

ROYALTY TARGET PERIOD	ROYALTY TARGET	EARN- OUT VALUE

Royalty Target Period (October 1, 2014 to September 30, 2015)	$24,000,000	$7,500,000

IM Ready will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below.

APPLICABLE PERCENTAGE	% OF EARN- OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

F-13

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The Earn-Out Value is payable solely in stock. In accordance with ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC Topic 480”), the earn-out obligation is treated as a liability in the accompanying condensed consolidated balance sheets because of the variable number of shares payable under the agreement.

IM QVC Earn-Out

The Company is obligated to pay IM Ready $2.8 million, payable in cash or Common Stock, at the Company’s option, contingent upon IM Brands receiving aggregate net royalty income of at least $2.5 million from QVC in the twelve-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance (the “QVC Earn-Out’). Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the QVC Earn-Out obligation is treated as a liability in the accompanying condensed consolidated balance sheets because of the variable number of shares payable under the agreement. Management will assess no less frequently than each reporting period the status of this contingent obligation. Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

Ripka Earn-Out

In connection with the purchase of the Ripka Brand, the Company agreed to pay Ripka additional consideration of up to $5 million in aggregate (the “Ripka Earn-Out”), payable in cash or shares of the Company’s Common Stock based on the fair market value of our Common Stock at the time of payment, and with a floor of $7.00 per share, based on the Ripka Brand achieving in excess of $1 million of net royalty income during each of the 12-month periods beginning on October 1, 2015 and ending on October 1, 2018, less the sum of all earn out payments for any prior earn-out period. Net royalty income shall not include any revenues generated by direct-response television sales or any revenue accelerated as a result of termination. The Ripka Earn-Out of $3.78 million is recorded as long-term debt at September 30, 2014 on the condensed consolidated balance sheets based on the difference between the fair value of the assets of the Ripka Brand acquired and the total consideration paid.

In accordance with ASC Topic 480, the earn-out obligation is treated as a liability in the accompanying condensed consolidated balance sheets because of the variable number of shares payable under the agreement.

As of September 30, 2014 and December 31, 2013, total contingent obligations were $9.6 million and $6.7 million, respectively.

7.	Stockholders’ Equity

2011 Equity Incentive Plan

The Company’s 2011 Equity Incentive Plan, as amended and restated (the “Plan”) is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. A total of 5,000,000 shares of common stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan is administered by the Board, or, at the Board's discretion, a committee of the Board. (See Note 12 Subsequent Events)

On April 1, 2013, the Company issued to management 1,270,000 shares of restricted stock. The vesting date of 1,075,000 shares of restricted stock was September 20, 2014, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The vesting date of 97,500 shares of restricted stock was September 30, 2014 and the vesting date of 97,500 shares of restricted stock is March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date. As of September 30, 2014, restrictions on 85,000 shares have lapsed and the remaining 1,185,000 shares are scheduled to vest on March 31, 2015. The Company repurchased 40,750 shares of restricted stock upon vesting to satisfy the grantees’ tax withholding obligation.

F-14

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

On April 1, 2013, the Company issued to non-management directors 100,000 shares of restricted stock. The vesting date of 50,000 shares of restricted stock was September 30, 2014 and the vesting date of 50,000 shares of restricted stock is March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date. As of September 30, 2014, restrictions on 10,000 shares have lapsed and 90,000 shares are scheduled to vest on March 31, 2015.

On May 1, 2013, the Company issued to non-executive employees 29,750 shares of restricted stock. The shares of restricted stock will vest evenly over 2 years, whereby 50% shall vested on April 30, 2014 and 50% shall vest on April 30, 2015.

On January 1, 2014, the Company issued to a member of management and a key employee an aggregate of 825,000 shares of restricted stock. The vesting date for 550,000 shares of restricted stock is July 1, 2014, and the remaining 275,000 shall vest evenly over the periods ending September 30, 2014, 2015 and 2016, provided, however, that each such grantee has the right to extend the vesting dates by six-month increments in their sole discretion, prior to the date the restrictions would lapse. As of September 30, 2014, restrictions on 2,500 shares have lapsed and 550,000 shares, 89,500 shares, 92,000 shares and 91,000 shares are scheduled to vest on January 1, 2015, March 31, 2015, September 30, 2015 and September 30, 2016, respectively. The Company repurchased 1,250 shares of restricted stock upon vesting to satisfy the grantee’s tax withholding obligation.

On January 1, 2014, the Company granted options to purchase an aggregate of 50,000 shares of Common Stock to a non-executive employee of the Company. The exercise price per share of the options is $5.00 per share, and 50% of the options will vest on each of the first and second anniversaries of the grant date. As of September 30, 2014, all of these options have been forfeited.

On April 1, 2014, the Company issued to non-management directors 50,000 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2015 and 50% shall vest on March 31, 2016. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date.

On May 15, 2014, the Company issued to certain executives and employees 557,475 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on May 31, 2015 and 50% shall vest on May 31, 2016. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date.

On May 15, 2014, the Company granted options to purchase an aggregate of 50,000 shares of Common Stock to a non-executive employee of the Company. The exercise price per share of the options is $7.50 per share, and 50% of the options will vest on each of May 15, 2015 and 2016.

F-15

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

On July 15, 2014, the Company issued one of its directors 25,000 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2015 and 50% shall vest on March 31, 2016. Notwithstanding the foregoing, the grantee may extend the first anniversary of all or a portion of the Restricted Shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the Restricted Shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the Restricted Shares prior to such date.

On July 1, 2014, the Company granted options to purchase an aggregate of 35,000 shares of Common Stock to certain non-executive employees of the Company. The exercise price per share of the options is $7.50 per share, and 50% of the options will vest on each of June 30, 2015 and 2016.

Stock Options and Warrants

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

The fair value for all options was estimated at the dates of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected Volatility (i)	24-30%
Expected Dividend Yield	0%
Expected Life (Term) (ii)	2 – 3 years
Risk-Free Interest Rate	0.58% - 0.69%

The options that the Company granted under the Plan expire at various times, either five, seven or ten years from the date of grant, depending on the particular grant.

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of similar companies in its industry.
(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance with Staff Accounting Bulletin (“SAB”) Topic 14.02 in accordance with SAB 110.

Stock Options

A summary of the Company’s stock options for the Current Nine Months is as follows:

		Weighted Average
	Options	Exercise Price
Outstanding at January 1, 2014	343,125	$4.55
Granted	135,000	6.57
Canceled	–	–
Exercised	(19,000)	3.58
Expired/Forfeited	(65,125)	4.55
Outstanding at September 30, 2014 and expected to vest	394,000	$5.29
Exercisable at September 30, 2014	309,000	$4.70

Compensation expense related to stock option grants for the Current Nine Months and the Prior Year Nine Months was $37,000 and $58,000, respectively. Compensation expense related to stock options is reported as stock-based compensation under operating expenses in the unaudited condensed consolidated statements of operations. An additional amount of $100,000 is expected to be expensed over a period of 21 months from October 1, 2014 through June 2016.

F-16

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The preceding table does not include options to purchase 576 shares of Common Stock for $728 per share issued under the Company’s former equity plan. The Company does not expect to issue any equity awards under this plan.

Warrants

A summary of the Company’s warrants for the Current Nine Months is as follows:

		Weighted- Average
	Warrants	Exercise Price
Outstanding at January 1, 2014	1,469,543	$3.05
Granted	–	–
Canceled	–	–
Exercised	–	–
Expired/Forfeited	–	–
Outstanding at September 30, 2014 and expected to vest	1,469,543	$3.05
Exercisable at September 30, 2014	1,457,043	$3.03

Compensation expense related to warrants for the Current Nine Months and the Prior Year Nine Months was $0 and $33,000, respectively. Compensation expense related to warrants in the Prior Year Nine Months is reported as stock-based compensation under operating expenses in the unaudited condensed consolidated statements of operations.

The Company values other warrants issued to non-employees at the commitment date at the fair market value of the instruments issued, a measure which is more readily available than the fair market value of services rendered, using the Black-Scholes model. The fair market value of the instruments issued is expensed over the vesting period.

Compensation expense related to warrants in connection with a licensing agreement is amortized over the 5-year initial term of the license agreement and is recorded as a discount to licensing revenues. The stock-based licensing revenue-discount for the Current Nine Months and the Prior Year Nine Months was $13,000 and $3,000, respectively. The Company fully amortized the remaining value of warrants due to the termination of the related license agreement during the current Nine Months.

In October 2013, the Company issued to Adam Dweck (“AD”) who is an Executive Vice President of Earthbound, LLC (“Earthbound”) and the son of Jack Dweck, who is a principal of Earthbound and was on the Company’s board of directors through June 26, 2014 (see Note 11, Related Party Transactions), warrants to purchase 25,000 shares of common stock with an exercise price of $5.00 per share and a term expiring August 2, 2016. 12,500 of the warrants are subject to AD generating $0.5 million of accumulated royalties and additional Warrants to purchase 12,500 shares of Common Stock at an exercise price of $5.00 per share, subject to AD generating $1.0 million of accumulated royalties. To date, AD has reached the first milestone of $0.5 million sourced royalties and the Company deems it likely that AD will reach the second milestone of $1.0 million of AD sourced royalties by August 2, 2016. Compensation expense related to warrants in connection with the licensing agreement is amortized over the expected period in which the royalty targets will be met and is recorded as a royalty commission expense and netted with licensing revenues. The stock-based commission expense for the Current Nine Months and the Prior Year Nine Months was $1,000 and $0, respectively. No additional amount is expected to be amortized after September 30, 2014.

F-17

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Restricted Stock

Compensation cost for restricted stock is measured using the fair value of the Company’s Common Stock at the date the common stock is granted. The compensation cost, net of projected forfeitures, is recognized over the period between the grant date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized using the treasury method. The restrictions do not affect voting and dividend rights.

A summary of the Company’s restricted stock for the Current Nine Months is as follows:

	Restricted Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2014	2,026,554	$3.59
Granted	1,457,475	5.28
Canceled	–	–
Vested	(110,000)	3.86
Expired/Forfeited	(3,625)	3.86
Outstanding at September 30, 2014	3,370,404	$4.39

Compensation expense related to restricted stock grants for the Current Nine Months and Prior Year Nine Months was $4,282,000 and $4,562,000, respectively. Compensation expense related to restricted stock grants is reported as stock-based compensation under operating expenses in the unaudited condensed consolidated statements of operations. An additional amount of $4,466,000 is expected to be amortized over a period of 24 months from October 1, 2014 through September 2016.

Shares Available Under the Company’s 2011 Equity Incentive Plan

At September 30, 2014 there were 614,033 common shares available for issuance under the Company’s 2011 Equity Incentive Plan.

Shares Reserved for Issuance

At September 30, 2014, there were 2,478,152 common shares reserved for issuance pursuant to warrants, stock options and availability for issuance under the Company’s 2011 Equity Incentive Plan.

Dividends

The Company has not paid any dividends to date.

8.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period, including stock options and warrants, using the treasury stock method, and convertible debt, using the if-converted method. Diluted EPS excludes all potentially dilutive shares of common stock if their effect is anti-dilutive.

F-18

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Shares used in calculating basic and diluted income (loss) per share are as follows:

	Nine Months Ended September 30,
	2014	2013
Basic	11,526,277	8,892,303
Effect of exercise of warrants	–	4,644
Effect of exercise of stock options	–	581,840
Diluted	11,526,277	9,478,787

The computation of basic and diluted EPS excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Nine Months Ended September 30,
	2014	2013
Stock options and warrants	-	949,498

9.	Income Tax

The effective income tax rate for the Current Nine Months and the Prior Year Nine Months was approximately 55% and (524%), respectively, resulting in a $0.58 million and $1.63 million income tax benefit, respectively. During the Current Nine Months, the Company recorded a $0.6 million gain on the reduction of contingent obligations related to the acquisition of the Isaac Mizrahi Brand. This gain is not subject to tax and was treated as a discrete item in the Current Nine Months (See Note 6, Debt). This gain was not subject to tax and was treated as a discrete item. Additionally, there was an increase in the state income tax rate which was booked to deferred income tax expense and treated as a discrete item occurring in the Prior Year Nine Months.

10.	Segment Information

Since the Company opened its first retail store in June 2013, it operates in two segments - (1) design and licensing and (2) retail, which are based on its business activities and organization. The operating segments are segments of the Company for which separate discrete financial information is available and for which operating results are evaluated regularly by the chief operating decision makers, made up of the Company’s executive management team, in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are net sales or revenue (in the case of licensing and design fees) and operating income for each segment. The design and licensing segment includes royalties earned on licensed products and use of the Company’s trademarks, and rights granted to third parties for the right to sell the Company’s products and related design and other service fees. The retail segment represents sales of the Company’s branded products through its retail stores. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance. Corporate overhead expenses are allocated to the segments based upon specific usage or other allocation methods.

F-19

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The following table presents the key performance information of the Company’s reportable segments:

	Nine Months Ended Sept. 30,
	2014	2013

Revenues:
Net licensing revenue	$13,821,000	$8,863,000
Design and service fee revenue	1,161,000	1,288,000
Design and licensing revenues	14,982,000	10,151,000
Net retail sales	381,000	162,000
Total revenues	$15,363,000	$10,313,000

Operating income (loss):
Design and licensing	$1,465,000	$1,966,000
Retail	(1,468,000)	(233,000)
Total operating income (loss)	$(3,000)	$1,733,000

Depreciation and amortization:
Design and licensing	$667,000	$653,000
Retail	89,000	10,000
Total depreciation and amortization	$756,000	$663,000

Capital expenditures:
Design and licensing	$189,000	$127,000
Retail	456,000	141,000
Total capital expenditures	$645,000	$268,000

	September 30, 2014	December 31, 2013
Long Lived Assets:
Trademarks and other intangibles, net
Design and licensing	$69,692,000	$45,308,000
Retail	-	-
Total trademarks and intangibles, net	$69,692,000	$45,308,000

Property and equipment
Design and licensing	$845,000	$939,000
Retail	604,000	214,000
Total property and equipment	$1,449,000	$1,153,000

11.	Related Party Transactions

Todd Slater

On September 29, 2011, the Company adopted a one-year agreement which was amended on October 4, 2011, with Todd Slater, who was appointed as a director of the Company commencing on October 17, 2011, for services related to the Company’s licensing strategy and introduction of potential licensees. During the term of the agreement or during the year following the expiration of the term of the agreement, if the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater was entitled to receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within thirty days of receipt of the net royalties.

On July 10, 2012, the Company and Mr. Slater entered into an amendment (the “Amendment”) to the agreement. Pursuant to the Amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater and which Mr. Slater was entitled to fifteen percent (15%) of the revenues from such licensees under the agreement, and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements. The Company has capitalized this payment and amortizes the expense in accordance with the revenue earned from the respective licensing agreements on which this payment was based.

F-20

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The Company incurred direct licensing costs with Mr. Slater, who serves as a director for the Company, from amortization of a prepaid licensing commission payment in 2012 for the Current Nine Months and Prior Year Nine Months of $63,000 and $35,000, respectively.

On June 5, 2013, the Company paid Threadstone Advisors, LLC (“Threadstone”) a fee of $280,000 for the placement of $4,000,000 of proceeds from a private stock offering. This placement fee was recorded as a reduction in paid-in capital and reflected in the stockholders’ equity section of the condensed consolidated balance sheet. Mr. Slater is an officer and a 5% owner of Threadstone.

Licensing Agent Agreement

On August 2, 2011, the Company entered into a licensing agent agreement with AD, pursuant to which he is entitled to a five percent (5%) commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. AD earned $17,000 and $14,000 in fees for the Current Nine Months and Prior Year Nine Months, respectively.

We granted to AD warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to AD generating $0.5 million of accumulated royalties and additional warrants to purchase 12,500 shares of common stock at an exercise price of $5.00 per share, subject to AD generating $1.0 million of accumulated royalties. Additionally, AD shall be entitled to receive warrants to purchase 25,000 shares of common stock priced at the fair market value at the time of issuance, subject to AD generating $2.0 million of accumulated royalties. These warrants all expire on August 2, 2016. AD has reached the first milestone of $500,000 sourced royalties and it is likely AD will reach the second milestone of $1,000,000 of AD sourced royalties by August 2, 2016. The Company subsequently issued warrants to AD to purchase 25,000 shares of common stock of which 12,500 vested in 2013 and 12,500 will vest upon achieving the second milestone.

Mark DiSanto

On June 5, 2013 Mark X. DiSanto Investment Trust (the “DiSanto Trust”) purchased 285,715 shares of its Common Stock and Warrants to purchase an aggregate of 62,500 of the Company’s Common Stock for aggregate gross proceeds of $1,000,003 through the Offering (See Note 7, Stockholders’ Equity). Mark DiSanto, a director of the Company, is the trustee and has sole voting and dispositive power for the DiSanto Trust.

12.	Subsequent Events

Effective November 6, 2014, we amended our Certificate of Incorporation to increase the total number of authorized shares of capital stock which the Company shall have authority to issue from 26,000,000 shares, consisting of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock, to 36,000,000 shares, consisting of 35,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Effective November 6, 2014, we amended our 2011 Equity Incentive Plan, to (a) increase the number of shares of common stock reserved and available for distribution under the Plan from 5,000,000 to 8,000,000, (b) increase the maximum number of shares with respect to Incentive Stock Options (as defined in the Plan) which may be granted under the Plan from 2,000,000 to 5,000,000, (c) increase the maximum number of shares of common stock with respect to which Options or Restricted Stock (as both terms are defined in the Plan) may be granted to any Participant (as defined in the Plan) from 2,000,000 to 5,000,000 and (d) provide for the award of cash bonuses to Participants.

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Xcel Brands, Inc.

We have audited the accompanying consolidated balance sheets of Xcel Brands, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Xcel Brands, Inc. and Subsidiaries’ management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xcel Brands, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

New York, New York

April 11, 2014

F-22

Xcel Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$7,461,000	$3,929,000
Accounts receivable, net	3,541,000	3,428,000
Inventory	70,000	-
Prepaid expenses	477,000	329,000
Total current assets	11,549,000	7,686,000
Property and Equipment:
Leasehold improvements, furniture and equipment	1,922,000	1,516,000
Less: accumulated depreciation	769,000	403,000
Total property and equipment	1,153,000	1,113,000
Other Assets:
Trademarks and other intangibles, net	45,308,000	45,835,000
Goodwill	12,371,000	12,371,000
Deferred finance costs, net	199,000	450,000
Other assets	344,000	349,000
Total other assets	58,222,000	59,005,000
Total Assets	$70,924,000	$67,804,000

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,289,000	$1,421,000
Deferred revenue, net of long-term portion	491,000	221,000
Other current liabilities	66,000	144,000
Current portion of long-term debt	565,000	1,350,000
Total current liabilities	2,411,000	3,136,000
Long-Term Liabilities:
Long-term debt, less current portion	24,218,000	29,046,000
Deferred tax liabilities	8,918,000	10,177,000
Deferred revenue, net of short-term portion	-	480,000
Total long-term liabilities	33,136,000	39,703,000
Total Liabilities	35,547,000	42,839,000

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 10,005,509 and 7,339,979 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	10,000	7,000
Paid-in capital	30,843,000	21,966,000
Retained earnings	4,524,000	2,992,000
Total stockholders' equity	35,377,000	24,965,000

Total Liabilities and Stockholders' Equity	$70,924,000	$67,804,000

See Notes to Consolidated Financial Statements.

F-23

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2013	2012
Revenues
Net licensing revenue	$11,546,000	$10,432,000
Design and service fee revenue	1,619,000	2,271,000
Net retail sales	203,000	-
Total revenues	13,368,000	12,703,000
Cost of goods sold	93,000	-
Gross profit	13,275,000	12,703,000

Operating expenses
Salaries, benefits and employment taxes	6,520,000	5,475,000
Other design and marketing costs	473,000	728,000
Other selling, general and administrative expenses	2,494,000	2,050,000
Stock-based compensation	4,810,000	4,623,000
Depreciation and amortization	893,000	856,000
Total operating expenses	15,190,000	13,732,000

Other expenses (income)
Loss (gain) on extinguishment of debt	1,351,000	(422,000)
Gain on reduction of contingent obligations	(5,122,000)	(6,300,000)
Total other income	(3,771,000)	(6,722,000)

Operating income	1,856,000	5,693,000

Interest and finance expense
Interest expense - term loan	882,000	1,148,000
Other interest and finance charges	844,000	1,027,000
Total interest and finance expense	1,726,000	2,175,000

Income before income taxes	130,000	3,518,000

Income tax benefit	(1,402,000)	(766,000)

Net income	$1,532,000	$4,284,000

Net income per share:
Basic	$0.17	$0.62
Diluted	$0.16	$0.57

Weighted average number of common shares outstanding:
Basic	9,193,101	6,936,452
Diluted	9,791,493	7,577,561

See Notes to Consolidated Financial Statements.

F-24

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2013 and 2012

				(Accumulated
				Deficit)
	Common Stock		Paid - in	Retained
	Share	Amount	Capital	Earnings	Total
Balances, January 1, 2012	5,810,444	$6,000	$17,904,000	$(1,292,000)	$16,618,000

Warrants issued in connection with licensing agreement	-	-	23,000	-	23,000

Direct costs relating to equity placement.	-	-	(2,000)	-	(2,000)

Compensation expense in connection with stock options and warrants to directors and management, net of forfeitures	-	-	4,573,000	-	4,573,000

Shares issued to employees and directors in connection with restricted stock grants	1,544,943	1,000	-	-	1,000

Shares issued on exercise of warrants	162,500	-	1,000	-	1,000

Forfeiture of prior stock grants	(875)	-	(2,000)	-	(2,000)

Shares issued in connection with settlement of debt	60,000	-	180,000	-	180,000

Restricted stock repurchased on vesting	(237,033)	-	(711,000)	-	(711,000)

Net income for the year ended December 31, 2012	-	-	-	4,284,000	4,284,000

Balances, December 31, 2012	7,339,979	$7,000	$21,966,000	$2,992,000	$24,965,000

Shares issued to employees and directors in connection with restricted stock grants, net of forfeitures of 1,625 shares	1,398,125	1,000	-	-	1,000
				.
Issuance of Common Stock, private stock offering June 5, 2013	1,428,573	2,000	4,998,000	-	5,000,000

Direct costs relating to private stock offering	-	-	(311,000)	-	(311,000)

Compensation expense in connection with stock options, warrant and restricted stock	-	-	4,810,000	-	4,810,000

Restricted stock repurchased on vesting	(161,168)	-	(622,000)	-	(622,000)

Warrants issued in connection with licensing activities	-	-	2,000	-	2,000

Net income for the year ended December 31, 2013	-	-	-	1,532,000	1,532,000

Balances, December 31, 2013	10,005,509	$10,000	$30,843,000	$4,524,000	$35,377,000

See Notes to Consolidated Financial Statements.

F-25

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2013	2012

Cash flows from operating activities
Net income	$1,532,000	$4,284,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	893,000	856,000
Amortization of deferred finance costs	88,000	119,000
Stock-based compensation	4,810,000	4,618,000
Allowance for doubtful accounts	14,000	25,000
Amortization of seller note discount	576,000	579,000
Amortization of senior note discount	139,000	235,000
Deferred income tax benefit	(1,259,000)	(928,000)
Impairment of long-lived asset	6,000	-
Loss (gain) on extinguishment of debt	1,351,000	(422,000)
Gain on reduction of contingent obligations	(5,122,000)	(6,300,000)
Changes in operating assets and liabilities:
Accounts receivable	(127,000)	(1,262,000)
Inventory	(70,000)	-
Other assets	(43,000)	(94,000)
Accounts payable and accrued expenses	(119,000)	581,000
Deferred revenue	(211,000)	185,000
Other liabilities	(75,000)	115,000
Net cash provided by operating activities	2,383,000	2,591,000

Cash flows from investing activities
Purchase of property and equipment	(412,000)	(117,000)
Increase in long-term security deposit	(97,000)	(175,000)
Reduction of restricted cash for security deposit	-	175,000
Net cash used in investing activities	(509,000)	(117,000)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	5,000,000	2,000
Repayment of long-term debt	(13,500,000)	-
Prepayment fee on extinguishment of debt	(189,000)	-
Proceeds from term loan	13,000,000	-
Principal payment of the seller note	(1,500,000)	-
Shares repurchased on vesting of restricted stock	(622,000)	(711,000)
Payment of expenses related to equity and recapitalization	(311,000)	(3,000)
(Acquisition) reduction deferred finance costs	(217,000)	22,000
Repayment of installment debt obligation	-	(556,000)
Repayment of lease obligation	(3,000)	(17,000)
Net cash provided by (used in) financing activities	1,658,000	(1,263,000)

Net increase in cash and cash equivalents	3,532,000	1,211,000

Cash and cash equivalents, beginning of year	3,929,000	2,718,000

Cash and cash equivalents, end of year	$7,461,000	$3,929,000

Supplemental disclosure of non-cash financing activities:
Shares issued in connection with settlement of debt	$-	$180,000
Warrants issued in connection with licensing activities	$2,000	$23,000
Restructure of Seller Note	$337,000	$-

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$119,000	$62,000
Cash paid during the year for interest	$1,117,000	$1,243,000

See Notes to Consolidated Financial Statements.

F-26

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013

1.	NATURE OF OPERATIONS, BACKGROUND AND BASIS OF PRESENTATION

Xcel Brands, Inc. (“Xcel” and together with its subsidiaries, the “Company”) was incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. and on September 29, 2011 we changed our name to Xcel Brands, Inc. The Company engages in the design, licensing, marketing and retail sales of consumer brands, including the Mizrahi brand and certain rights of the Liz Claiborne New York Brand (“LCNY”) and the Judith Ripka Brand (the “Ripka Brand”), which we acquired on March 26, 2014 (see Note 12, Subsequent Events).  The Company operates in two segments - (1) Design and Licensing and (2) our Retail Business.

Our Design and Licensing business operates in a “working capital light” business model, wherein we license our brands to third parties, provide certain design services, and generate royalty and design and service fee revenues through licensing and other agreements with wholesale manufacturers, sourcing and design companies, and retailers. This includes licensing our own brands for promotion and distribution through an Omnichannel retail sales strategy including distribution through Direct-Response Television (i.e. QVC, Inc. (“QVC”) and The Shopping Channel), the internet, and traditional brick-and-mortar retail channels. The Mizrahi brand and LCNY brand are licensed through our wholly owned subsidiary IM Brands, LLC (“IM Brands”)(the “Isaac Mizrahi Business”) and the Ripka Brand is licensed through our wholly owned subsidiary, JR Licensing, LLC (“JR Licensing”).

The Company’s Retail Business operates through its wholly owned subsidiary, IMNY Retail Management, LLC (“Retail Management”), and was launched in June 2013 opening the Company’s first retail store located in Southampton, New York. The Company opened its second retail store, an outlet store, located near Atlanta, GA, on March 2, 2014. Also, Retail Management plans to launch an e-commerce platform later in 2014.

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Xcel Brands, Inc. and its wholly owned subsidiaries as of and for the years ended December 31, 2013 (the “Current Year”) and December 31, 2012 (the “Prior Year”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the Securities and Exchange Commission’s (the “SEC”) accounting rules under Regulation S-X. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could be affected by those estimates.

F-27

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities, the carrying amounts approximate fair value due to the short-term maturities of these instruments.  The carrying value of the debt approximates fair value because the fixed interest rate approximates current market rate and in the instances it does not, the impact on the time value is not material. When debt interest rates are below market rates, the Company considers the discounted value of the difference of actual interest rate and its internal borrowing against the scheduled debt payments.

Fair Value

The Financial Standards Accounting Board’s (“FASB”) accounting standard codification (“ASC”) Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820-10 outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements, and details the disclosures that are required for items measured at fair value. We have contingent obligations that are required to be measured at fair value on a recurring basis. Our contingent obligations were measured using inputs from level 3 of the fair value hierarchy, which states:

Level 3 – unobservable inputs that reflect our assumptions that market participants would use in pricing assets or liabilities based on the best information available. The Company’s earn-out obligation (See Note 5, Debt) is based upon certain projected net royalty revenues as defined in the terms and conditions of the acquisition of the Mizrahi brand.

Accounts Receivable

Accounts receivable are reported, net of allowance for doubtful accounts. Allowance for doubtful accounts are based on the Company’s ongoing discussions with its licensees, and its evaluation of each licensee’s payment history and account aging. As of December 31, 2013 and 2012, the Company had $3,541,000 and $3,428,000 of accounts receivable, net of allowance for doubtful accounts of $39,000 and $25,000, respectively. The accounts receivable balance includes $174,000 and $699,000 of earned revenue that has been accrued but not billed as of December 31, 2013 and December 31, 2012, respectively.

Property and Equipment

Furniture, equipment and software are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally three (3) to seven (7) years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases. Betterments and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Trademarks, Goodwill and Other Intangible Assets

The Company follows FASB, ASC Topic 350 “Intangibles - Goodwill and Other”. Under this standard, goodwill and indefinite lived assets are not amortized. The Company’s definite lived intangible assets are amortized over their estimated useful lives of 4 to 5 years.

F-28

Under this standard, the Company annually has the option to first assess qualitatively whether it is more likely than not that there is an impairment. The Company completed its annual quantitative assessment analysis of its trademarks, other intangibles and goodwill at December 31, 2013 and determined that no further analysis or impairment charges were required.

Deferred Finance Costs

The Company incurred costs (primarily professional fees and underwriting fees) in connection with borrowings under the senior secured term loan. These costs have been deferred and are being amortized using the straight-line method over the life of the related debt.

Inventory

Inventories are stated at the lower of cost or market using the first in first out (“FIFO”) method. All inventories consist of finished goods and are located at the retail store location. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs, write-offs and shrinkage are charged to cost of goods sold. In the Current Year, the Company experienced shrinkage of $5,000. There were no retail operations or inventory in the Prior Year.

Contingent Obligations

Management analyzes and quantifies the expected contingent obligations (expected earn-out payments) over the applicable pay-out period. Management assesses no less frequently than each reporting period the status of contingent obligations and any expected changes in the fair market value of such contingent obligations. Any change in the expected obligation will result in expense or income recognized in the period in which it is determined fair value has changed. Contingent obligations have been reduced by $5.1 million and $6.3 million during the Current Year and the Prior Year, respectively, and have been recorded as gains on the reduction of contingent obligations and included in operating income in the Company’s consolidated statements of operations (see Note 5, Debt).

Income Taxes

Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 “Accounting for Income Taxes” clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. Tax positions shall initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a probability of fifty percent (50%) or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

The Company has no unrecognized tax benefits as of December 31, 2013 and December 31, 2012. The Company’s U.S. Federal, state and local income tax returns are closed prior to fiscal year 2010 and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

If applicable, the Company would recognize interest and penalties associated with tax matters as part of the income tax provision, and include accrued interest and penalties with accrued expenses in the consolidated balance sheets.

F-29

Revenue Recognition

Licensing revenue is generated from licenses and is based on reported sales of licensed products bearing our trademarks, at royalty rates specified in the license agreements. These agreements are also subject to contractual minimum levels.

Design and service fees are recorded and recognized in accordance with the terms and conditions of each service contract, including the Company meeting its obligations and providing the relevant services under each contract.  Generally, we record on a straight-line basis, each base fee as stated in each service agreement for the covered period and, if applicable, we recognize additional payments received that relate to a future period as deferred revenue, until service is provided or revenue is otherwise earned.

We recognize revenue from our retail store upon sale of our products to retail consumers, net of estimated returns.

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. We limit our credit risk with respect to cash by maintaining cash balances with high quality financial institutions. At times our cash and cash equivalents may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are minimal due to the limited amount of outstanding receivables and due to the nature of our royalty revenues. Generally, we do not require collateral or other security to support accounts receivables.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718 “Compensation - Stock Compensation”, by recognizing the fair value of stock-based compensation as an operating expense in the Company’s consolidated statements of operations. Stock-based compensation can include stock options and restricted stock grants.

Stock Options - The fair value of the Company’s stock option awards are estimated using the Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections including expected stock price volatility and the estimated life of each award.

Restricted Stock - Compensation cost for restricted stock is measured using the fair value of the Company’s Common Stock at the date the Common Stock is granted. The compensation cost is recognized over the period between the grant date and the date any restrictions lapse. For stock-based awards that vest based on performance conditions (e.g. achievement of certain milestones), expense is recognized when it is probable that the condition will be met.

The calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of stock-based compensation is amortized over the service period of the awards.

Advertising Costs

All costs associated with production for the Company’s advertising campaigns are expensed during the periods when the activities take place. All other advertising costs such as print and online media are expensed when the advertisement occurs. The Company incurred no advertising costs for the Current Year and Prior Year.

F-30

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease.  Landlord allowances are amortized by the straight-line method over the term of the lease as a reduction of rent expense.

Earnings per Share

Basic earnings per share excludes dilution and is computed by dividing net income (or loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and Warrants using the treasury stock method. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options, Warrants and restricted stock outstanding were exercised into Common Stock if the effect is anti-dilutive.

Recently Issued Accounting Standards

In July 2012, the FASB issued ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 simplifies the guidance for testing the decline in the realizable value (impairment) of indefinite-lived intangible assets other than goodwill. Examples of intangible assets subject to the guidance include indefinite-lived trademarks, licenses, and distribution rights. The standard applies to all public, private, and not-for-profit organizations. The amendments in this update are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company did early adopt this ASU 2012-02. The adoption of ASU No. 2012-02 did not have a material impact on the Company’s results of operations or the Company’s consolidated financial position.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes.” (Topic 740): Presentation of an Unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU’s objective is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (NOL) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date and is effective for periods beginning after December 31, 2013. The Company does not have unrecognized tax benefits as of December 31, 2013 and therefore the adoption of ASU No. 2013-11 is not expected to have a material impact on the Company’s results of operations or the Company’s consolidated financial position.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Trademarks, Goodwill and Other Intangibles

Trademarks, and other intangibles, net consist of the following:

	December 31, 2013	December 31, 2012
Trademarks	$44,500,000	$44,500,000
Licensing agreements	2,000,000	2,000,000
Accumulated amortization, licensing agreements	(1,192,000)	(665,000)
Net carrying amount	$45,308,000	$45,835,000

F-31

The following table presents amortization expense for licensing agreements over the remaining useful life:

Year Ending	Carrying Value	Amortization Expense
December 31, 2014	$279,000	$529,000
December 31, 2015	-	$279,000

Amortization expense for intangible assets for each of the years ended December 31, 2013 and 2012 is $527,000. The Mizrahi brand Trademarks and related goodwill have been determined to have an indefinite useful life and accordingly, consistent with ASC Topic 350, no amortization has been recorded in the Company's consolidated statements of operations.

The Company has $12,371,000 of goodwill that represents the excess of the purchase price over the fair value of net assets acquired accounted for under the acquisition method of accounting relating to the acquisition of the Isaac Mizrahi Business. There was no change in goodwill during the Current Year.

4.  Significant Contracts

QVC Agreement

In connection with the Company’s agreement with QVC, they are required to pay fees based primarily on a percentage of its net sales of Mizrahi branded merchandise. Licensing revenues from QVC totaled $8.13 million and $7.69 million for the Current Year and the Prior Year, respectively, representing 61% of the Company’s total revenues each year. As of December 31, 2013 and December 31, 2012, the Company had a receivable from QVC in the amount of $2.06 million and $1.90 million, respectively, representing 55% of the Company’s receivables each year. The December 31, 2013 QVC receivable includes $152,000 of earned revenue that has been accrued but not billed as of December 31, 2013.

LCNY Agreement

In connection with the Company’s agreement with Kate Spade and Company (formerly Fifth & Pacific Companies, Inc. and formerly Liz Claiborne, Inc.) (“KSC”) (the “LCNY Agreement”), KSC is required to pay the Company royalties based primarily on a percentage of royalties KSC receives from QVC under a separate license agreement between KSC and QVC. Revenues from the LCNY Agreement totaled $1.57 million and $1.71 million for the Current Year and the Prior Year, respectively, representing 12% and 13% of the Company’s total revenues, respectively. As of December 31, 2013 and December 31, 2012, the Company had a receivable from KSC in the amount of $0.61 million and $0.70 million, respectively, representing 18% and 20% of the Company’s receivables, respectively.

5.  Debt

The Company’s net carrying amount of debt is comprised of the following:

	December 31,
	2013	2012
Term Note	$13,000,000	$12,579,000
Seller Note	5,045,000	6,306,000
Contingent obligation – due to seller	6,681,000	11,466,000
Other long term liabilities	57,000	45,000
Total	24,783,000	30,396,000
Current portion	565,000	1,350,000
Total long term debt	$24,218,000	$29,046,000

Term Loan- Old Loan

On September 29, 2011 (the “Closing Date”), IM Brands, a wholly owned subsidiary of the Company, entered into a five-year senior secured facility (the “Old Loan”) with MidMarket Capital Partners, LLC (“MidMarket”) and Noteholders in the aggregate principal amount of $13,500,000. The Loan was secured by all of the assets of IM Brands and the Company’s membership interests in IM Brands.

F-32

The principal amount of the Loan was payable quarterly as follows:  2.5% on January 5, 2013 through October 5, 2013; 3.75% on January 5, 2014 through October 5, 2014; 6.25% on January 5, 2015 through October 5, 2015; 12.5% on January 5, 2016 through the maturity date, which is the date that is 5 years after the Closing Date.

The interest rate on the Loan was a fixed rate of 8.5%, payable in cash.

Optional Prepayment.  IM Brands could have prepaid the Old Loan in whole or in part in increments of $500,000, provided that IM Brands paid the following premiums in connection with the prepayment:

Period	Applicable Premium
Prior to September 29, 2013	2%
Prior to September 29, 2014	1%
On or After September 29, 2014	0%

New Term Loan

On August 1, 2013, the Company extinguished the Old Loan with proceeds from a new $13.0 million, 5-year term loan with Bank of Hapoalim B.M. (“BHI”) (the “New Loan”). The New Loan is secured by all of the assets of IM Brands and the Company’s membership interest in IM Brands and bears interest at an annual fixed rate of 4.44% payable quarterly in arrears each calendar quarter. Scheduled principal payments are as follows:

Date of Payment	Amount of Principal Payment

October 1, 2014, January 1, 2015, April 1, 2015 and July 1, 2015	$250,000

October 1, 2015, January 1, 2016, April 1, 2016 and July 1, 2016	$625,000

October 1, 2016, January 1, 2017, April 1, 2017 and July 1, 2017	$750,000

October 1, 2017, January 1, 2018 and April 1, 2018	$875,000

July 1, 2018	$3,875,000

In addition, the Company is required to prepay the outstanding amount of the New Loan from excess cash flow (“Cash Flow Recapture”) for each fiscal year commencing with the year ending December 31, 2014 in arrears in an amount equal to twenty percent (20%) of such Cash Flow Recapture. Cash Flow Recapture for any fiscal period is defined as, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the New Loan) paid or payable during such period less (c) all income tax payments made during such period.

On August 1, 2013, the extinguishment of the Old Loan resulted in an approximate loss on extinguishment of debt of $1,351,000, consisting of $381,000 of unamortized deferred costs, $781,000 from acceleration of the loan discount, and $189,000 for prepayment fees and expenses of the Old Loan. The prepayment fee was equal to 1.5% of the outstanding balance of the Old Loan immediately before the extinguishment.

Financial Covenants. The Company is required to maintain minimum fixed charge ratio and liquidity covenants, a maximum leverage ratio covenant and other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the New Loan. As of December 31, 2013, the Company and IM Brands were in full compliance with all of the covenants under the New Loan.

F-33

Seller Note

On the Closing Date, the Company delivered to IM Ready-Made, LLC (“IM Ready”) a promissory note (the “Seller Note”) in the principal amount of $7,377,000.  The stated interest rate of the Seller Note is 0.25%.  Management has determined that this rate was below the Company’s expected borrowing rate, which was 9.25% on the Closing Date.   Therefore, the Company has discounted the Seller Note by $1,740,000 using a 9.0%, imputed annual interest rate, resulting in an initial value of $5,637,000.  In addition, the Company pre-paid $123,000 of interest on the Seller Note on the Closing Date.  The discount is amortized into (increases) the basis of the Seller Note over the term of the Seller Note.

The Seller Note was initially scheduled to mature on September 29, 2014 (the “Maturity Date”) subject to extension as described below (the date to which the maturity date of the Seller Note is extended is referred to as the “Subsequent Maturity Date”).  We have the right to pay the Seller Note at the Maturity Date in cash or, subject to the following conditions, in shares of Common Stock.  If we elect to repay the outstanding principal amount of the Seller Note on the Maturity Date by issuing shares of Common Stock, the number of shares issuable will be obtained by dividing the principal amount of the Seller Note then outstanding by the greater of (i) the fair market value of the Common Stock on the Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of the Common Stock is less than $4.50 as adjusted, IM Ready will have the option to extend the maturity of the Seller Note to the Subsequent Maturity Date. If the maturity date of the Seller Note is so extended, IM Ready will have the option to convert the Seller Note into Common Shares based on the greater of (i) the fair market value of the Common Stock on the Subsequent Maturity Date and (ii) $4.50, subject to certain adjustments. If the maturity date of the Seller Note is extended, we will also have the option to repay the outstanding principal amount of the Seller Note on the Subsequent Maturity Date in cash or by issuing the number of shares of Common Stock obtained by dividing the principal amount of the Note outstanding on the Subsequent Maturity Date by the fair market value of the Common Stock on the Subsequent Maturity Date.  In addition, at any time the Seller Note is outstanding, we have the right to convert the Note, in whole or in part, into the number of shares of Common Stock obtained by dividing the principal amount to be converted by the fair market value of the Common Stock at the time of the conversion, so long as the fair market value of our Common Stock is at least $4.50.

On December 24, 2013, the Seller Note was amended (1) revising the Maturity Date to September 30, 2016 (the “Amended Maturity Date”), (2) revising the Subsequent Maturity Date to September 30, 2018 (the “Amended Subsequent Maturity Date”), (3) providing the Company with a prepayment right with its Common Stock, subject to remitting in cash the required cash payments set forth below and a minimum Common Stock price of $4.50 per share and (4) requiring interim scheduled payments. Scheduled principal payments (including amortization of imputed interest) are as follows:

Payment Date	Payment Amount	Amount Payable in Cash (i)	Amount Payable in Cash with Restrictions (ii)	Amount Payable in Stock (iii)
December 24, 2013	$1,500,000	$1,500,000	$-	-
January 31, 2015	$750,000	$500,000	$250,000	$250,000
January 31, 2016	$750,000	$-	$750,000	$750,000
September 30, 2016	$4,377,432	$-	$-	$4,377,432

(i)	$1,500,000 was paid prior to December 31, 2013.

(ii)	Amounts payable in cash with restrictions are subject to BHI approving the cash payment. If BHI does not approve the cash payment, the amount shall be payable in shares of Common Stock subject to the provisions described above.

(iii)	This includes the last payment on the Amended Maturity Date and may include amounts payable in cash with restrictions whereby BHI provides approval and the amount would be paid with the Company’s Common Stock. Amounts payable with the Company’s Common Stock shall be subject to the provisions described above.

F-34

The stated interest rate of the Seller Note remains at 0.25%.  Management has determined that the Company’s expected borrowing rate as of the date of the amendment was 6.44%.  Based on the revised payment schedule and the change in the Company’s expected borrowing rate, the Company has increased the Seller note discount by $337,000, and accordingly reduced the carrying value of the Seller Note. Management has determined that the amendment to the Seller Note was in conjunction with an amendment to the contingent obligation to IM Ready (the “Earn-out Obligation”) and the reduction to the carrying value of the Seller Note was recorded as part of the gain on reduction of contingent obligations in the Company’s December 31, 2013 consolidated statement of operations.

For the Current Year and the Prior Year, the Company incurred interest expense of $617,000 and $579,000, respectively, which includes amortization of the Seller Note discounted balance of $576,000 and $541,000, respectively. The Seller Note balance, net of discount, at December 31, 2013 and December 31, 2012 was $5,045,000 and $6,306,000, respectively.

Contingent Obligations

Earn-out obligation

The Earn-Out Obligation allows IM Ready to earn additional shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) for the 12-month period ending September 30, 2015, with the number of shares to be issued based upon the greater of (i) $4.50 per share and (ii) the average stock price for the last twenty days in such period, and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving the net royalty income target set forth below.  IM Ready was eligible to earn additional shares of Common Stock for the fiscal year ended September 30, 2013 and 2012, but did not meet the minimum net royalty income target. In addition, on December 24, 2013, the Company and IM Ready amended the terms of the Earn-Out Obligation and eliminated the additional consideration for the fiscal year ended September 30, 2014 and the Company agreed to make a one-time cash payment of $315,000 to IM Ready, which was made in March 2014. The Earn-Out Obligation is recorded as $3.6 million and $8.7 million as long-term debt at December 31, 2013 and December 31, 2012, respectively and $0.3 million as a current liability, on the Company’s consolidated balance sheets. The $5.1 million and $6.3 million reduction was recorded as a gain on reduction of contingent obligations in the Company’s December 31, 2013 and 2012 consolidated statement of operations, respectively. The reduction in the Earn-Out Obligation for the Current Year was based on (1) the amendment eliminating any earn-out for fiscal year ended September 30, 2014 and (2) a revision of the timing of projected future net royalty income related to the Mizrahi brand, therefore reducing the probability of achieving the corresponding royalty target within the Earn-Out period. The reduction in the Earn-Out Obligation for the Prior Year was based on a revision of the timing of projected future net royalty income within the earn-out period related to the Mizrahi brand, therefore diminishing the probability of achieving the corresponding royalty targets. Any future change in the Earn-Out Obligation will result in an expense or income in the period in which it is determined fair market value of the carrying value has changed.  The royalty targets and percentage of the potential earn-out value are as follows:

ROYALTY TARGET PERIOD	ROYALTY TARGET	EARN-OUT VALUE

Royalty Target Period (October 1, 2014 to September 30, 2015)	$24,000,000	$7,500,000

IM Ready will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below.

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APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

The Earn-Out Value is payable solely in stock.  In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the earn-out obligation is treated as a liability in the accompanying consolidated balance sheets because of the variable number of shares payable under the agreement.

QVC Earn-Out

The QVC Earn-Out payment requires the Company to pay IM Ready $2.8 million, payable in cash or Common Stock, at the Company’s option, contingent upon the IM Brands receiving aggregate net royalty income of at least $2.5 million from QVC in the twelve-month period ending September 30, 2015 with such stock based upon the greater of (x) $4.50 per share, and (y) the average stock price for the last twenty days prior to the time of such issuance (the “QVC Earn-Out’). The current term of the QVC Agreement, as amended, runs through September 30, 2020.  Management has determined that it is probable that the $2.5 million in net royalty income from QVC will be met. In accordance with ASC Topic 480 "Distinguishing Liabilities from Equity", the QVC Earn-Out obligation is treated as a liability in the accompanying consolidated balance sheets because of the variable number of shares payable under the agreement. Management will assess no less frequently than each reporting period the status of this contingent obligation.  Any change in the expected obligation will result in an expense or income in the period in which it is determined fair market value has changed.

As of December 31, 2013, the Earn-Out Obligation is $3.9 million and the QVC Earn-Out is $2.8 million, which combined is equal to $6.7 million and represents the total contingent obligation to IM Ready. The total contingent obligation to IM Ready as of December 31, 2012 was $11.5 million.

6.  Stockholders’ Equity

Private Offering of Equity Securities

On June 5, 2013 in a private offering to affiliates of an existing shareholder and a director of the Company, which are accredited investors, the Company issued and sold an aggregate of 1,428,573 shares of its Common Stock and Warrants to purchase an aggregate of 312,500 shares of the Company’s Common Stock for aggregate gross proceeds of $5,000,000 (the “Offering”). The Warrants are exercisable at a price of $5.00 per share, at any time on or prior to June 5, 2018.

We concluded that there is a discounted component to the Offering as compared to the then market value of our Common Stock, primarily due to the limited liquidity in our shares. Based on the Company’s analysis, the Company concluded that such discount was 10% and therefore grossed up the offering price based on the discount, resulting in a fair value of $3.86 per common share.

The fair value for the Warrants was estimated $.12 for each warrant to purchase one share of Common Stock using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected Volatility (i)	22.5%
Expected Dividend Yield	0%
Expected Life Term (ii)	2.5
Risk-Free Interest Rate	0.39%

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of similar companies in its industry.

(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance with Staff Accounting Bulletin (“SAB”) Topic 14.02 in accordance with SAB No. 110.

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The proceeds of the Offering were accounted for as the par value of the Common Stock ($.001 per share) issued and the balance ($3.499 per share) as additional paid in-capital, inclusive of the value of the Warrants.

2011 Equity Incentive Plan

The Company’s 2011 Equity Incentive Plan, as amended and restated (the “Plan”) is designed and utilized to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. A total of 5,000,000 shares of Common Stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan will be administered by the Company’s board of directors (the “Board”), or, at the Board's discretion, a committee of the Board.

On April 17, 2012, the Company issued to management an aggregate of 1,150,000 shares of restricted stock. The vesting date of 1,075,000 shares of restricted stock was November 15, 2013, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his or her sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock was May 15, 2013, provided however, the grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The vesting date of 37,500 shares of restricted stock is May 15, 2014, provided however, the executive has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2013, restrictions on 827,776 shares have lapsed and 322,224 restricted shares are scheduled to vest on May 15, 2014. The Company repurchased 153,896 and 218,163 shares of restricted stock upon vesting of restricted stock in satisfying the grantees’ tax withholding obligation on November 15, 2013 and November 15, 2012, respectively, at a price of $3.86 and $3.00 per share, respectively.

On May 1, 2012, the Company granted options to purchase an aggregate of 105,500 shares of Common Stock to non-executive employees of the Company. The exercise price per share of the options is $3.00 per share, and 50% of the options will vest on each of the first and second anniversaries of the grant date. Of these awards, 1,500 and 26,750 options were forfeited in 2013 and 2012, respectively, and reverted to, and are eligible for re-grant under the Plan. As of December 31, 2013, no vested shares have been exercised.

On June 1, 2012, the Company issued to non-management directors 138,335 shares of restricted stock. The vesting date of 138,335 shares of restricted stock was December 1, 2013, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2013, restrictions on 88,863 shares have lapsed and 49,472 restricted shares are scheduled to vest on June 1, 2014. The Company repurchased 7,272 and 18,870 shares of restricted stock upon vesting of restricted stock in satisfying the grantees’ tax withholding obligation on December 1, 2013 and December 1, 2012, respectively, at a price of $3.86 and $3.00 per share, respectively.

On June 1, 2012, the Company issued to management 256,608 shares of restricted stock. The vesting date of 256,608 shares of restricted stock is June 1, 2014, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse.

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On April 1, 2013, the Company issued to management and employees 1,270,000 shares of restricted stock. The vesting date of 1,075,000 shares of restricted stock is March 31, 2014, provided, however, that each such grantee has the right to extend the vesting date by six-month increments in his sole discretion, prior to the date the restrictions would lapse. The remaining 195,000 shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2014 and 50% shall vest on March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the restricted shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the restricted shares prior to such date.

On April 1, 2013, the Company issued to non-management directors 100,000 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2014 and 50% shall vest on March 31, 2015. Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the restricted shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted shares until the next following September 30th or March 31st, as the case may be, by providing written notice of such election to extend such date with respect to all or a portion of the restricted shares prior to such date.

On May 1, 2013, the Company issued to non-executive employees 29,750 shares of restricted stock. The shares of restricted stock will vest evenly over two years, whereby 50% shall vest on April 30, 2014 and 50% shall vest on April 30, 2015.

Stock Options and Warrants

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

The fair value for these options and Warrants was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Expected Volatility (i)	21-22%	39-40%
Expected Dividend Yield	0%	0%
Expected Life (Term) (ii)	1-3 years	4-5 years
Risk-Free Interest Rate	0.21 – 0.39%	0.70% - 0.80%

(i)	Due to the Company’s limited trading activity, the Company used the average volatility of companies in its industry.

(ii)	Due to the Company’s limited history, the expected life of options was calculated using the ‘simplified method’ in accordance SAB Topic 14.02 in accordance with SAB No. 110.

Stock Options

The options that the Company granted under the Plan expire at various times, either five, seven or ten years from the date of grant, depending on the particular grant.

F-38

Summary of the Company’s stock options for the years ended December 31, 2013 and 2012 are as follows:

		Weighted-Average
	Options	Exercise Price
Outstanding at January 1, 2012	267,125	$5.00
Granted	105,500	3.00
Canceled	-	-
Exercised	-	-
Expired/Forfeited	(27,625)	(3.06)
Outstanding at December 31, 2012	345,000	4.54
Granted	-	-
Canceled	-	-
Exercised	-	-
Expired/Forfeited	(1,875)	(3.40)
Outstanding and expected to vest at December 31, 2013	343,125	$4.55
Exercisable at December 31, 2013	304,500	$4.75

The preceding table does not include options to purchase 576 shares of Common Stock for $728 per share issued under the Company’s former equity plan. The Company does not expect to issue any equity awards under this plan.

The weighted average grant date fair value per share of options granted during the year ended December 31, 2012 was $0.99.

The weighted average contractual term (in years) of options outstanding as of December 31, 2013 and 2012, were 3.60 and 4.61 respectively. The weighted average contractual term (in years) of options exercisable as of December 31, 2013 and 2012, were 3.08 and 4.03 respectively.

The aggregate intrinsic value is calculated as the difference between the market price of the Company’s Common Stock as of December 31, 2013 and the exercise price of the underlying options. At December 31, 2013 and 2012, the aggregate intrinsic value of options outstanding was zero.  In addition, at December 31, 2013 and 2012, the aggregate intrinsic value of options exercisable was zero.  There were no unamortized stock options as of December 31, 2013. There were no options exercised for the year ended December 31, 2013 and 2012.

Compensation expense related to stock option grants for the year ended December 31, 2013 and 2012 was $69,000 and $65,000, respectively.   An additional $13,000 is expected to be expensed through April 30, 2014.

Warrants

A summary of the Company’s Warrants for the years ended December 31, 2013 and 2012 is as follows:

		Weighted-Average
	Warrants	Exercise Price
Outstanding at January 1, 2012	1,219,543	$1.95
Granted	75,000	5.50
Canceled	-	-
Exercised	(162,500)	(0.01)
Expired/Forfeited	-	-
Outstanding at December 31, 2012	1,132,043	2.47
Granted	337,500	5.00
Canceled	-	-
Exercised	-	-
Expired/Forfeited	-	-
Outstanding at December 31, 2013	1,469,543	$3.05
Exercisable at December 31, 2013	1,457,043	$3.03

Compensation expense related to Warrants grants for the years ended December 31, 2013 and 2012 was $33,000 and $44,000, respectively.

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The Company values other Warrants issued to non-employees at the commitment date at the fair market value of the instruments issued, a measure which is more readily available than the fair market value of services rendered, using the Black-Scholes model. The fair market value of the instruments issued is expensed over the vesting period.

On January 23, 2012, we issued to a licensee Warrants to purchase 75,000 shares of Common Stock with an exercise price of $5.50 per share and a term of 5-years. Compensation expense related to Warrants in connection with the licensing agreement is amortized over the 5-year initial term of the license agreement and is recorded as a discount to licensing revenues. The stock-based licensing revenue discount for each of the years ended December 31, 2013 and 2012 was $5,000.   An additional amount of $13,000 is expected to be amortized over a period of 33 months from January 1, 2014 through September 30, 2016.

On June 5, 2013, in connection with the Offering we issued Warrants to purchase 312,500 shares of Common Stock with an exercise price of $5.00 per share and a term of 5-years.

On October 4, 2013, we issued to Adam Dweck (“AD”), who is an Executive Vice President of Earthbound, LLC (“Earthbound”) and the son of Jack Dweck, who is a principal of Earthbound and is on the Company’s board of directors, Warrants to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share. The Warrants were in connection with performance targets under a licensing agent agreement with AD (See Note 11, Related party Transactions). These Warrants expire on August 2, 2016. On October 4, 2013, 12,500 Warrants vested and 12,500 vest upon achieving the second performance target. (See Note 11, Related Party Transactions)

Restricted Stock

Compensation cost for restricted stock is measured using the fair value of the Company’s Common Stock at the date of the grant. The compensation cost, net of projected forfeitures, is recognized over the period between the grant date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized using the treasury method. The restrictions do not affect voting and dividend rights.

A summary of the Company’s restricted stock for the year ended December 31, 2013 and 2012 is as follows:

	Restricted Shares	Weighted- Average Grant Date Fair value
Outstanding at January 1, 2012	17,125	$3.34
Granted	1,544,943	3.00
Canceled	-	-
Vested	(596,586)	3.00
Expired/Forfeited	(875)	3.34
Outstanding at December 31, 2012	964,607	3.00
Granted	1,399,750	3.86
Canceled	-	-
Vested	(336,178)	3.01
Expired/Forfeited	(1,625)	3.82
Outstanding at December 31, 2013	2,026,554	$3.59

Compensation expense related to restricted stock grants for the years ended December 31, 2013 and 2012 was $4,741,000 and $4,514,000, respectively.  An additional $826,000 is expected to be expensed through April 30, 2015.

F-40

The following table provides information with respect to purchases by the Company of restricted stock during the Current Year and Prior Year.

Date	Total Number of Shares Purchased (a)	Average Price Paid per Share	Number of Shares Purchased as Part of Publically Announced Plan	Fair value of re-purchased shares
November 15, 2012	218,163	$3.00	-	$654,000
December 1, 2012	18,870	3.00	-	56,000
Total 2012	237,033			$710,000

November 15, 2013	153,896	$3.86	-	$594,000
December 1, 2013	7,272	3.86	-	28,000
Total 2013	161,168		-	$622,000

(a)	All of the shares of restricted stock in the proceeding table were originally granted to employees and directors as restricted stock pursuant to the Company’s Plan. The shares reflected above were relinquished by employees and directors in exchange for the Company’s agreement to pay federal and state and local withholding obligations on behalf of such employees and directors on the vesting of restricted stock.

Shares Available Under the Company’s 2011 Equity Incentive Plan

At December 31, 2013 there were 2,095,758 common shares available for issuance under the Plan.

Shares Reserved for Issuance

At December 31, 2013 there were 3,909,002 common shares reserved for issuance pursuant to unexercised Warrants and stock options, and availability for issuance under the Plan.

Dividends

The Company has not paid any dividends to date.

7. Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of restricted stock-based awards and common shares issuable upon exercise of stock options and Warrants using the treasury stock method. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options and Warrants outstanding were exercised and have been converted into Common Stock.

For the Current Year, 265,875 shares issuable upon exercise of options and 886,050 shares issuable upon exercise of Warrants were excluded from the calculation of earnings per share because they were anti-dilutive. For the Prior Year, 345,000 shares issuable upon exercise of options and 548,550 shares issuable upon exercise of Warrants were excluded from the calculation of earnings per share because they were anti-dilutive.

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A reconciliation of shares used in calculating basic and diluted earnings per share follows:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Basic	9,193,101	6,936,452
Effect of exercise of options and Warrants	598,392	641,109
Diluted	9,791,493	7,577,561

8. Commitments and Contingencies

Leases

The Company leases office space and retail store space under operating lease agreements that expire at various dates through March 31, 2016. The majority of the lease obligations are related to the Company’s main headquarters located in New York City, which lease expires February 2016. Future minimum lease payments under the terms of these noncancelable operating lease agreements are as follows:

Lease Payments
Year ending December 31, 2014	$721,000
Year ending December 31, 2015	751,000
Year ending December 31, 2016	119,000
Total future noncancelable minimum lease payments	$1,591,000

The corporate headquarters’ lease requires the Company to pay additional rents by virtue of increases in the base taxes and other costs on the property. In addition, retail store operating leases provide for additional bonus rent based on a percentage of annual retail sales in excess of targeted levels. Additional rents have not been material. Total rent expense was $708,000 and $619,000 for the years ended December 31, 2013 and 2012, respectively.

The Company has contracts with certain executives and key employees. The future minimum payments under these contracts are:

Employment Contract Payments
Year ending December 31, 2014	$2,472,000
Year ending December 31, 2015	1,128,000
Year ending December 31, 2016	834,000
Total future minimum employment contract payments	$4,434,000

In addition to the employment contract payments stated above, the Company’s employment contracts with certain executives and key employees contain performance based bonus provisions. These provisions include bonuses based on the Company achieving revenues in excess of established targets and/or on operating results.

9. Income taxes

The Company accounts for income taxes in accordance with ASC Topic 740. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of ASC Topic 740, including current and historical results of operations, future income projections and the overall prospects of the Company's business.

F-42

The income tax provision (benefit) for Federal and state and local income taxes in the consolidated statements of operations consists of the following:

	Year Ended December 31,
	2013	2012
Current:
Federal	$(110,000)	$109,000
State and local	(33,000)	53,000
Total current	(143,000)	162,000

Deferred:
Federal	(1,173,000)	(754,000)
State and local	(86,000)	(174,000)
Total deferred	(1,259,000)	(928,000)
Total provision (benefit)	$(1,402,000)	$(766,000)

The reconciliation of income tax computed at the Federal and state statutory rate to the Company’s income before taxes are as follows:

	Year Ended December 31,
	2013	2012
U.S. statutory federal rate	34.0%	34.0%
State and local, net of federal tax	(66.4)%	6.3%
Gain on reduction of contingent obligation	(1,251.5)%	(72.5)%
Excess compensation deduction	112.5%	-%
Deferred tax adjustment	96.5%	6.7%
Other permanent differences	(2.8)%	3.6%
Income tax provision (benefit)	(1,077.7)%	(21.9)%

The significant components of net deferred tax liabilities of the Company consist of the following:

	December 31, 2013	December 31, 2012
Deferred tax assets
Federal state and local net operating loss carryforwards	$70,000	$-
Property and equipment	117,000	34,000
Stock-based compensation	2,738,000	1,439,000
Accrued compensation and other accrued expenses	280,000	91,000
Allowance for doubtful accounts	16,000	10,000
Royalty advances	156,000	222,000
Other	18,000	-
Total deferred tax assets	$3,395,000	$1,796,000

Deferred tax liabilities
Basis difference arising from discounted note payable	(339,000)	(602,000)
Basis difference arising from intangible assets of acquisition	(11,974,000)	(11,371,000)
Total deferred tax liabilities	(12,313,000)	(11,973,000)
Net deferred tax liabilities	$(8,918,000)	$(10,177,000)

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	December 31, 2013	December 31, 2012
Net current deferred tax asset	$49,000	$101,000
Net non-current deferred tax liabilities	(8,967,000)	(10,278,000)
Net deferred tax liabilities	$(8,918,000)	$(10,177,000)

The Company has available at December 31, 2013 and December 31, 2012, approximately $207,000 and $0, respectively, of unused U.S. Federal and state and local net operating loss carryforwards that may be applied against future taxable income.

During the Current Year, the Company recorded a $5.1 million gain on the reduction of contingent obligations related to the acquisition of IM Ready. This gain is not subject to U.S. Federal income tax (See Note 5, Debt).

As of December 31, 2013 and 2012, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its consolidated financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its consolidated financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

10.	Segment Information

Since the Company opened its first retail store in June 2013, it operates in two segments - (1) Design and Licensing, and (2) Retail, which are based on its business activities and organization. The operating segments are segments of the Company for which separate discrete financial information is available and for which operating results are evaluated regularly by the chief operating decision makers, made up of the Company’s executive management team, in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are net sales or revenue (in the case of licensing and design fees) and operating income for each segment. The design and licensing segment includes royalties earned on licensed products and use of the Company’s trademarks, and rights granted to third parties for the right to sell the Company’s products and related design and other service fees. The retail segment represents sales of Isaac Mizrahi New York branded products through its retail store. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance. Corporate overhead expenses are allocated to the segments based upon specific usage or other allocation methods.

The following table presents the key performance information of the Company’s reportable segments:

	Year Ended December 31,
	2013	2012
Revenue:
Net licensing revenue	$11,546,000	$10,432,000
Design and service fee income	1,619,000	2,271,000
Design and licensing revenues	13,165,000	12,703,000
Retail sales	203,000	-
Total revenues	$13,368,000	$12,703,000

Operating income (loss):
Design and licensing	$2,195,000	$5,693,000
Retail	(339,000)	-
Total operating income	$1,856,000	$5,693,000

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	December 31,
Long Lived Assets	2013	2012
Trademarks and other intangibles, net :
Design and licensing	$45,308,000	$45,835,000
Retail	-	-
Total Trademarks and other intangibles, net	$45,308,000	$45,835,000

Property and equipment :
Design and licensing	$939,000	$1,113,000
Retail	214,000	-
Total property and equipment	$1,153,000	$1,113,000

	December 31,
	2013	2012
Depreciation and amortization :
Design and licensing	$873,000	$856,000
Retail	20,000	-
Total depreciation and amortization	$893,000	$856,000

11. Related Party Transactions

Todd Slater

On September 29, 2011, the Company entered into an agreement which was amended on October 4, 2011, with Todd Slater, who was appointed as a director of the Company commencing on October 17, 2011, for services related to the Company’s licensing strategy and introduction of potential licensees. During the term of the agreement or during the year following the expiration of the term of the agreement, if the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater was entitled to receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within thirty days of receipt of the net royalties.

On July 10, 2012, the Company and Mr. Slater entered into an amendment (the “Amendment”) to the agreement. Pursuant to the Amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater and which Mr. Slater was entitled to fifteen percent (15%) of the revenues from such licensees under the agreement, and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements. The Company has capitalized this payment and amortizes the expense in accordance with the revenue earned from the respective licensing agreements on which this payment was based upon.

The Company incurred direct licensing costs with Mr. Slater from amortization of the one-time payment stated above and fees paid for the Current Year and the Prior Year of $46,000 and $31,000, respectively.

On June 5, 2013, the Company paid Threadstone Advisors, LLC (“Threadstone”) a fee of $280,000 for the placement of $4,000,000 of proceeds from the Offering (See Note 6, Stockholders’ Equity). This placement fee was recorded as a reduction in paid-in capital and reflected in the stockholders’ equity section of the consolidated balance sheet. Mr. Slater is an officer and a 5% owner of Threadstone.

Licensing Agent Agreement

On August 2, 2011, the Company entered into a licensing agent agreement with AD, pursuant to which he is entitled to a five percent (5%) commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements.

F-45

We are also obligated to grant to AD Warrants to purchase 12,500 shares of Common Stock at an exercise price of $5.00 per share, subject to AD generating $0.5 million of accumulated royalties and additional Warrants to purchase 12,500 shares of Common Stock at an exercise price of $5.00 per share, subject to AD generating $1.0 million of accumulated royalties. These Warrants expire on August 2, 2016. As of December 31, 2013, AD has reached the first milestone of $0.5 million sourced royalties and the Company deems it likely that AD will reach the second milestone of $1.0 million of AD sourced royalties by August 2, 2016. On October 4, 2013 the Company issued Warrants to AD to purchase 25,000 shares of Common Stock of which 12,500 vest immediately and 12,500 vest upon achieving the second milestone. The fair value of these Warrants was estimated at $2,500 on the grant date using the Black-Scholes option pricing method, of which half has been recorded as a royalty commission expense in the Current Year and is recorded as a reduction of net licensing revenues on the consolidated statements of operations. The balance of the Warrants will be expensed evenly over the next 15 months, the period when the second milestone is estimated to occur. Additionally, AD shall be entitled to receive Warrants to purchase an additional 25,000 shares of Common Stock priced at the fair market value at the time of issuance, subject to AD generating $2.0 million of accumulated royalties. These Warrants also all expire on August 2, 2016.

The Company incurred direct licensing costs with AD of $20,000 and $13,000 for the Current Year and the Prior Year, respectively.

Jones Texas, Inc.

Edward Jones, III, a principal shareholder and chief executive officer of Jones Texas, Inc. (“JT”) is a member of the Company’s board of directors. The Company and JT entered into a consulting agreement on March 28, 2012, whereby JT shall pursue and introduce licensing opportunities for the Company. JT procured a license for the Company during 2012, which the Company agreed to remit 15% of the license revenues for the initial term of the license. JT earned $0 and $3,000 in fees for the Current Year and the Prior Year, respectively.

Earthbound, LLC

As part of the consideration for the acquisition of the Isaac Mizrahi Business, the Company assumed a $1.5 million non-interest obligation owed to Earthbound, payable over five years commencing on September 29, 2011. Jack Dweck is a principal owner of Earthbound. The Company recorded $94,000 of interest expense in the Prior Year. The Company extinguished this debt on November 21, 2012.

IM Ready-Made, LLC

The Company and IM Ready had balances owed between the companies relating to the transition of the Isaac Mizrahi Business and certain payments assigned to the Seller by QVC under the QVC Agreement. As of December 31, 2013, the Company owed IM Ready $459,000 and as of December 31, 2012 IM Ready owed the Company $217,000. The Company did not earn any revenue or incur any expenses with IM Ready since the Closing Date.

Mark DiSanto

On June 5, 2013, Mark X. DiSanto Investment Trust (the “DiSanto Trust”) purchased 285,715 shares of its Common Stock and Warrants to purchase an aggregate of 62,500 of the Company’s Common Stock for aggregate gross proceeds of $1 million through the Offering (See Note 6, Stockholders’ Equity). Mark DiSanto, a director of the Company, is the trustee and has sole voting and dispositive power for the DiSanto Trust.

Executive Officer

In April 2013, the Company purchased $2,300 in used equipment from our Chief Executive Officer to be utilized at our New York City location.  The purchase price was at the estimated fair market value of the equipment.

F-46

12.	Subsequent Events

Acquisition of the Judith Ripka Trademarks

On April 3, 2014, JR Licensing, LLC, a wholly owned subsidiary of Xcel (“JR Licensing”) entered into an asset purchase agreement dated April 1, 2014 (the “Purchase Agreement”) with Judith Ripka Berk (“Ms. Ripka”), an individual, and certain companies owned by Ms. Ripka including Judith Ripka Creations (collectively “Ripka”), pursuant to which JR Licensing purchased from Ripka certain assets, including the Judith Ripka and Judith Ripka Sterling trademarks and other intellectual property rights (the “Ripka Brand”). On the closing date of the acquisition, the Company paid Ripka $12.0 million in cash, $6.0 million through the issuance of interest free notes payable (the “Ripka Notes”), and 571,429 shares of the Company’s stock. The Ripka Notes have a term of five years from the date of issuance, are payable in cash or shares of Xcel Common Stock valued at the time of payment, at the Company’s option, and with a floor price of $7.00 per share if paid in stock, with Ripka having certain rights to extend the maturity of the Ripka Notes in the event the Company’s stock is trading at a price of less than $7.00 per share. The Company is obligated to pay Ripka an additional $1.0 million on October 1, 2014 and an additional $1.2 million on April 1, 2015. In addition, the Company agreed to pay Ripka additional consideration of up to $5 million in aggregate (the “Ripka Earn-out”), payable in cash or shares of the Company’s Common Stock based on the fair market value of our Common Stock at the time of payment, and with a floor of $7.00 per share, based on the Ripka Brand achieving in excess of $1 million of net royalty income during each of the 12-month periods beginning on October 1, 2015 and ending on October 1, 2018, less the sum of all earn out payments for any prior earn-out period. Net royalty income shall not include any revenues generated by direct-response television sales or any revenue accelerated as a result of termination.

Concurrent with the acquisition of the Ripka Brand, the Company entered into (i) a license agreement with QVC, Inc. that provides for a royalty to be paid to the Company by QVC based on net sales of products under the Ripka Brand (the “JR/QVC Agreement”), and (ii) a license with an affiliate of Ripka that will design, source, market, and promote products under the Ripka Brand to wholesale accounts, through an e-commerce site which Xcel will operate, and through Ripka owned retail stores (the “Wholesale Business”). The license with the Wholesale Business will provide for a royalty payable to the Company based on its wholesale sale of products under the Ripka Brand. The Company issued to QVC a Warrant (the “QVC Warrant”) to purchase a number of shares of our Common Stock equal to (i) 4.75% of the number of shares of common stock of Xcel issued and outstanding on the date the QVC Warrant becomes exercisable less (ii) 571,429 shares of our Common Stock (subject to adjustment in the event of a stock split, combination, or stock dividend). The QVC Warrant is exercisable at a price of $.001 per share and becomes exercisable only upon Judith Ripka becoming obligated to make a specified payment to QVC under the JR/QVC Agreement and remains exercisable until such obligation is satisfied in full.

Concurrent with the acquisition of the Ripka Assets, JR Licensing entered into a $9 million 5-year term loan with BHI (the “JR Loan”). The JR Loan is secured by all of the assets of JR Licensing and a guarantee from Xcel secured by a pledge of Xcel’s membership interest in JR Licensing and by a guarantee from IM Brands, secured by a pledge of all of IM Brands’ assets. The JR Loan bears interest at an annual variable rate of either, LIBOR plus 3.5% or Prime plus 0.50%, at JR Licensing’s option, payable, if the JR Loan is bearing interest based on LIBOR, on the last business day of the applicable interest period and, if the JR Loan is bearing interest based on Prime, quarterly in arrears on the first day of each calendar quarter. Scheduled quarterly principal payments are as follows:

Date of Payment	Amount of Principal Payment

April 1, 2015, July 1, 2015, October 1, 2015 and January 1, 2016	$375,000

April 1, 2016, July 1, 2016, October 1, 2016 and January 1, 2017	$625,000

April 1, 2017, July 1, 2017, October 1, 2017 and January 1, 2018	$750,000

April 1, 2018, July 1, 2018, October 1, 2018 and January 1, 2019	$500,000

F-47

In addition, JR Licensing shall prepay the outstanding amount of the JR Loan from excess cash flow (“Cash Flow Recapture”) for each fiscal year commencing with the year ending December 31, 2015 in arrears in an amount equal to fifty percent (50%) of such Cash Flow Recapture. Cash Flow Recapture shall mean for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all interest and principal (including indebtedness owed for the JR Loan) paid or payable during such period less (c) the portion of the holdback amount paid or payable pursuant to the Purchase Agreement during such period less (d) payments made during such period by JR Licensing to Xcel equal to the estimated tax liability of Xcel resulting from any taxable income (net of losses, including for prior years to the extent permitted to be deducted) of JR Licensing. JR Licensing also executed a guaranty of our outstanding $13 million loan with BHI, in favor of BHI, secured by a pledge of all of JR Licensing’s assets.

Financial Covenants. The Company is required to maintain;

•	minimum fixed charge ratio, of 1.20 to 1.00 for the periods ending on or prior to December 31, 2015 and not less than 1.10 to 1.00 for periods commencing on and after March 31, 2016;

•	minimum EBITDA (as defined in the BHI loan documents), not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;

•	$31 million minimum net worth;

•	$3 million minimum liquidity covenants;

•	and other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the JR Loan.

In addition, JR Licensing is required to maintain minimum EBITDA of $3 million for the fiscal year ending December 31, 2014, not less than $4 million for the fiscal year ending December 31, 2015 and not less than $5 million for the fiscal year ending December 31, 2016 and each fiscal year end thereafter. EBITDA for JR licensing shall exclude allocated corporate overhead.

On April 1, 2014, the Company entered into a three-year employment agreement with Ms. Ripka such that she will serve as the Chief Design Officer of the Judith Ripka brand and perform duties and obligations under agreements with the Company’s licensees or any other third party pursuant to which Ms. Ripka has agreed to, and is obligated to, perform personal services. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Ms. Ripka’s base salary is $750,000 per annum, and Ms. Ripka is entitled to other benefits including (a) non-accountable expenses of $114,000 per year, (b) $1,000 per month for rent for her Florida office, (c) the employment of a personal assistant, and (d) first class travel expenses.

Bonus. Ms. Ripka shall be eligible to receive an annual cash bonus (the “Bonus”) for each calendar year during the Term (or any partial fiscal year during the Term), equal to ten percent (10%) of the direct response television royalty income during such calendar year in excess of $6 million.

The Ripka Brand acquisition will be accounted for as an asset purchase.

New Loan Amendment

On April 3, 2014 and in conjunction with the Ripka Brand acquisition and entering into the JR Loan, the Company amended the New Loan. The amendments include:

•	Minimum EBITDA of IM Brands shall not be less than $6,000,000 for the fiscal year ending December 31, 2014, not less than $9,000,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending December 31, 2016 and not less than $12,500,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter. EBITDA for IM Brands shall exclude allocated corporate overhead;

F-48

•	Minimum EBITDA of the Company shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter;
•	Capital Expenditures of Guarantor and its Subsidiaries on a consolidated basis in any fiscal year shall not exceed $1,300,000;
•	$31 million minimum net worth;
•	$3 million minimum liquidity covenants;
•	on and after January 1 2015, IM Brands shall repay an amount equal to fifty percent (50%) of Cash Flow Recapture until such time as principal payments received by BHI for the New Loan and the JR Loan is equal to or greater than $1 million in the aggregate (other than a result of scheduled payments), then twenty percent (20%).

Restricted Stock Grant

On January 1, 2014, the Company issued to management and a key employee an aggregate of 825,000 shares of restricted stock. The vesting date of 550,000 shares of restricted stock is July 1, 2014, and the remaining 275,000 shall vest evenly over the periods ending September 30, 2014, 2015 and 2016, provided, however, that each such grantee has the right to extend the vesting dates by six-month increments in their sole discretion, prior to the date the restrictions would lapse.

The fair value of the restricted shares on the grant date is approximately $3.3 million, and the compensation expense will be recognized over the vesting periods without regard to extensions.

Executive Employment Amendment

Effective February 1, 2014, the Company entered into an employment agreement with Marisa Gardini (“Ms. Gardini”) superseding a three-year employment agreement with Ms. Gardini that was set to expire on September 29, 2014 (the “Previous Employment Agreement”). The term of employment and performance of services by Ms. Gardini under of this agreement may be terminated by either party upon thirty (30) day notice to the other party.  Ms. Gardini’s salary was $250,000, $250,000 and $500,000 per annum, respectively, in the first three successive 12-month periods following September 29, 2011, the effective date of the Previous Employment Agreement, however effective February 1, 2014, Ms. Gardini’s base salary shall be $18,000 per annum.  Ms. Gardini resigned as Executive Vice President of Strategic Planning and Marketing, but remains a director of the Company.

F-49

                     Shares of common stock

XCEL BRANDS, INC.

PROSPECTUS

Wunderlich

        , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., (“FINRA”) filing fee, the amounts listed below are estimates.

Nature of Expense	Amount
SEC registration fee		$1,336.30
FINRA filing fee		2,225.00
NASDAQ listing fee
Accounting fees and expenses
Legal fees and expenses
Printing fees and related expenses
Transfer agent fees and related expenses
Reimbursement of underwriter’s expenses		75,000
Miscellaneous expenses
Total	$

Item 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s bylaws further provide that its board of directors has discretion to indemnify its officers and other employees. The registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its board of directors by a majority vote of a quorum of disinterested board of directors members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the registrant’s bylaws.

II-1

The registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the registrant’s payment of expenses incurred or paid by an director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant carries directors’ and officers’ liability insurance covering its directors and officers for a period ending October 26, 2015. The limit of liability of such insurance is $15,000,000 in the aggregate for the insured period.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

Item 15. Recent Sales of Unregistered Securities

Pursuant to the H Halston Purchase Agreement, we issued 1,000,000 shares of common stock and warrants to purchase 750,000 shares of common stock in December 2014.

On December 22, 2014, we issued to six accredited investors an aggregate of 1,086,667 shares of common stock at a purchase price of $9.00 per share, for gross proceeds of $9,780,000, in a private offering.

On June 5, 2013, we issued an aggregate of 1,428,573 shares of common stock and warrants to purchase 312,500 shares of common stock to two accredited investors, including one director, for an aggregate purchase price of $5,000,000.

During May 2012, we issued an aggregate of 162,500 shares of common stock upon exercise of warrants to five executive officers and one director and their affiliates, for an aggregate purchase price of $1,625.

On January 23, 2012, we issued warrants to purchase 75,000 shares of common stock to a licensee in conjunction with a license agreement.

On September 29, 2011, pursuant to a securities purchase agreement, we completed the closing of the private placement of our securities for total proceeds of $4,305,000 through the issuance of (i) 861,000 shares of our common stock at a price of $5.00 per share and (ii) five-year warrants for the purchase of a total of 1,848,502 shares of common stock at an exercise price of $0.01 per share, to certain accredited investors. We also issued to Rodman & Renshaw, LLC, as placement agent, five-year warrants to purchase 9,800 shares of common stock at an exercise price of $5.50 per share.

II-2

The above-referenced securities were not registered under the Securities Act. The issuance of these securities was, and the issuance of the shares of common stock upon exercise of the warrants will be, exempt from registration under the safe harbor provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act. We made this determination based on the representations of investors (which representations the investors are required to confirm in connection with the exercise of the warrants by completing and executing the notice of exercise of warrants), which included, in pertinent part, that such investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and upon such further representations from the investors that (a) the investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the investor agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the investor has no need for liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising involved in the sale of our securities.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1	Form of Underwriting Agreement (16)

3.1	Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (17)

3.2	Second Restated and Amended Bylaws of Xcel Brands, Inc. (17)

4.1	2011 Equity Incentive Plan and Forms of Award Agreements, Amended and Restated November 6, 2014 (19)

4.2	Form of Investor Warrant issued in connection with the private placement consummated on September 29, 2011 (2)

4.3	Registration Rights Agreement dated September 29, 2011 between Xcel Brands, Inc. and purchasers in the private placement consummated on such date (2)

4.4	Form of Executive Warrant (2)

4.5	Form of Director Option (2)

4.6	Warrant issued to Joe Falco dated September 29, 2011 (2)

4.7	Warrant issued to Great American Life Insurance Company dated September 29, 2011 (2)

4.8	Warrant issued to Great American Insurance Company dated September 29, 2011 (2)

4.9	Rights Agreement by and among Xcel Brands, Inc., Great American Life Insurance Company and Great American Insurance Company, dated September 29, 2011 (2)

4.10	Form of Warrant issued in the June 5, 2013 private placement (7)

4.11	Warrant issued to Hilco Trading LLC dated December 23, 2014 (18)

5.1	Opinion of Blank Rome LLP (16)

9.1	Amended and Restated Voting Agreement between Xcel Brands, Inc. and IM Ready-Made, LLC, dated as of December 24, 2011 (11)

II-3

Exhibit Number	Description

9.2	Voting Agreement between Xcel Brands, Inc. and Judith Ripka Berk, dated as of April 1, 2014 (13)

9.3	Voting Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and H Company IP, LLC (18)

9.4	Voting Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and Hilco Trading, LLC (18)

10.1+	Asset Purchase Agreement by and among Xcel Brands, Inc., IM Brands, LLC, IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini, dated as of May 19, 2011, as amended on July 28, 2011, as amended on September 15, 2011, as amended on September 21, 2011, and as amended on September 29, 2011 (2)

10.2	Promissory Note between Xcel Brands, Inc. and IM Ready-Made, LLC, dated December 24, 3013 (11)

10.3*	Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready-Made, LLC, Xcel Brands, Inc. and Isaac Mizrahi, dated September 28, 2011 (3)

10.4	Assignment and Assumption, New York Landlord Consent by and among Adler Holdings III, LLC, IM Ready-Made, LLC and Xcel Brands, Inc., dated September 29, 2011, and Guaranty by IM Brands, Inc., dated September 29, 2011 (2)

10.5+	Agreement of Merger and Plan of Reorganization by and among NetFabric Holdings, Inc., NetFabric Acquisition Corp., and Xcel Brands, Inc., dated September 29, 2011 (2)

10.6	Amended and Restated Employment Agreement entered into with Robert D’Loren dated February 21, 2012 (1)

10.7	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with Robert D’Loren, effective as of January 22, 2013 (4)

10.8	Amended and Restated Employment Agreement entered into with Joe Falco, dated February 21, 2012 (1)

10.9	Amended and Restated Employment Agreement entered into with James Haran dated February 21, 2012 (1)

10.10	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with James Haran, dated December 16, 2012 (6)

10.11	Amended and Restated Employment Agreement entered into with Seth Burroughs dated February 21, 2012 (1)

10.12	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with Seth Burroughs, dated December 16, 2012 (6)

10.13	Employment Agreement entered into with Marisa Gardini, effective as of February 1, 2014 (12)

10.14	Employment Agreement entered into with Isaac Mizrahi, dated December 24, 2013 (11)

10.15	Form of Subscription Agreement relating to the June 2013 offering (7)

10.16	Engagement Agreement dated as of June 4, 2013 by and between Xcel Brands, Inc. and Threadstone Advisors LLC (7)

II-4

Exhibit Number	Description
10.17	Line Letter Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M. (8)

10.18	Promissory Note dated July 31, 2013 in the principal amount equal to $13,000,000 made by IM Brands, LLC to the order of Bank Hapoalim B.M., as supplemented by the Loan Rider. (8)

10.19	Security Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M. (8)

10.20	Intellectual Property Security Agreement dated as of July 31, 2013 between the IM Brands, LLC and Bank Hapoalim B.M. (8)

10.21	Guaranty dated July 31, 2013 made by Xcel Brands, Inc. for the benefit of Bank Hapoalim B.M. (8)

10.22	Membership Pledge Agreement dated as of July 31, 2013 made by Xcel Brands, Inc. in favor of Bank Hapoalim B.M. (8)

10.23	Subordination Agreement dated as of July 31, 2013, among Bank Hapoalim B.M., IM Ready-Made, LLC, Xcel Brands, Inc. and IM Brands, LLC. (8)

10.24*	Amendment No.1 to Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready-Made, LLC, Xcel Brands, Inc. and Isaac Mizrahi, dated September 28, 2011 (9)

10.25	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and Robert D’Loren (10)

10.26	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and James Haran (10)

10.27	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and Seth Burroughs (10)

10.28	Amendment No. 1 to Amended and Restated Employment Agreement between the Company and Joe Falco (10)

10.29	Second Amended and Restated Employment Agreement between the Company and Robert D’Loren (15)

10.30	Second Amended and Restated Employment Agreement between the Company and James Haran (15)

10.31	Second Amended and Restated Employment Agreement between the Company and Seth Burroughs (15)

10.32	Second Amended and Restated Employment Agreement between the Company and Joe Falco (15)

10.33	Fifth Amendment dated as of December 24, 2013 to the Asset Purchase Agreement filed as Exhibit 10.1 (11)

10.34	Amended and Restated Fifth Amendment, dated as of December 24, 2013 to the Asset Purchase Agreement filed as Exhibit 10.1 (12)

10.35	Line Letter Agreement entered into on April 3, 2014 and dated as of April 1, 2014 by and among Xcel Brands, Inc., JR Licensing LLC and Bank Hapoalim B.M. (13)

10.36	Guaranty of IM Brands, LLC in favor of Bank Hapoalim B.M. (13)

10.37	Promissory Note executed on April 3, 2014 and dated as of April 1, 2014 in the principal amount of $9,000,000 made by JR Licensing, LLC to the order of Bank Hapoalim B.M., as supplemented by Loan Rider (13)

II-5

Exhibit Number	Description
10.38	Amendment No. 1 to Promissory Note, Line Letter Agreement and Security Agreements entered into on April 3, 2014 as of April 1, 2014 by and among IM Brands, LLC, Xcel Brands, Inc. and Bank Hapoalim B.M. (13)

10.39	Guaranty of JR Licensing LLC in favor of Bank Hapoalim B.M. (13)

10.40	Guaranty of Xcel Brands, Inc. in favor of Bank Hapoalim B.M. (13)

10.41	Employment Agreement entered into with Judith Ripka Berk as of April 1, 2014. (13)

10.42+	Asset Purchase Agreement by and among Xcel Brands, Inc., JR Licensing, LLC, Judith Ripka Creations, Inc., Judith Ripka Companies Inc., Judith Ripka Designs, LTD, JSB Marketing Corp. and Judith Ripka Berk entered into as of April 1, 2014 (13)

10.43+	Asset Purchase Agreement by and among XCel Brands, Inc., H. Licensing, LLC and H Company IP LLC and House of Halston, LLC entered into on December 22, 2014 (18)

10.44	Line Letter Agreement dated as of December 22, 2014 by and among XCel Brands, Inc., H Licensing LLC and Bank Hapoalim B.M. (18)

10.45	Guaranty of H Licensing, LLC in favor of Bank Hapoalim B.M. (18)

10.46	Promissory Note executed dated as of December 22, 2014 in the principal amount of $10,000,000 made by H Licensing, LLC to the order of Bank Hapoalim B.M., as supplemented by Loan Rider (18)

10.47	Amendment No. 1 to Promissory Note, Line Letter Agreement and Security Agreements dated as of December 22, 2014 by and among JR Licensing, LLC, XCel Brands, Inc. and Bank Hapoalim B.M. (18)

10.48	Amendment No. 2 to Promissory Note, Line Letter Agreement and Security Agreements dated as of December 22, 2014 by and among IM Brands, LLC, XCel Brands, Inc. and Bank Hapoalim B.M. (18)

10.49	Guaranty of IM Brands, LLC in favor of Bank Hapoalim B.M. (18)

10.50	Guaranty of JR Licensing LLC in favor of Bank Hapoalim B.M. (18)

10.51	Guaranty of XCel Brands, Inc. in favor of Bank Hapoalim B.M. (18)

10.52	Letter Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and Young America Capital, LLC (18)

10.53	Security Agreement dated as of December 22, 2014 by and between H Licensing, LLC. and Bank Hapoalim B.M. (18)

10.54	Intellectual Property Security Agreement dated as of December 22, 2014 by and between H Licensing, LLC. and Bank Hapoalim B.M. (18)

II-6

Exhibit Number	Description
21.1	Subsidiaries of the Registrant (20)

23.1	Consent of CohnReznick LLP (20)

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1) (16)

101.INS	XBRL Instance Document (20)
101.SCH	XBRL Taxonomy Schema (20)
101.CAL	XBRL Taxonomy Calculation Linkbase (20)
101.DEF	XBRL Taxonomy Definition Linkbase (20)
101.LAB	XBRL Taxonomy Label Linkbase (20)
101.PRE	XBRL Taxonomy Presentation Linkbase (20)

(1)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report filed on Form 10-K, which was filed with the SEC on March 30, 2012.

(2)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 5, 2011.

(3)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report filed on Form 8-K/A, which was filed with the SEC on February 7, 2012.

(4)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2012.

(5)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on July 7, 2012.

(6)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report on Form 10-K/A for the year ended December 31, 2012, which was filed with the SEC on April 22, 2013.

(7)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 7, 2013.

(8)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on form 8-K, which was filed with the SEC on August 7, 2013.
(9)	This Exhibit is incorporated by reference to the appropriate exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, which was filed with the SEC on August 13, 2013.

(10)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K which was filed with the SEC on October 21, 2013.

(11)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2013.

(12)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 20, 2014.

(13)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 9, 2014.

II-7

(14)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed with the SEC on April 21, 2014.

(15)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 3, 2014.

(16)	To be filed by amendment.

(17)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on November 7, 2014.

(18)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2014.

(19)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Definitive Information Statement on Form 14C, which was filed with the SEC on October 16, 2014.

(20)	Filed herewith.

*Portions of this exhibit have been omitted pursuant to a Request for Confidential Treatment and filed separately with the Securities and Exchange Commission. Such portions are designated “***”.

+ Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xcel Brands, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Xcel Brands, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on this February 11, 2015.

Xcel Brands, Inc.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: Chief Executive Officer, Chairman
(Principal Executive Officer)

power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert D’Loren and James Haran, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D’Loren
Robert D’Loren	Chief Executive Officer and Chairman (Principal Executive Officer)	February 11, 2015

/s/ James Haran
James Haran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 11, 2015

/s/ Marisa Gardini
Marisa Gardini	Director	February 11, 2015

/s/ Mark DiSanto
Mark DiSanto	Director	February 11, 2015

Todd Slater	Director	February 11, 2015

/s/ Edward Jones, III
Edward Jones, III	Director	February 11, 2015

/s/ Howard Liebman
Howard Liebman	Director	February 11, 2015

/s/ Benjamin Malka
Benjamin Malka	Director	February 11, 2015

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement (16)

3.1	Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (17)

3.2	Second Restated and Amended Bylaws of Xcel Brands, Inc. (17)

4.1	2011 Equity Incentive Plan and Forms of Award Agreements, Amended and Restated November 6, 2014 (19)

4.2	Form of Investor Warrant issued in connection with the private placement consummated on September 29, 2011 (2)

4.3	Registration Rights Agreement dated September 29, 2011 between Xcel Brands, Inc. and purchasers in the private placement consummated on such date (2)

4.4	Form of Executive Warrant (2)

4.5	Form of Director Option (2)

4.6	Warrant issued to Joe Falco dated September 29, 2011 (2)

4.7	Warrant issued to Great American Life Insurance Company dated September 29, 2011 (2)

4.8	Warrant issued to Great American Insurance Company dated September 29, 2011 (2)

4.9	Rights Agreement by and among Xcel Brands, Inc., Great American Life Insurance Company and Great American Insurance Company, dated September 29, 2011 (2)

4.10	Form of Warrant issued in the June 5, 2013 private placement (7)

4.11	Warrant issued to Hilco Trading LLC dated December 23, 2014 (18)

5.1	Opinion of Blank Rome LLP (16)

9.1	Amended and Restated Voting Agreement between Xcel Brands, Inc. and IM Ready-Made, LLC, dated as of December 24, 2011 (11)

9.2	Voting Agreement between Xcel Brands, Inc. and Judith Ripka Berk, dated as of April 1, 2014 (13)

9.3	Voting Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and H Company IP, LLC (18)

9.4	Voting Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and Hilco Trading, LLC (18)

10.1+	Asset Purchase Agreement by and among Xcel Brands, Inc., IM Brands, LLC, IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini, dated as of May 19, 2011, as amended on July 28, 2011, as amended on September 15, 2011, as amended on September 21, 2011, and as amended on September 29, 2011 (2)

10.2	Promissory Note between Xcel Brands, Inc. and IM Ready-Made, LLC, dated December 24, 3013 (11)

Exhibit Number	Description
10.3*	Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready-Made, LLC, Xcel Brands, Inc. and Isaac Mizrahi, dated September 28, 2011 (3)

10.4	Assignment and Assumption, New York Landlord Consent by and among Adler Holdings III, LLC, IM Ready-Made, LLC and Xcel Brands, Inc., dated September 29, 2011, and Guaranty by IM Brands, Inc., dated September 29, 2011 (2)

10.5+	Agreement of Merger and Plan of Reorganization by and among NetFabric Holdings, Inc., NetFabric Acquisition Corp., and Xcel Brands, Inc., dated September 29, 2011 (2)

10.6	Amended and Restated Employment Agreement entered into with Robert D’Loren dated February 21, 2012 (1)

10.7	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with Robert D’Loren, effective as of January 22, 2013 (4)

10.8	Amended and Restated Employment Agreement entered into with Joe Falco, dated February 21, 2012 (1)

10.9	Amended and Restated Employment Agreement entered into with James Haran dated February 21, 2012 (1)

10.10	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with James Haran, dated December 16, 2012 (6)

10.11	Amended and Restated Employment Agreement entered into with Seth Burroughs dated February 21, 2012 (1)

10.12	Amendment No. 1 to the Amended and Restated Employment Agreement entered into with Seth Burroughs, dated December 16, 2012 (6)

10.13	Employment Agreement entered into with Marisa Gardini, effective as of February 1, 2014 (12)

10.14	Employment Agreement entered into with Isaac Mizrahi, dated December 24, 2013 (11)

10.15	Form of Subscription Agreement relating to the June 2013 offering (7)

10.16	Engagement Agreement dated as of June 4, 2013 by and between Xcel Brands, Inc. and Threadstone Advisors LLC (7)

10.17	Line Letter Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M. (8)

10.18	Promissory Note dated July 31, 2013 in the principal amount equal to $13,000,000 made by IM Brands, LLC to the order of Bank Hapoalim B.M., as supplemented by the Loan Rider. (8)

10.19	Security Agreement dated as of July 31, 2013 between IM Brands, LLC and Bank Hapoalim B.M. (8)

10.20	Intellectual Property Security Agreement dated as of July 31, 2013 between the IM Brands, LLC and Bank Hapoalim B.M. (8)

10.21	Guaranty dated July 31, 2013 made by Xcel Brands, Inc. for the benefit of Bank Hapoalim B.M. (8)

10.22	Membership Pledge Agreement dated as of July 31, 2013 made by Xcel Brands, Inc. in favor of Bank Hapoalim B.M. (8)

Exhibit Number	Description
10.23	Subordination Agreement dated as of July 31, 2013, among Bank Hapoalim B.M., IM Ready-Made, LLC, Xcel Brands, Inc. and IM Brands, LLC. (8)

10.24*	Amendment No.1 to Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready-Made, LLC, Xcel Brands, Inc. and Isaac Mizrahi, dated September 28, 2011 (9)

10.25	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and Robert D’Loren (10)

10.26	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and James Haran (10)

10.27	Amendment No. 2 to Amended and Restated Employment Agreement between the Company and Seth Burroughs (10)

10.28	Amendment No. 1 to Amended and Restated Employment Agreement between the Company and Joe Falco (10)

10.29	Second Amended and Restated Employment Agreement between the Company and Robert D’Loren (15)

10.30	Second Amended and Restated Employment Agreement between the Company and James Haran (15)

10.31	Second Amended and Restated Employment Agreement between the Company and Seth Burroughs (15)

10.32	Second Amended and Restated Employment Agreement between the Company and Joe Falco (15)

10.33	Fifth Amendment dated as of December 24, 2013 to the Asset Purchase Agreement filed as Exhibit 10.1 (11)

10.34	Amended and Restated Fifth Amendment, dated as of December 24, 2013 to the Asset Purchase Agreement filed as Exhibit 10.1 (12)

10.35	Line Letter Agreement entered into on April 3, 2014 and dated as of April 1, 2014 by and among Xcel Brands, Inc., JR Licensing LLC and Bank Hapoalim B.M. (13)

10.36	Guaranty of IM Brands, LLC in favor of Bank Hapoalim B.M. (13)

10.37	Promissory Note executed on April 3, 2014 and dated as of April 1, 2014 in the principal amount of $9,000,000 made by JR Licensing, LLC to the order of Bank Hapoalim B.M., as supplemented by Loan Rider (13)

10.38	Amendment No. 1 to Promissory Note, Line Letter Agreement and Security Agreements entered into on April 3, 2014 as of April 1, 2014 by and among IM Brands, LLC, Xcel Brands, Inc. and Bank Hapoalim B.M. (13)

10.39	Guaranty of JR Licensing LLC in favor of Bank Hapoalim B.M. (13)

10.40	Guaranty of Xcel Brands, Inc. in favor of Bank Hapoalim B.M. (13)

10.41	Employment Agreement entered into with Judith Ripka Berk as of April 1, 2014. (13)

10.42+	Asset Purchase Agreement by and among Xcel Brands, Inc., JR Licensing, LLC, Judith Ripka Creations, Inc., Judith Ripka Companies Inc., Judith Ripka Designs, LTD, JSB Marketing Corp. and Judith Ripka Berk entered into as of April 1, 2014 (13)

Exhibit Number	Description
10.43+	Asset Purchase Agreement by and among XCel Brands, Inc., H. Licensing, LLC and H Company IP LLC and House of Halston, LLC entered into on December 22, 2014 (18)

10.44	Line Letter Agreement dated as of December 22, 2014 by and among XCel Brands, Inc., H Licensing LLC and Bank Hapoalim B.M. (18)

10.45	Guaranty of H Licensing, LLC in favor of Bank Hapoalim B.M. (18)

10.46	Promissory Note executed dated as of December 22, 2014 in the principal amount of $10,000,000 made by H Licensing, LLC to the order of Bank Hapoalim B.M., as supplemented by Loan Rider (18)

10.47	Amendment No. 1 to Promissory Note, Line Letter Agreement and Security Agreements dated as of December 22, 2014 by and among JR Licensing, LLC, XCel Brands, Inc. and Bank Hapoalim B.M. (18)

10.48	Amendment No. 2 to Promissory Note, Line Letter Agreement and Security Agreements dated as of December 22, 2014 by and among IM Brands, LLC, XCel Brands, Inc. and Bank Hapoalim B.M. (18)

10.49	Guaranty of IM Brands, LLC in favor of Bank Hapoalim B.M. (18)

10.50	Guaranty of JR Licensing LLC in favor of Bank Hapoalim B.M. (18)

10.51	Guaranty of XCel Brands, Inc. in favor of Bank Hapoalim B.M. (18)

10.52	Letter Agreement dated as of December 22, 2014 by and between XCel Brands, Inc. and Young America Capital, LLC (18)

10.53	Security Agreement dated as of December 22, 2014 by and between H Licensing, LLC. and Bank Hapoalim B.M. (18)

10.54	Intellectual Property Security Agreement dated as of December 22, 2014 by and between H Licensing, LLC. and Bank Hapoalim B.M. (18)

21.1	Subsidiaries of the Registrant (20)

23.1	Consent of CohnReznick LLP (20)

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1) (16)

101.INS	XBRL Instance Document (20)
101.SCH	XBRL Taxonomy Schema (20)
101.CAL	XBRL Taxonomy Calculation Linkbase (20)
101.DEF	XBRL Taxonomy Definition Linkbase (20)
101.LAB	XBRL Taxonomy Label Linkbase (20)
101.PRE	XBRL Taxonomy Presentation Linkbase (20)

(1)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report filed on Form 10-K, which was filed with the SEC on March 30, 2012.

(2)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 5, 2011.

(3)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report filed on Form 8-K/A, which was filed with the SEC on February 7, 2012.

(4)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2012.

(5)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on July 7, 2012.

(6)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report on Form 10-K/A for the year ended December 31, 2012, which was filed with the SEC on April 22, 2013.

(7)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 7, 2013.

(8)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on form 8-K, which was filed with the SEC on August 7, 2013.

(9)	This Exhibit is incorporated by reference to the appropriate exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, which was filed with the SEC on August 13, 2013.

(10)	This Exhibit is incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K which was filed with the SEC on October 21, 2013.

(11)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2013.

(12)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 20, 2014.

(13)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 9, 2014.

(14)	This Exhibit is incorporated by reference to the appropriate exhibit to the Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed with the SEC on April 21, 2014.

(15)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 3, 2014.

(16)	To be filed by amendment.

(17)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on November 7, 2014.

(18)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2014.

(19)	This Exhibit is incorporated by reference to the appropriate Exhibit to the Definitive Information Statement on Form 14C, which was filed with the SEC on October 16, 2014.

(20)	Filed herewith.

*Portions of this exhibit have been omitted pursuant to a Request for Confidential Treatment and filed separately with the Securities and Exchange Commission. Such portions are designated “***”.

+ Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xcel Brands, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.